UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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(Rule 14a-101)

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ENERGIZER HOLDINGS, INC.

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Energizer Holdings, Inc.

2019

Proxy Statement & Annual Report

Ener
gizer

PURPOSE

We're leading the charge connecting

brands, people and products to the world better than anyone else

MISSION

Achieve industry leadership

as a diversified, global household leader company in Batteries, Lights, and Auto Care

CULTURE

We have a passion for winning...

We love what we do, are results-focused, care about each other, and we continuously improve

FINANCIAL OBJECTIVES

Maximize Free Cash Flow

Solid Financial Foundation

Create Long-term Value

BUSINESS STRATEGIES

Lead with Innovation

Operate with Excellence

Drive Productivity

Letter to our Shareholders from

Our Independent Chairman and Our Chief Executive Officer

December 17, 2019

Dear Fellow Shareholders,

Thank you for your continued support of Energizer Holdings, Inc. (“Energizer” and “Company”), as we took bold steps to transform from a single category company, to one with a mission to achieve industry leadership as a diversified, global household products company in the batteries, lights and auto care categories. We closed and are integrating two transformational acquisitions, while continuing to achieve our financial objectives for the legacy battery business. Through our ownership of the acquired battery and auto care businesses we expect to drive future growth and unlock tremendous value for our customers and shareholders.

Business Highlights

Our management team and colleagues did a terrific job in fiscal 2019 meeting the needs of our customers while making progress executing a complex acquisition integration plan to realize our vision for the Company.

– Fourth consecutive year of organic growth(1); Consolidated net sales were $2.495 billion, up 38.8% from fiscal year 2018	– Adjusted free cash flow of $256 million(1),	– Delivery of $18 million in synergy savings ahead of our outlook of $7.5 million for the year. We continue to expect to achieve over $100 million in synergies by the end of 2021.

Governance Practices

Our success is rooted in good governance. Members of our Board of Directors (the “Board”) are committed to the success of the Company, offer diverse experiences and skills, and provide valuable feedback and guidance that position us for success. The Board draws on the depth of experience of long-time members, while welcoming unique skills and insights from new members. We have a Board refreshment process that added two new Board members since the Company spun from its former parent company in July 2015 and nominated two other director candidates for your approval at this year’s Annual Shareholders’ Meeting. Our Board is actively engaged in the Company’s strategy and embraces good corporate governance.

Our former Chairman, J. Patrick Mulcahy, and W. Patrick McGinnis will retire from the Board, effective as of the 2020 Annual Shareholders’ Meeting. We thank them for their many years of valuable guidance and exemplary service.

Effective Executive Leadership

Today, we are better positioned to compete and win than we have ever been before. We are embracing change across the Company and within the executive leadership team to match current needs. Mark S. LaVigne has been promoted to President and Chief Operating Officer, John J. Drabik has been promoted to SVP, Corporate Controller, and Hannah H. Kim has been promoted to Chief Legal Officer and Corporate Secretary. All bring exceptional qualifications to their important roles and value to an already strong executive leadership team that will drive growth in the years ahead.

Future Growth

We have a winning playbook to drive future value for our customers, consumers and shareholders. Our focus since the spin-off of the Company from its former parent company in July 2015 (“Spin-off”) has been to maximize free cash flow and it continues today. The strong results since Spin-Off reflect the talent, capabilities, and expertise of our team and coupled with our new colleagues joining us through the acquisitions we have the resources necessary to be successful with our expanded battery portfolio and in the branded auto care business. We have a plan to deliver organic growth and realize the potential of the transformative acquisitions. Our long-term outlook is to deliver adjusted EBITDA in excess of $700 million and adjusted free cash flow greater than $400 million in fiscal year 2022.

Corporate Responsibility

For Energizer, corporate responsibility boils down to “Do the Right Thing”. Our approach provides a tremendous opportunity to make a positive impact on the well-being of our communities, environment and shareholders.

Meeting Information

We hope you can join us at our upcoming Annual Shareholders’ Meeting. The meeting will be held at Energizer’s global headquarters on Monday, January 27, 2020 at 8:00 am, Central Time.

In closing, you have our commitment that in 2020 our Board and management team are focused on leveraging the strong platform for our businesses and delivering our financial commitments. We appreciate the opportunity to serve Energizer on your behalf, and we thank you for your continued investment in Energizer.

Sincerely,
Patrick J. Moore	Alan R. Hoskins
Independent Chairman	Chief Executive Officer

(1)	See “Non-GAAP Financial Measures” in Appendix A.

i	Proxy Statement Summary
1	CORPORATE GOVERNANCE
1	Board Leadership Structure
1	Committee Composition
4	Management Succession Planning
4	Board and Committee Assessment
5	Director Succession Planning Process
6	Shareholder Engagement
6	Board Oversight of Strategy
7	Board Oversight of Risk
8	Code of Conduct
9	Corporate Responsibility
9	Communicating Concerns to the Board
10	BOARD OF DIRECTORS
10	Director Nomination
10	Director Qualifications
11	Director Independence
11	Our Director Nominees
12	Proposal 1: Election of Directors
12	Information about Nominees
18	Director Attendance
18	Director Compensation
20	AUDIT COMMITTEE MATTERS
20	Proposal 2: Ratification of Selection of our Independent Registered Public Accounting Firm
21	Audit Committee Pre-Approval Policy
22	Audit Committee Report
23	Proposal 3: Advisory Vote to Approve Executive Compensation
24	EXECUTIVE COMPENSATION
24	Compensation Discussion and Analysis
39	Human Capital Committee Report
39	Executive Compensation Tables
49	CEO Pay Ratio
51	OMNIBUS INCENTIVE PLAN
51	Proposal 4: Approval of the Omnibus Incentive Plan
51	Share Reservation
52	Key Features of the Omnibus Incentive Plan
52	Grant Practices
53	Forecasted Share Usage
53	Summary of the Omnibus Incentive Plan
61	ADDITIONAL INFORMATION
61	Stock Ownership Information
62	Delinquent Section 16(a) Reports
63	Certain Relationships and Related Transactions
64	Voting Procedures
65	Householding
66	Other Business
66	Shareholder Proposals for the 2021 Annual Shareholders’ Meeting
67	Cautionary Statement Regarding Forward-Looking Statements
A-1	Appendix A: Non-GAAP Financial Measures
B-1	Appendix B: Omnibus Incentive Plan

FREQUENTLY ACCESSED INFORMATION
21	Auditor Fees
1	Board Leadership Structure
18	Board Meeting Attendance
49	CEO Pay Ratio
38	Clawback Policy
9	Corporate Responsibility
12	Director Biographies
11	Director Independence
31	Executive Compensation Peer Group
30	Hedging and Pledging Prohibition
31	Independent Compensation Consultant
7	Risk Oversight
6	Strategy Oversight
61	Stock Ownership of Executives and Directors
5	Succession Planning — Directors
4	Succession Planning — Executive Officers
39	Summary Compensation Table

ACRONYMS
2015 Plan	2015 Energizer Holdings, Inc. Equity Incentive Plan
ASC	Accounting Standards Codification
Executive Risk Committee	Executive Compliance and Risk Committee
FASB	Financial Accounting Standards Board
NEOs	Named Executive Officers
NYSE	New York Stock Exchange
PCAOB	Public Company Accounting Oversight Board
PEP	Pension Equity Plan
PPMA	PensionPlus Match Account
PSU	Performance Share Units
PwC	PricewaterhouseCoopers LLP
Risk Committee	Compliance and Risk Subcommittee
RSU	Restricted Stock Units
SEC	Securities and Exchange Commission
SG&A	Selling, General and Administrative Expenses
Spin-Off	Spin-off of Energizer from its former parent
company in July 2015

NOTICE OF 2020 ANNUAL SHAREHOLDERS’ MEETING

DATE AND TIME	LOCATION	RECORD DATE
MONDAY, JANUARY 27, 2020 8:00 A.M. CENTRAL TIME	533 MARYVILLE UNIVERSITY DRIVE ST. LOUIS, MISSOURI 63141	NOVEMBER 29, 2019

How to Vote

Please act as soon as possible to vote your shares, even if you plan to attend the Annual Shareholders’ Meeting. If you are a beneficial shareholder, your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented during the meeting unless you have given your broker specific instructions to do so. We strongly encourage you to vote. You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail. For more information, see “Voting Procedures” of this Proxy Statement.

ONLINE. Vote online at www. proxyvote.com.

BY PHONE. Vote by phone by calling (800) 690-6903

BY MAIL. If you have received a printed version of these
proxy materials, you may vote by mail.

IN PERSON. Attend our annual shareholders’ meeting and
vote by ballot

MATTERS TO BE VOTED UPON		VOTING RECOMMENDATION OF THE BOARD
Election of the 11 director nominees named in this Proxy Statement	✓	FOR EACH NOMINEE
Ratification of selection of our independent registered public accounting firm for fiscal 2020	✓	FOR
Advisory vote to approve executive compensation of our named executive officers	✓	FOR
Approval of the Omnibus Incentive Plan	✓	FOR

Important notice regarding the availability of proxy materials for the 2020 Annual Shareholders’

Meeting to be held on January 27, 2020: Our Proxy Statement and 2019 Annual Report to shareholders are available at

http://investors.energizerholdings.com. We commenced mailing and are making available this Proxy Statement on December 17, 2019.

PROXY STATEMENT SUMMARY

This summary includes certain financial, operational, governance and executive compensation highlights. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Strategic Objectives

Foundational core strategies set the tone, direction, and success today and into the future

Our Strategies are Focused, Purposeful and Disciplined to Deliver Long-Term Value to our Shareholders, Customers and Consumers

Leading with Innovation is Key to Success
• Iconic brands consumers love • Customer-centric model • Shopper-based solutions • Innovation across the company
Effectively Executing Category Fundamentals with Excellence
• Successful Integration • Category Expertise • Supply Chain Excellence • eCommerce Expertise • Strong Revenue Management
Continuous Improvements Drive Productivity Gains
• Efficiency in all we do • Simplify, standardize and elevate • Continuous improvement

Fiscal 2019 Business Updates

In January 2019, we closed two strategic acquisitions (“Acquisitions”) of the global battery and auto care businesses previously owned by Spectrum Brands Holdings, Inc. (“Spectrum”). The Acquisitions provide us with significant commercial, financial and strategic benefits, including:

–	Scale in important markets;

–	Expansion of our portfolio, with a set of brands that make our core battery business even stronger and solidifies our #1 position (1); and

–	State-of-the-art, domestic manufacturing and additional international capacity, providing us with opportunities for substantial cost savings and operational effectiveness.

(1)	Source: Nielsen Global Track Complete 12 Months Ending August 2019, NPD Total US RTS+RTSx 52 Weeks Ending 8.31.19

Energizer Holdings, Inc. 2019 Proxy Statement i

AQUIRED BATTERY/LIGHTS	ACQUIRED AUTO CARE

Grew global category leadership and unlocked operational efficiencies	Established #1 U.S. share (1) in attractive, growing category
• Strengthened position in battery category • Extensive synergy opportunities • Expanded manufacturing footprint • Enhanced innovation capabilities	• Acquired #1 or #2 brands in sub-categories including iconic Armor All® • Awarded category captaincies • Expanded growth opportunities in the U.S. and abroad • Acquired state of the art manufacturing

(1)	Source: Nielsen Global Track Complete 12 Months Ending August 2019, NPD Total US RTS+RTSx 52 Weeks Ending 8.31.19

Fiscal 2019 Achievements

Net Sales were ~ $2.5B	Organic Net Sales increased 4.1% (1)	Synergies of $18M	SG&A of 20.7% of net sales Adjusted SG&A of 17.4% (1) of net sales

(1)	See “Non-GAAP Financial Measures” in Appendix A.

ii Energizer Holdings, Inc. 2019 Proxy Statement

Director Nominees

Directors are elected annually by a majority of votes cast. Mr. Abrams-Rivera and Ms. Frankiewicz are new board nominees that will stand for election at the 2020 Annual Shareholders’ Meeting. Your Board recommends that you vote “FOR” the election of each of the eleven nominees.

Patrick J. Moore Independent Chairman Age: 65 Director Since: 2015	Carlos Abrams-Rivera Executive Vice President–Campbell Soup Company and President, Campbell Snacks Age: 52
Bill G. Armstrong Retired Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition Age: 71 Director Since: 2015 Committees: Audit, Human Capital	Cynthia J. Brinkley Retired Chief Administrative and Markets Officer, Centene Corporation Age: 60 Director Since: 2015 Committees: Human Capital (Chair), Nominating and Governance
Rebecca Frankiewicz President, ManpowerGroup North America Age: 48	Alan R. Hoskins Chief Executive Officer, Energizer Holdings, Inc. Age: 58 Director Since: 2015 Committee: Finance and Oversight
Kevin J. Hunt Retired Chief Executive Officer and President, Ralcorp Holdings, Inc. Age: 68 Director Since: 2015 Committees: Finance and Oversight (Chair), Human Capital	James C. Johnson Retired General Counsel, Loop Capital Markets LLC Age: 67 Director Since: 2015 Committee: Nominating and Governance (Chair)
John E. Klein Retired President, Randolph College Age: 74 Director Since: 2015 Committees: Audit, Finance and Oversight	Nneka L. Rimmer Senior Vice President, Business Transformation, McCormick & Company, Inc. Age: 48 Director Since: 2018 Committees: Audit, Human Capital
Robert V. Vitale President and Chief Executive Officer, Post Holdings, Inc. Age: 53 Director Since: 2017 Committees: Audit (Chair), Finance and Oversight

SKILLS AND EXPERIENCES

Board experience and skills particularly valuable for effective oversight of Energizer at this time

–  Consumer Packaged Goods Industry

–  International

–  Human Capital Management

–  Innovation

–  Strategy

AGE
Average Age 60.8, as of 12-17-2019
40-49 years old: 2 nominees	27% Women	27% Ethnically Diverse
50-59 years old: 3 nominees
60-64 years old: 1 nominees
65 – 69 years old: 3 nominees
70+ years old: 2 nominees

Energizer Holdings, Inc. 2019 Proxy Statement iii

2019 Corporate Governance Highlights

Nominating and Governance Committee

•  Our Board Committees play a critical role in the oversight of our governance and strategy. To enhance the effectiveness of the Board’s oversight function, the Board separated the Human Capital Committee into a Nominating and Governance Committee, which oversees corporate governance and director nominations, and a Human Capital Committee which has responsibility for oversight of compensation, culture and human capital management

Risk Oversight

•  ESG: The Board codified its oversight over all environmental, social and governance issues in our charter for the Nominating and Governance Committee

•  Cybersecurity: Our Board reviews and discusses cybersecurity and information security risk quarterly, and in line with best practices our Board has amended its Audit Committee Charter to make explicit the Audit Committee’s responsibility for oversight of cybersecurity risk

Board Evaluation Process	• The Nominating and Governance Committee enhanced the annual evaluation process for the Board and its Committees

Independence

•  10 of 11 director nominees are independent; our Chief Executive Officer is the only management director

•  Our Audit, Human Capital and Nominating and Governance Committees are comprised solely of independent directors

Independent Chairman	• We have an Independent Chairman, selected by the independent directors • The Independent Chairman serves as liaison between management and the other independent directors

Executive Sessions	• Executive sessions of independent directors are scheduled at the end of each Board and Committee meeting

Board Practices

•  Added two new directors to the Board in the past two years

•  Nominated two additional new director candidates for the 2020 Annual Shareholders’ Meeting

•  Majority voting standard for all directors

•  Beginning in 2020, annual election of all directors

•  Active Board engagement in succession planning of executive officers

•  Commitment to Board refreshment and director succession

Ethics and Compliance	• From manufacturing quality products to meeting our customers’ needs, we work hard to be the best and play by the rules, while valuing every colleague and partner that makes up our team

iv Energizer Holdings, Inc. 2019 Proxy Statement

Compensation Highlights

Our primary compensation strategy is “Pay for Performance” which drives a mindset of accountability and productivity. Our compensation guiding principles are to structure executive compensation that is simple, aligned and balanced. We believe our guiding principles are strongly aligned with our corporate strategic priorities and our vision for shareholder value creation.

We plan to adopt double-trigger equity vesting upon a change of control for all future awards on the approval of our Omnibus Incentive Plan (see Proposal 4).

Aggregate Pay Package	• Our aggregate pay packages are targeted at the 50th percentile for our peer group

Annual Cash Bonus Program	• 25% related to each of adjusted free cash flow; adjusted net sales; adjusted SG&A as % of net sales; and adjusted operating profit

Equity Awards

In fiscal 2019, we awarded restricted stock equivalents with a three-year vesting period.

•  70% of the award is performance-based and vests based only upon achievement of cumulative adjusted earnings per share and cumulative adjusted free cash flow as a percentage of adjusted net sales metrics

•  30% vests on the third anniversary of the grant if the recipient remains employed with the Company

Director Compensation

•  In November 2019, the Board approved the elimination of the one-time grant of $200,000 to newly appointed directors and the per meeting fee of $1,500 for meetings in excess of six meetings/year and increased the annual restricted stock equivalent award grant to $145,000

Energizer Holdings, Inc. 2019 Proxy Statement v

Corporate Governance

BOARD LEADERSHIP STRUCTURE

Our Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. This flexibility allows the Board to utilize its considerable experience and knowledge to elect the most qualified director as Chairman of the Board, while maintaining the ability to separate the Chairman and Chief Executive Officer roles when appropriate. Currently, we have an Independent Chairman of the Board who is appointed annually by the independent directors. The roles of Chairman and Chief Executive Officer have been separate since 2015. Our Chief Executive Officer has primary responsibility for the operational leadership and strategic direction of the Company, while our Independent Chairman facilitates our Board’s independent oversight of management.

Independent Chairman Duties

Mr. Moore currently serves as Independent Chairman of the Board. Key responsibilities include:

•	Calling meetings of the Board and independent directors

•	Chairing executive sessions of the independent directors

•	Establishing Board culture

•	Setting the Board meeting agendas in consultation with the other directors, the Chief Executive Officer and the Corporate Secretary

•	Acting as an advisor to the Chief Executive Officer

•	Leading the annual self-assessment of the Board

COMMITTEE COMPOSITION

As of the date of this Proxy Statement, our Board has the following four Board Committees: (1) Audit, (2) Human Capital, (3) Finance and Oversight, and (4) Nominating and Governance. The current membership and the function of each of the Board Committees are described below. Each of the Committees operates under a written charter adopted by the Board. During fiscal 2019, our Board held seven meetings.

Energizer Holdings, Inc. 2019 Proxy Statement 1

Audit Committee

Members:

Bill G. Armstrong

John E. Klein

Nneka L. Rimmer

Robert V. Vitale (Chair)

Meetings in Fiscal 2019: 7

The Board has determined that each member of the Audit Committee is independent within the meaning of Energizer’s independence standards and applicable New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules and regulations, and Mr. Moore, who served on the Audit Committee until November 2018, and Mr. Vitale are audit committee financial experts.

•  Reviews internal auditing, accounting, financial reporting, internal control and risk management functions

•  Responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters

•  Reviews (i) management’s programs to identify, assess, manage, and mitigate significant enterprise risks of the Company, including both strategic and operational risks, and (ii) the Company’s risk management structures and practices, including cyber risk

•  Exercises oversight of the Company’s compliance program and internal audit, with direct access to the Company’s Chief Compliance Officer and VP, Internal Audit

Human Capital Committee

Members:

Bill G. Armstrong

Cynthia J. Brinkley (Chair)

Kevin J. Hunt

Nneka L. Rimmer

Meetings in Fiscal 2019: 6

The Board has determined that each member of the Human Capital Committee is independent within the meaning of Energizer’s independence standards and applicable NYSE and SEC rules and regulations.

Compensation Committee Interlocks and Insider Participation

No member of the Human Capital Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the Human Capital Committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

•  Oversight of the Company’s culture

•  Reviews and approves the Company’s executive compensation philosophy and its programs, policies and practices

•  Reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation

•  Administers our 2015 Plan and grants equity-based awards, including performance-based awards, under the plan

•  Administers and approves performance-based awards under our executive officer bonus plan

•  Establishes performance criteria for performance-based awards and certifies as to their achievement

•  Oversees the development of succession plans for the Chief Executive Officer and other executive officers

•  Monitors management compensation and benefit programs and reviews principal employee relations policies

•  Assists the Board in reviewing the results of any shareholder advisory votes, or responding to other shareholder communications, that relate to executive officer compensation, and considers whether to make or recommend adjustments to the Company’s policies and practices as a result of such votes or communications

•  Reviews a report from management regarding potential material risks, if any, created by the Company’s compensation policies and practices

2 Energizer Holdings, Inc. 2019 Proxy Statement

Nominating and Governance Committee

Members:

Cynthia J. Brinkley

James C. Johnson (Chair)

W. Patrick McGinnis

J. Patrick Mulcahy

Meetings in Fiscal 2019: 0

The Nominating and Governance Committee was created in Fiscal 2019 and had its first meeting in Fiscal 2020.

The Board has determined that each member of the Nominating and Governance Committee is independent within the meaning of Energizer’s independence standards and applicable NYSE and SEC rules and regulations.

•  Oversight over environmental, social and governance risks

•  Subject to the terms of the Company’s governance documents, reviews, approves and recommends for Board consideration director candidates based on the director selection guidelines then in effect, and advises the Board with regard to the nomination or appointment of such director candidates

•  Periodically reviews and makes recommendations to the Board regarding the appropriate size, role and function of the Board

•  Develops and oversees a process for an annual evaluation of the Board and its committees

•  Recommends to the Board, as appropriate, the number, type, functions, and structure of committees of the Board, and the Chair of each such committee

•  Develops, updates as necessary and recommends to the Board corporate governance principles and policies

•  Administers our stock ownership guidelines

•  Conducts the annual self-assessment process of the Board and its committees

Finance and Oversight Committee
Members: Alan R. Hoskins Kevin J. Hunt (Chair) John E. Klein W. Patrick McGinnis J. Patrick Mulcahy Robert V. Vitale Meetings in Fiscal 2019: 6

•  Reviews our financial condition, objectives and strategies, and acquisitions and other major transactions, including capitalization and debt and equity offerings, and capital expenditures

•  Reviews our annual business plan

•  Makes recommendations to the Board concerning financing requirements, our share repurchase program and dividend policy, foreign currency management and pension fund performance

•  Reviews casualty and liability insurance programs and requirements

•  Reviews performance of defined benefit plan investment managers and trustees and the investment objectives

The Company’s Corporate Governance Principles and all of the Board Committee charters are available on the Company’s website, www.energizerholdings.com if you click on “Investors,” then “Corporate Governance”, then “Overview”. Information on our website does not constitute part of this document.

Energizer Holdings, Inc. 2019 Proxy Statement 3

MANAGEMENT SUCCESSION PLANNING

One of the Board’s primary responsibilities is to oversee the development of executive-level talent to successfully execute the Company’s strategy. Management succession is regularly discussed by the independent directors in executive session and with the Chief Executive Officer. The Board reviews candidates for all senior executive positions to confirm that qualified successor-candidates are available for all positions and that development plans are being utilized to strengthen the skills and qualifications of successor-candidates.

Our Independent Chairman oversees the process for the Chief Executive Officer succession and leads, at least annually, the Board’s discussion of Chief Executive Officer succession planning. Our Chief Executive Officer reviews with the Board development plans for successors of the other executive officer roles. Directors engage with potential Chief Executive Officer and executive officer talent at Board and Committee meetings and in less formal settings to enable directors to personally assess candidates. The Board reviews management succession in the ordinary course of business as well as contingency planning.

Interaction with executive officers at Board and Board Committee meetings and other Board events, including annual strategy planning meeting	Thorough succession planning meeting with the Human Capital Committee at least annually

Human Capital Committee monitors career development of executive officers	The Chief Executive Officer reviews performance of executive officers with the Human Capital Committee

BOARD AND COMMITTEE ASSESSMENT

The Board and each Committee conducts an annual self-evaluation to assess effectiveness and consider opportunities for improvement. The self-evaluation process is managed by the Nominating and Governance Committee. The Independent Chairman of the Board as well as each Committee Chair leads the Board and Committee in a robust assessment on an annual basis.

1

Questionnaires

Questionnaires are reviewed and updated by the Nominating and Governance Chair. The questionnaires focus on:

- The effectiveness of the Board's leadership and Committee structure
- Quality of Board materials and agendas
- Engagement of and preparation by Board and Committee members
- Board and Committee skills, composition and diversity and Board succession planning
- Board and Committee culture and dynamics, including the effectiveness of discussion and debate at Board and Committee meetings

2

Nominating and Governance Committee Review

The Nominating and Governance Committee Chair and Independent Chairman review the directors' responses to the Board and Committee questionnaires, and each Committee Chair reviews the directors' responses to the Committee questionnaires.

3

Board Summary and Feedback

The Nominating and Governance Committee Chair and Independent Chairman lead a discussion with the Board and provide a summary of the directors' responses to the Board and Committee questionnaires.

Each Committee Chair also leads a discussion with each Committee and provides a summary of the Committee members' responses to the Committee questionnaires.

4 Energizer Holdings, Inc. 2019 Proxy Statement

In connection with the feedback received from the Board at the fiscal 2018 Board and Committee evaluation, the Board made the following enhancements in fiscal 2019:

•	Enhancements to the Board and Committee assessments process

•	Streamlining meeting materials to better highlight important information

•	Eliminating redundancy among Board Committees

•	Identifying a focused Board skills matrix from which to identify director candidates

•	Providing directors opportunities to engage with colleagues throughout the Company, to become better acquainted with top talent and senior leaders below our executive officer level

•	Allowing sufficient time during Board and committee meetings for discussion, debate, in-depth reviews, and executive sessions

DIRECTOR SUCCESSION PLANNING PROCESS

The Nominating and Governance Committee regularly reviews the composition of the Board, including the qualifications, expertise and characteristics that are represented in the current Board as well as the criteria it considers needed to support Energizer’s long-term strategy. After an in-depth review of the candidates, the Nominating and Governance Committee recommends candidates to the Board in accordance with our Articles of Incorporation, Bylaws, our Corporate Governance Principles and the criteria adopted by the Board regarding director candidate qualifications. After careful review and consideration, the Board will nominate candidates for election, or re-election, at our Annual Shareholders’ Meeting. The Board may appoint a director to the Board during the course of the year to serve until the Annual Shareholders’ Meeting.

The Nominating and Governance Committee identifies potential candidates for first-time nominations as directors through various sources, including recommendations it receives from the following:

•	Current and former Board members,

•	Third-party search firms, and

•	Shareholders and other stakeholders.

The Nominating and Governance Committee has the authority to engage a third party search firm to identify and provide information on potential candidates. A key objective of the Nominating and Governance Committee in connection with its identification of potential director candidates is to use multiple sources and actively seek out qualified women and ethnically diverse candidates in order to have a diverse candidate pool for each search the Board undertakes.

Energizer Holdings, Inc. 2019 Proxy Statement 5

SHAREHOLDER ENGAGEMENT

We conduct shareholder engagement throughout the year and provide shareholders with an opportunity to cast an annual, advisory Say on Pay vote. Our historical Say on Pay results influenced our decision to maintain a consistent approach to our executive compensation program for fiscal 2019. Last year, our shareholders overwhelmingly approved our executive compensation. The Human Capital Committee will continue to consider shareholder feedback and the outcome of Say on Pay vote results for future compensation decisions.

We have a robust shareholder and stakeholder engagement program. Our integrated outreach team engages proactively with our shareholders and stakeholders, monitors developments in corporate governance and social responsibility, and, in consultation with our Board, thoughtfully adopts and applies developing practices in a manner that best supports our business and our culture. We actively engage with our shareholders and stakeholders in a number of forums on a year-round basis.

Broad Range of Business and Governance Topics

Total Fiscal 2019 Shareholder Outreach >65% of Shares Outstanding	Business Strategy	Executive Officer Succession
	Operations	Board Refreshment
	Corporate Governance Practices	Human Capital Management
	Sustainability	Risk Management

In response to the feedback, we have made several enhancements, including the plan to adopt double-trigger equity vesting upon a change of control for all future awards on the approval of our Omnibus Incentive Plan.

BOARD OVERSIGHT OF STRATEGY

The Board is responsible for providing governance and oversight regarding the strategy, operations and management of the Company. Acting as a full Board and through the Board’s four standing committees, the Board is involved in the Company’s strategic planning process. Each year, the Board holds a strategy planning meeting during which members of senior leadership present the Company’s overall corporate strategy and seek input from the Board. At subsequent meetings, the Board continues to review the Company’s progress against its strategic plan. In addition, throughout the year, the Board will review specific strategic initiatives where the Board will provide additional oversight. The Board is continuously engaged in providing oversight and independent business judgment on the strategic issues that are most important to the Company.

6 Energizer Holdings, Inc. 2019 Proxy Statement

BOARD OVERSIGHT OF RISK

Our Board is responsible for, and committed to, the oversight of the business and affairs of our Company. In carrying out this responsibility, our Board advises our senior management to help drive long-term value creation for our shareholders, and oversees management’s efforts to ensure that our expectations are appropriately communicated and embraced throughout the Company. Our Board discusses and receives regular updates on a wide variety of matters affecting our Company.

The Board, acting both directly and through its Committees, is actively involved in oversight of the significant risks affecting our business. The Board and its Committees’ risk oversight activities are informed by our management’s risk assessment and risk management processes. In particular, our Board and each Committee focuses on overseeing the following risks:

Board of Directors

Board	Audit Committee	Human Capital Committee	Finance and Oversight Committee	Nominating and Governance Committee
• Strategic risks • Independence of the Company’s risk management functions

•  Cybersecurity

•  Internal and external fraud

•  Financial reporting risk

•  Expense risk

•  Oversight of internal audit and compliance functions

•  Oversight of the Company’s risk management structures and practices

		• Culture • Compensation and benefits risk • Talent risk • CEO and Executive Officer management performance and succession planning	• Market risk • Insurance risk • Liquidity risk • Credit risk	• Board governance and practices • Environmental, social and governance risks

The Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board, directly and through its Committees, providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company. Management meets regularly to discuss our business strategies, challenges, risks and opportunities and reviews those items with the Board at regularly scheduled meetings.

The risk oversight responsibility of the Board and its Committees is enabled by management evaluation and reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies which includes compliance risks. Management of day-to-day operational, financial and legal risks and compliance issues is the responsibility of operational and executive leadership of the Company.

Energizer Holdings, Inc. 2019 Proxy Statement 7

The Company has established a comprehensive risk management process that is primarily managed by two risk committees, the Executive Compliance and Risk Committee (the “Executive Risk Committee”) and the Compliance and Risk Subcommittee (the “Risk Subcommittee”). Each committee is sponsored by our Chief Financial Officer and co-led by our Chief Compliance Officer and our Vice President, Internal Audit.

Senior Management
Executive Risk Committee

The Executive Risk Committee is made up of members of the executive management team and sets the tone and direction for the risk management program. The Executive Risk Committee provides oversight to the risk management process, ensures adequate focus on high priority risks, reviews Risk Subcommittee reports, and receives updates on significant compliance investigations worldwide. Annually, the Executive Risk Committee meets with the Risk Sub-committee to discuss the most significant identified risks and ensure appropriate mitigation actions are being taken.

The Executive Risk Committee reports directly to the Audit Committee and advises the Audit Committee on a quarterly basis regarding the Company’s risk management structure and practices, as well as management’s programs to identify, assess, manage, and mitigate significant enterprise risks of the Company. The Audit Committee, in turn, reports to our Board. The Executive Risk Committee also presents directly to the Board with regard to these matters on an annual basis.

Risk Subcommittee

The Risk Subcommittee is made up of a cross functional team of emerging leaders that are one to three organizational levels below our senior executives who can provide a perspective on the practical implementation of our compliance and risk management programs. The purpose of the Risk Subcommittee is to:

•  establish the risk management process;

•  identify and evaluate risks based on both their perceived impact on our Company and likelihood of occurrence, which include, among others, economic, industry, enterprise, operational, compliance and financial risks;

•  identify and verify actions that would reasonably mitigate risks;

•  verify the results of the risk analysis and mitigation efforts with the appropriate levels of management; and

•  ensure regulatory and compliance issues are being addressed.

The Risk Subcommittee reports directly to and provides quarterly reports to the Executive Risk Committee.

CODE OF CONDUCT

At Energizer, our values are the foundation for all that we do, and we work hard to be the best and play by the rules, while valuing every colleague and partner that makes up our team. Our Code of Conduct is based on one of our Company values — integrity — that serves as the foundation for our individual actions and decisions as colleagues. Our Code of Conduct is periodically reviewed and amended by the Board. We require all colleagues, including our directors, senior management and colleagues to read and to adhere to the Code of Conduct in discharging their work-related responsibilities and acknowledge compliance on an annual basis. Our Compliance program, under the direction of our Chief Compliance Officer, administers training on and enforces the Code of Conduct. We provide additional live and web-based training on specific aspects of the Code of Conduct and specific compliance risk areas. Colleagues are expected to report any conduct they believe in good faith to be a violation of the Code of Conduct. The Code of Conduct is posted on our website at https://investors.energizerholdings.com/corporate-governance. We will disclose on our website any future amendments of the Code of Conduct or any waivers granted to our executive officers from any provision of the Code of Conduct.

Our commitment to our values will help us continue to lead in the markets where we work and make our brand globally known and respected.

8 Energizer Holdings, Inc. 2019 Proxy Statement

We also have a Supplier Code of Conduct which sets forth our Company’s basic expectations for environmental, labor, supplier working conditions and ethical practices that suppliers are expected to meet in order to do business with our Company. We hold our suppliers to a high standard and use a risk-based approach to audit suppliers for ongoing compliance.

CORPORATE RESPONSIBILITY

To us, corporate responsibility boils down to “Do the right thing” – this provides a tremendous opportunity to make a positive impact on the well-being of our communities, environment and shareholders

Reducing the impact of our Company and products on the environment	Safety – of our communities, colleagues and products – is important to us	Our efforts support the financial health of the company and reduce risk

–   Long history of leading environmentally responsible standards – in the 1970s our wastewater effluent standards became the model for the U.S. EPA; led the industry in eliminating mercury and cadmium from household batteries in the 1990s

–   By working with third-party recycling companies, we divert millions of pounds annually from landfills

–   Sites in Asheboro, North Carolina are now approaching landfill-free

–   Work to educate consumers on making smarter choices and maximizing efficiency

–   Involvement in programs like “change your clock, change your battery” and emergency preparation programs

–   First to voluntarily develop coin lithium battery packaging that complies with child-resistant packaging standards

–   Three of our North American worksites have been recognized by OSHA for safety programs, colleague engagement and low injury rates; these same programs are used globally

– Providing opportunities for colleagues to participate in colleague-led grassroots programs and volunteer efforts are part of our recruitment and retention program

COMMUNICATING CONCERNS TO THE BOARD

Shareholders may contact our Board, any director (including the Independent Chairman), or any Committee. Communications will be received and processed by management before being forwarded to the Board, a Committee or a director, as designated in your message.

Corporate Secretary Energizer Holdings, Inc. 533 Maryville University Drive St. Louis, MO 63141

Concerns relating to our financial statements, accounting practices, internal controls or violations of our Code of Conduct should be addressed in accordance with the procedures outlined in our Code of Conduct, which is available on our website at http://investors.energizerholdings.com/corporate-governance.

Energizer Holdings, Inc. 2019 Proxy Statement 9

Board of Directors

DIRECTOR NOMINATION

The Nominating and Governance Committee is responsible for recommending candidates for election to our Board of Directors, consistent with the requirements for membership set forth in our Corporate Governance Principles. Prior to the creation of the Nominating and Governance Committee, the Human Capital Committee held this responsibility.

We have eleven nominees for the Board of Directors, nine of whom serve on our current Board of Directors and two nominees who are standing to replace W. Patrick McGinnis and J. Patrick Mulcahy. Mr. McGinnis and Mr. Mulcahy have decided to not stand for re-election to the Board of Directors when their term expires at this year’s Annual Meeting. We thank Mr. McGinnis and Mr. Mulcahy for their many years of service and substantial contributions to the Board, the Company and our shareholders.

In fiscal 2019, the Human Capital Committee continued to identify director candidates through the use of an external search firm. Ms. Frankiewicz and Mr. Abrams-Rivera were identified by an external search firm for inclusion as director candidates, following the Human Capital Committee’s evaluation and nomination. The Nominating and Governance Committee also considers candidates proposed by directors, management, and our shareholders.

The Nominating and Governance Committee also considers shareholder recommendations for candidates for the Board of Directors using the same criteria described below. Additional information can be found in the section “Shareholder Proposals for the 2021 Annual Shareholders’ Meeting”.

At the 2017 Annual Shareholders’ Meeting, the shareholders voted to amend and restate the Amended and Restated Articles of Incorporation of the Company that resulted in a phased-in elimination of the classified board. Beginning with the 2020 Annual Shareholders’ Meeting, our shareholders will be electing all Board members on an annual basis.

DIRECTOR QUALIFICATIONS

The Nominating and Governance Committee works with our Board to determine the characteristics, skills, and experience for the Board with the objective of having a board with diverse backgrounds, skills, and experience.

For all directors, we require independence, integrity, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company’s affairs. In evaluating the suitability of individual director candidates, our Board considers many factors, including educational and professional background; personal accomplishments; industry experience; and diversity on the basis of race, color, national origin, gender, religion, disability and sexual orientation.

Directors should be able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board Committee member, including developing and maintaining sufficient knowledge of the Company and its industries; reviewing and analyzing reports and other information important to the Board and Committee responsibilities; preparing for, attending and participating in Board and Committee meetings; and satisfying appropriate orientation guidelines.

The Nominating and Governance Committee is also responsible for articulating and refining specific criteria for Board and Committee membership to supplement the more general criteria.

Mr. Klein, who is currently 74, has been a director on our Board since 2015. During Mr. Klein’s service, he has continued to enhance the Board’s oversight of management, given his extensive experience of the industry and the Company, and has provided an invaluable perspective for both the Board and management. Although Mr. Klein has reached the retirement age of 72 set forth within our Corporate Governance Principles, the Board has requested that Mr. Klein stand for nomination for re-election to our Board at our 2020 Annual Shareholders’ Meeting.

10 Energizer Holdings, Inc. 2019 Proxy Statement

DIRECTOR INDEPENDENCE

Having an independent board is a critical element of our corporate governance. Our Corporate Governance Principles provide that a majority of our directors be independent. Our Board has adopted director independence guidelines to assist in determining each director’s independence. The guidelines either meet or exceed the independence requirements of the NYSE.

Each year and before a new director is appointed, the Board must affirmatively determine a director has no relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Annually, each director completes a detailed questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Nominating and Governance Committee and Board with relevant known facts and circumstances of any relationship bearing on the independence of a director or nominee. The Nominating and Governance Committee then completes an assessment of each director and nominee, considering all known relevant facts and circumstances concerning any relationship bearing on the independence of a director or nominee. This process includes evaluating whether any identified relationship otherwise adversely affects a director’s independence and affirmatively determining that the director has no material relationship with the Company, another director, or as a partner, shareholder, or officer of an organization that has a relationship with the Company.

Based on the review and recommendation by the Nominating and Governance Committee, the Board analyzed the independence of each nominee and determined that all nominees with the exception of Mr. Hoskins, our Chief Executive Officer, meet the standards of independence under our Corporate Governance Principles.

OUR DIRECTOR NOMINEES

Of our eleven (11) director nominees:

10	are independent

5	are current and former Chief Executive Officers

5	have international experience

6	have served on another public company board in the last five years

8	have consumer packaged goods experience

3	are women

3	are ethnically diverse

Our eleven (11) director nominees:

•	represent diverse backgrounds and viewpoints;

•	have served as senior leaders in the areas of operations, finance, corporate development, legal, technology and human capital;

•	have proven leadership skills; and

•	strengthen our Board’s oversight capabilities by providing historical and new perspectives about our Company.

Energizer Holdings, Inc. 2019 Proxy Statement 11

PROPOSAL 1	Resolution to Elect Directors ✓ The Board recommends a vote FOR this proposal.

Set forth in this section are each nominee’s name, age as of our Annual Shareholders’ Meeting, principal occupation, business experience, and other current and prior public company directorships held during the past five years. We also discuss the qualifications and skills that led our Board to nominate each person for election as a director. All of the nominees agreed to be named in this Proxy Statement and to serve if elected.

INFORMATION ABOUT NOMINEES

Age: 52 Independent Director

Mr. Abrams-Rivera has served as Executive Vice President of Campbell Soup Company, a multi-national food company, since November 2019 and as President of Campbell Snacks, a $4 billion business since 2018. Mr. Abrams-Rivera joined Campbell Soup Company in 2015 as President of Pepperidge Farm where he led the turnaround of the business and the strategic work to develop the Company’s snack strategy and the acquisition of Snyder’s Lance, Inc. Mr. Abrams-Rivera previously spent 21 years in leadership roles with the business that is today known as Mondelēz International, which encompasses the former Kraft Foods global snack and food brands. His prior roles included President of Gum & Candy for Mondelēz Latin America and President of Mondelēz Mexico.

Skills and Experience:

•  Business Operations

•  Consumer Packaged Goods

•  International

•  M&A

•  Marketing/Sales

•  Strategy

Mr. Abrams-Rivera’s rich international experience, strong consumer packaged goods background and expertise in launching new products, brand-building, marketing and partnership with customers across sales channels provides a perspective needed for long-term shareholder value.

12 Energizer Holdings, Inc. 2019 Proxy Statement

Age: 71 Independent Director Energizer Committees: Audit Human Capital Committee

Director Since 2015

Mr. Armstrong is a private equity investor. From 2001 to 2004, Mr. Armstrong served as Executive Vice President and Chief Operating Officer at Cargill Animal Nutrition. Prior to his employment with Cargill, Mr. Armstrong served as Chief Operating Officer of Agribrands International, Inc., an international agricultural products business, and as Executive Vice President of Operations of the international agricultural products business of Ralston Purina Company. He also served as managing director of Ralston’s Philippine operations, and during his tenure there, was a director of the American Chamber of Commerce.

Skills and Experience:

•  Financial Literacy

•  Public Company Experience

•  Business Operations

•  Consumer Packaged Goods

•  International

•  Marketing/Sales

•  Consumer Packaged Goods Experience

As a result of Mr. Armstrong’s international and operational background, as well as his extensive experience with corporate transactions, he provides a global perspective to the Board, which has become increasingly important as our international operations represent a significant portion of our annual sales.

Age: 60 Independent Director Energizer Committees: Human Capital Committee (Chair) Nominating and Governance Committee Other Public Company Board: • Ameren Corporation

Director Since 2015

Ms. Brinkley was Chief Administrative and Markets Officer for Centene Corporation, a government services managed care company from June 2018 until February 2019. Ms. Brinkley served as President and Chief Operating Officer of Centene from November 2017 until June 2018, Executive Vice President, Global Corporate Development of Centene from January 2016 until November 2017 and as Executive Vice President, International Operations and Business Integration of Centene from November 2014 until January 2016. At Centene, Ms. Brinkley had responsibility for overseeing global corporate development, integration and international operations. Prior to joining Centene in 2014, Ms. Brinkley was Vice President of Global Human Resources for General Motors from 2011 to 2013. Prior to GM, she was Senior Vice President of Talent Development and Chief Diversity Officer for AT&T from 2008 to 2011. Ms. Brinkley worked for SBC Communications from 1986 to 2008, lastly as President of SBC / AT&T Missouri, when SBC Communications acquired AT&T.

Skills and Experience:

•  Executive Management

•  Public Company Experience

•  Business Operations

•  M&A/Capital Markets

•  Public Relations

•  Human Capital Management

Ms. Brinkley brings significant experience in communications and human capital management as well as extensive experience as a senior executive at Fortune 10 and Fortune 200 companies to our Board of Directors and provides the Board with a unique perspective on high-profile issues facing our core businesses.

Energizer Holdings, Inc. 2019 Proxy Statement 13

Age: 48 Independent Director

In 2017, Ms. Frankiewicz joined ManpowerGroup, a world leader in innovative workforce solutions, as the President of ManpowerGroup North America, a $3 billion segment comprised of 4,000 employees and 11,000 clients. Before joining ManpowerGroup, Ms. Frankiewicz held a variety of different roles, including leading Quaker Foods North America for PepsiCo. She held roles in innovation, strategy, marketing/sales and finance functions at PepsiCo from 2006 to 2017. Prior to PepsiCo, Ms. Frankiewicz served as a consultant at Deloitte Consulting and Andersen Consulting and began her career at Procter & Gamble Company.

Skills and Experience:

•  Business Operations

•  Consumer Packaged Goods

•  Marketing/Sales

•  Innovation

•  Strategy

•  Human Capital Management

Ms. Frankiewicz’ extensive senior leadership experience advising international consumer goods companies on complex management and strategy matters provides unique perspective and expertise to the board’s strategic planning process. Additionally, Ms. Frankiewicz’ leadership role at one of the leading global workforce solutions companies provides the Board with insight on human capital management challenges, including recruitment, retention and inclusion and diversity.

Age: 58 Energizer Committee: Finance and Oversight Committee

Director Since 2015

Mr. Hoskins has been Chief Executive Officer of Energizer Holdings, Inc. since July 2015. Prior to his current position, he served as President and Chief Executive Officer, Energizer Household Products of our former parent company, a position he held since April 2012. Mr. Hoskins held several leadership positions including Vice President, Asia-Pacific, Africa and Middle East from 2008 to 2011, Vice President, North America Household Products Division from 2005 to 2008, Vice President, Sales and Trade Marketing from 1999 to 2005, and Director, Brand Marketing from 1996 to 1999. He started his career at Union Carbide in 1983 following several years in the retailer, wholesaler and broker industry.

Skills and Experience:

•  Strategy

•  Business Operations

•  Consumer Packaged Goods

•  Public Relations

•  International

•  Marketing/Sales

•  Consumer Packaged Goods Experience

•  Retail Industry

•  Analytics

Mr. Hoskins is very knowledgeable about the dynamics of our business and the categories in which we compete. His experience with the complex financial and operational issues of consumer products businesses brings critical financial, operational and strategic expertise to our Board of Directors.

14 Energizer Holdings, Inc. 2019 Proxy Statement

Age: 68 Energizer Committees: Finance and Oversight Committee (Chair) Human Capital Committee Other Public Company Board: • Clearwater Paper Company .

Director Since 2015

Mr. Hunt served as President and Chief Executive Officer of Ralcorp Holdings, Inc., a private-brand food and food service products company, from January 2012 to January 2013 upon its acquisition by ConAgra Foods, Inc. Mr. Hunt previously served as Co-Chief Executive Officer and President of Ralcorp Holdings from 2003 to 2011 and Corporate Vice President from 1995 to 2003. Prior to joining Ralcorp Holdings, he was Director of Strategic Planning for Ralston Purina and before that he was employed in various roles in international and domestic markets and general management by American Home Products Corporation.

He currently serves as a Senior Advisor to C.H. Guenther & Son Inc. and previously served as a consultant to Treehouse Foods and on the advisory Board of the Vi-Jon Company, owned by Berkshire Partners. Mr. Hunt also serves on the Board of Directors of the American Youth Foundation.

Skills and Experience:

•  Executive Management

•  Business Operations

•  Consumer Packaged Goods

•  International

•  M&A/Capital Markets

•  Marketing/Sales

•  Human Capital Management

As a former Chief Executive Officer and President of a NYSE-listed company, Mr. Hunt brings his considerable experience to our Board and the Committees thereof on which he serves.

Age: 67

Independent Director

Energizer Committee: Nominating and Governance Committee (Chair)

Other Public Company Boards:

•  Ameren Corporation

•  Hanesbrands Inc.

•  Former parent company, Edgewell Personal Care Company

Director Since 2015

Mr. Johnson served as General Counsel of Loop Capital Markets LLC, a financial services firm, from November 2010 until his retirement in January 2014. From 1998 to 2009, Mr. Johnson served in a number of positions at The Boeing Company, an aerospace and defense firm, including Vice President, Corporate Secretary and Assistant General Counsel from 2003 until 2007, and Vice President and Assistant General Counsel, Commercial Airplanes from 2007 to his retirement in March 2009. In February 2018, Mr. Johnson completed the NACD Cyber-Risk Oversight Program and earned the CERT Certificate in Cybersecurity Oversight, demonstrating his commitment to board-level cyber-risk oversight.

Skills and Experience:

•  Public Company Experience

•  M&A/Capital Markets

•  Corporate Governance

•  Human Capital Management

•  Legal/Regulatory

•  Risk Management/Compliance

As a former General Counsel of a financial services firm and a former Vice President, Corporate Secretary and Assistant General Counsel of an aerospace and defense firm, Mr. Johnson provides our board with extensive executive management and leadership experience, as well as strong legal, compliance, risk management, corporate governance and compensation skills.

Energizer Holdings, Inc. 2019 Proxy Statement 15

Age: 74 Independent Director Energizer Committees: Audit Committee Finance and Oversight Committee Past Public Company Boards: • Embrex, Inc. • Former parent company, Edgewell Personal Care Company

Director Since 2015

Mr. Klein served as President of Randolph College from 2007 to 2013. Previously, Mr. Klein served as Executive Vice Chancellor for Administration, Washington University in St. Louis from 2004 to 2007. From 1985 to 2003, Mr. Klein served as President and Chief Executive Officer, Bunge North America, Inc. Prior to his appointment as Chief Executive Officer, he served in various senior executive positions for Bunge North America, and earlier in his career, in a variety of positions internationally for Bunge, Ltd.

Mr. Klein earned a law degree and practiced law in New York City for several years before joining Bunge Ltd. He is also a Trustee of the American University of Paris.

Skills and Experience:

•  Financial Literacy

•  Business Operations

•  Corporate Governance

•  Legal/Regulatory

•  Human Capital Management

•  Risk Management/Compliance

Mr. Klein has significant executive management and administrative experience in agribusiness and higher education and brings the benefits of his diverse legal, international, operational and administrative background and experience to our Board.

Age: 65 Other Public Company Board: • Archer Daniels Midland Company Past Public Company Boards: • Exelis, Inc. • Rentech, Inc.

Director Since 2015

Mr. Moore has served as the Company’s Chairman since November 2018. He is also President and Chief Executive Officer of PJM Advisors, LLC, a private equity investment and advisory firm. Prior to PJM, Mr. Moore served as Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation, a leader in integrated containerboard and corrugated package products and paper recycling, from 2002 to 2011 upon its acquisition by RockTenn Company.

During his 24-year tenure at Smurfit, Mr. Moore also served as Chief Financial Officer, Vice President—Treasurer and General Manager of the Company’s Industrial Packaging division. Smurfit-Stone Container Corp voluntarily filed for Chapter 11 bankruptcy in January 2009 and emerged in June 2010. Mr. Moore previously held positions in corporate lending, international banking and corporate administration at Continental Bank in Chicago. He is on the board of Archer Daniels Midland Company and serves as Chairman of the North American Review Board of American Air Liquide Holdings, Inc.

Skills and Experience:

•  Financial Expertise

•  Business Operations

•  M&A/Capital Markets

•  Corporate Governance

•  Public Relations

•  Consumer Packaged Goods

•  Risk Management/Compliance

•  Strategy

Mr. Moore’s experience and financial expertise contribute to the oversight of overall financial performance and reporting by our Board as well as operational and strategic oversight.

16 Energizer Holdings, Inc. 2019 Proxy Statement

Age: 48 Independent Director Energizer Committees: Audit Committee Human Capital Committee

Director Since 2018

Ms. Rimmer is Senior Vice President, Business Transformation at McCormick & Company, Inc., a global leader in flavor, seasonings and spices, where she is responsible for shaping overall corporate strategies and leading the delivery of strategic business enablers and value-producing business services across the company. Ms. Rimmer provides strategic direction for mergers and acquisitions and is responsible for shaping the corporate-wide portfolio strategy. In addition, she oversees McCormick’s Global Enablement, Information Technology, Corporate Development and Corporate Strategy Teams.

Prior to joining McCormick in 2015, Ms. Rimmer was a Partner and Managing Director with the Boston Consulting Group. While at Boston Consulting Group for 13 years, she executed large-scale transformation initiatives working with large, global consumer goods corporations. Her areas of strategic expertise include trade, competition, international growth, go-to-market as well as organizational development. Ms. Rimmer also serves as a Trustee of the University of Baltimore Foundation.

Skills and Experience:

•  M&A/Capital Markets

•  Financial Literacy

•  Information Technology

•  Human Capital Management

•  Consumer Packaged Goods

•  Retail Industry

•  E-Commerce

•  Analytics

•  Innovation

Ms. Rimmer brings to the Company significant brand-building expertise. Her current and prior executive leadership roles enable her to provide valuable contributions with respect to creativity and vision for long-term growth. Ms. Rimmer’s extensive consumer products background allow her to contribute valuable insights regarding the Company’s industry, operations, and strategy.

Age: 53 Independent Director Energizer Committees: Audit Committee (Chair) Finance and Oversight Committee Other Public Company Boards: • Post Holdings, Inc. • BellRing Brands, Inc.

Director Since 2017

Mr. Vitale has served as President and Chief Executive Officer of Post Holdings, Inc. since 2014. Post is a consumer packaged goods holding company operating in the center-of-the store, food service, food ingredient, refrigerated convenient nutrition and private brand food categories. Rob joined Post in 2011 as its Chief Financial Officer.

Prior to joining Post, Rob led AHM Financial Group, LLC (2006-2011), an insurance brokerage and wealth management firm, and was a partner in Westgate Equity Partners, LLC, a consumer products private equity firm (1996-2006). He managed Corporate Finance at Boatmen’s Bancshares (1994-1996) and started his career at KPMG in 1987.

Skills and Experience:

•  Executive Management

•  Public Company Experience

•  M&A/Capital Markets

•  Financial Literacy / Expertise

•  Consumer Packaged Goods

•  International

•  Corporate Governance

Energizer Holdings, Inc. 2019 Proxy Statement 17

DIRECTOR ATTENDANCE

Our Board holds regularly scheduled quarterly meetings. Additionally, there is generally an annual strategy planning meeting which includes presentations and discussions with senior management about the Company’s long-term strategy. During fiscal 2019, all directors attended 75% or more of the Board meetings and meetings of the Committees on which they served during their period of service. Under our Corporate Governance Principles, each director is encouraged to attend our Annual Shareholders’ Meeting. All of our directors attended the 2019 Annual Shareholders’ Meeting.

DIRECTOR COMPENSATION

We provided several elements of compensation to our non-employee directors for service on our Board during fiscal 2019. The Human Capital Committee, which makes recommendations to the full Board regarding director compensation, strives to set director compensation at the 50th percentile of the peer group. This peer group, which can be found under “Executive Compensation Peer Group,” has been selected for purposes of evaluating our executive and director compensation based on market data provided by the Human Capital Committee’s independent consultant, Mercer LLC.

Retainers and Meeting Fees

During fiscal 2019, all the directors, other than Mr. Hoskins, received the following compensation package for serving on the Board and its Committees. Mr. Hoskins, our Chief Executive Officer, receives no additional compensation for his service on the Board and the Finance and Oversight Committee.

Non-Employee Director Compensation

Annual retainer	$100,000

Fee for each Board meeting in excess of six (6) meetings	$1,500

Fee for each Committee meeting in excess of six (6) meetings	$1,500

The Chairs of the Committees also received an additional annual retainer of $20,000 for their service, and the Independent Chairman of the Board received an additional annual retainer of $100,000 for his service as Chairman. In November 2019, the Board approved the elimination of a per meeting fee of $1,500 for meetings in excess of six (6) during the fiscal year.

Deferred Compensation Plan

Non-management directors are permitted to defer all or a portion of their retainers and fees under the terms of our deferred compensation plan. Deferrals may be made into (a) the Energizer common stock unit fund, which tracks the value of our common stock; or (b) the prime rate option under which deferrals are credited with interest at the prime rate quoted by The Wall Street Journal. Deferrals in the deferred compensation plan are currently paid out in a lump sum in cash or Energizer stock within 60 days following the director’s termination of service on the Board.

Restricted Stock Equivalents

Initial Grant. New, non-management directors who were appointed or elected to the Board received a grant of restricted stock equivalents with a grant-date value of $200,000, which vest three years from the date of grant or upon certain other vesting events. Directors had the option to defer delivery of shares upon vesting of this award until retirement from the Board. In November 2019, the Board approved elimination of this one-time grant to newly appointed directors.

Annual Grant. On the first business day of January each year, each non-employee director is credited with a restricted stock equivalent award with a grant-date value of $110,000 under our 2015 Plan. This award vests one year from the date of grant or upon certain other vesting events. Directors have the option to defer the delivery of shares upon vesting of this award until retirement from the Board. In November 2019, the Board approved increasing the annual restricted stock equivalent award with a grant-date value of $145,000.

18 Energizer Holdings, Inc. 2019 Proxy Statement

Director Share Ownership Requirements.

In order to help align the financial interests of our non-employee directors with those of our shareholders, our Corporate Governance Principles provide that our non-employee directors must maintain ownership of our common stock with a value of at least five times the directors’ annual retainer. For purposes of this determination, stock ownership includes shares of our common stock which are owned directly or by family members residing with the director or by family trusts, as well as vested options, vested and deferred restricted stock equivalents, unvested restricted stock equivalents (other than stock equivalents subject to achievement of performance targets) and common stock equivalents credited to a director under the Company’s deferred compensation plan. Newly appointed directors are required to retain at least fifty percent (50%) of vesting restricted stock until they become compliant and are given a period of five years to attain full compliance with the requirements. As of September 30, 2019, each of our directors was in compliance with the requirements.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Option Awards (4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation (5)(6)	Total

B.G. Armstrong	$103,000	$110,011	$0	$0	$0	$0	$213,011

C.J. Brinkley	$104,833	$110,011	$0	$0	$0	$0	$214,844

K.J. Hunt	$101,500	$110,011	$0	$0	$0	$0	$211,511

J.C. Johnson	$121,500	$110,011	$0	$0	$0	$0	$231,511

J.E. Klein	$103,000	$110,011	$0	$0	$0	$0	$213,011

W.P. McGinnis	$121,500	$110,011	$0	$0	$0	$0	$231,511

P.J. Moore	$191,500	$110,011	$0	$0	$0	$0	$301,511

J.P. Mulcahy	$114,000	$110,011	$0	$0	$0	$0	$224,011

N.L. Rimmer	$103,000	$110,011	$0	$0	$0	$0	$213,011

R.V. Vitale	$120,500	$110,011	$0	$0	$0	$0	$230,511

(1)	This column reflects retainers and meeting fees earned during fiscal 2019.
(2)

For all directors this column reflects the aggregate grant date fair value, in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718, of the restricted stock equivalent award on January 2, 2019 under our 2015 Plan valued at approximately $110,000 as described in the narrative above. The award was valued based on the grant date fair value of $44.72.

(3)

The number of vested but deferred stock equivalents held by a director as of September 30, 2019 is as follows: Ms. Brinkley, 5,589; Mr. Johnson, 16,341; Mr. Klein, 22,941; Mr. Moore, 13,449; Mr. Mulcahy, 20,508 and Mr. Vitale, 3,259.

(4)	No options were granted to directors in fiscal year 2019. There were no outstanding shares of underlying stock options held by any director as of September 30, 2019.
(5)	Directors may also, from time to time during the fiscal year, be provided with samples of our products, with an incremental cost of less than $50.
(6)	The following items are not considered perquisites and are not included within the above disclosure of director compensation:

(i)

The directors are covered under the terms of our general directors’ and officers’ liability insurance policies, the premiums for which are a general expense of the Company—we do not obtain a specific policy for each director, or for the directors as a group.

(ii)	We provide transportation and lodging for out-of-town directors attending Board and Committee meetings at our headquarters.
(iii)

The directors may make requests for matching contributions to charitable organizations from the Energizer charitable foundation, which we have funded from time to time, and the directors of that foundation, all of whom are colleagues of the Company, have determined to honor such requests which are in accordance with the charitable purpose of the foundation, and which do not exceed $5,000 in any year. All contributions are made out of the funds of the foundation and are not made in the name of the requesting director.

Energizer Holdings, Inc. 2019 Proxy Statement 19

Audit Committee Matters

Our Audit Committee, in accordance with authority granted in its charter by the Board, appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditor for the current fiscal year. PwC has served as our independent auditor since our Spin-Off from Edgewell Personal Care Company (“Edgewell”) and served as Edgewell’s independent auditor for every fiscal year since 2000. PwC has begun certain work related to the fiscal 2020 audit, as approved by the Audit Committee. Information on independent auditor fees for the last two fiscal years is set forth below. The Board and the Audit Committee believe that the retention of PwC to serve as independent auditor is in the best interests of the Company and its shareholders. In making this determination, the Board and the Audit Committee considered a number of factors, including:

•	Audit Committee members’ assessment of PwC’s performance

•	Management’s assessment of PwC’s performance

•	PwC’s independence and integrity

•	PwC’s fees and the quality of services provided to the Company

•	PwC’s global capabilities and knowledge of our global operations

A representative of PwC is expected to be present at the 2020 Annual Shareholders’ Meeting and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions. Although NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, we are providing shareholders with the means to express their views on this issue. Although this vote will not be binding, in the event the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

PROPOSAL 2	Ratification of Selection of our Independent Registered Public Accounting Firm for Fiscal 2020 ✓ The Board recommends a vote FOR this proposal.

20 Energizer Holdings, Inc. 2019 Proxy Statement

PwC’s aggregate fees for professional services rendered for fiscal 2018 and 2019, as applicable, were:

Fees Paid to PwC (in thousands)	FY18	FY19

Audit Fees	$3,605	$6,696

Audit-Related Fees	$28	$13

Tax Fees:

Tax Compliance / Preparation	$2	$3

Other Tax Services	$184	$226

Total Tax Fees	$186	$229

All Other Fees	$0	$0

TOTAL FEES	$3,819	$6,938

Services Provided by PwC

The table above discloses fees paid to PwC during the last fiscal year for the following professional services:

•

Audit Fees: These are fees for professional services performed by PwC for the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements. Our audit Fees for fiscal 2019 increased significantly in connection with the audit services performed in connection with the Acquisitions.

•	Audit-Related Fees: These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements.

•

Tax Fees: These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and our consolidated subsidiaries; refund claims; payment planning; and tax audit assistance.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has a formal policy concerning approval of all services to be provided by our independent auditor, including audit, audit-related, tax and other services. The policy requires that all services the auditor may provide to us must be pre-approved by the Audit Committee. The Chair of the Audit Committee has the authority to pre-approve permitted services that require action between regular Audit Committee meetings; provided, he reports to the Audit Committee at the next regular meeting. Early in each fiscal year, the Audit Committee approves the list of planned audit and non-audit services to be provided by the auditor during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the Audit Committee. As applicable, the Audit Committee pre-approved all fees and services paid by Energizer for fiscal 2019 and fiscal 2020, to date.

Energizer Holdings, Inc. 2019 Proxy Statement 21

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent, as defined in Section 303A.02 of the NYSE Listed Company Manual.

The Audit Committee is responsible for the duties set forth in its charter, but is not responsible for preparing the financial statements, implementing or assessing internal controls or auditing the financial statements. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent registered public accountants, PricewaterhouseCoopers LLP (“PwC”), all annual and quarterly financial statements prior to their issuance. With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2019, management of the Company has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed those financial statements with management and PwC, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and clarity of disclosures in the financial statements. The Audit Committee has also discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In fulfilling its oversight responsibilities for reviewing the services performed by Energizer’s independent registered public accountants, the Audit Committee retains sole authority to select, evaluate and replace the outside auditors, discuss with the independent registered public accountants the overall scope of the annual audit and the proposed audit fees, and annually evaluates the qualifications, performance and independence of the independent registered public accountants and its lead audit partner. Annually the Audit Committee oversees a process to assess the performance of the auditor and utilizes the results of that assessment when considering their reappointment. The Committee also annually discusses PwC’s internal quality review process and the PCAOB’s inspection report on PwC, as well as the results of any internal quality reviews or PCAOB inspections of key engagement team members. In accordance with SEC rules, lead audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Company. For lead and concurring partners, the maximum number of consecutive years of service is five years. The process for selection of the Company’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Committee and with management.

The Audit Committee has received the written disclosures from PwC required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), as modified or supplemented, and has discussed the independence of PwC with members of that firm. In doing so, the Committee considered whether the non-audit services provided by PwC were compatible with its independence. In fiscal 2019, the Audit Committee met seven times with the internal auditors and PwC, with and without management present, to discuss the results of their examination, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2019 be included in the Company’s Annual Report on Form 10-K for that year and has selected PwC as the Company’s independent registered public accountants for fiscal year 2020.

Submitted by the Audit Committee members of the Board:

Robert V. Vitale — Chair

Bill G. Armstrong

John E. Klein

Nneka L. Rimmer

22 Energizer Holdings, Inc. 2019 Proxy Statement

PROPOSAL 3	Advisory Resolution to Approve Executive Compensation (Say on Pay) ✓ The Board recommends a vote FOR this proposal.

We are providing an advisory vote and seeking approval of our executive compensation for fiscal 2019. At our 2016 Annual Shareholders’ Meeting, a majority of shareholders voted to have a Say on Pay vote each year. As a result, we will conduct an advisory vote on executive compensation annually at least until the next shareholder advisory vote on the frequency of such votes.

Although the Say on Pay vote is advisory and is not binding on our Board, our Human Capital Committee takes into consideration the outcome of the vote when making future executive compensation decisions. At the 2019 Annual Shareholders’ Meeting, more than 97% of the votes cast favored our Say on Pay proposal. The Human Capital Committee considered this result and input from various stakeholders, and in light of the strong support, maintained a consistent overall approach for fiscal 2019.

Our Board believes that the compensation of our executive officers is aligned with performance and appropriately motivates and retains our executives and is a competitive advantage in attracting and retaining the talent necessary to drive our business forward and build sustainable value for our shareholders. We believe that our current executive compensation program properly aligns the interests of our executive officers with those of our shareholders.

Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives.

Energizer Holdings, Inc. 2019 Proxy Statement 23

Executive Compensation

Compensation Discussion & Analysis

The following Compensation Discussion & Analysis describes the fiscal 2019 compensation program for our named executive officers (“NEOs”). For fiscal 2019, our NEOs were:

  Chief Executive Officer

  Age: 58

  Years at Energizer: 36

  President and Chief Operating Officer

  Age: 48

  Years at Energizer: 9

  Executive Vice President and Chief Financial Officer

  Age: 59

  Years at Energizer: 5

  Executive Vice President and Chief Supply Chain Officer

  Age: 58

  Years at Energizer: 6

  Former Vice President and General Counsel (1)

  Age: 57

  Years at Energizer: 6

(1)	Ms. Boss announced her intention to retire from the Company on November 11, 2019.

24 Energizer Holdings, Inc. 2019 Proxy Statement

BUSINESS, STRATEGIC AND FINANCIAL PERFORMANCE

We continued to use free cash flow to return cash to our shareholders

4	$300M	$206M

YEARS OF CONTINUED ORGANIC REVENUE GROWTH(1)	RETURNED TO SHAREHOLDERS THROUGH DIVIDEND PAYMENTS SINCE SPIN-OFF	RETURNED TO SHAREHOLDERS THROUGH SHARE REPURCHASES SINCE THE YEAR OF THE SPIN-OFF

1 Lead with Innovation	2 Operate with Excellence	3 Drive Productivity Gains

We aim to lead with innovation supported by smart brand-building investments to drive long-term growth and consumer connections to our products

We aim to operate with excellence by

focusing on and investing in core category fundamentals such as visibility, distribution and revenue management to drive growth in our brands and create value in our categories

We aim to drive incremental growth through our global distribution footprint and productivity gains to reduce costs and maximize efficiency to ensure we have adequate reinvestment in our business to deliver future growth

Fiscal 2019 Pay for Performance Highlights

(1)	Non-GAAP reconciliation can be found in Appendix A.

Energizer Holdings, Inc. 2019 Proxy Statement 25

2019 EXECUTIVE COMPENSATION HIGHLIGHTS

Our compensation philosophy is to pay for performance over the long term, as well as on an annual basis. Our executive compensation program provides a mix of salary, incentives, and benefits paid over time to align executive officer and shareholder interests. We consider our executive pay program to be instrumental in helping us achieve our business objectives and effective in rewarding our executive officers for their role in achieving strong financial and operational performance. The Human Capital Committee has primary responsibility for approving our compensation strategy and philosophy and the compensation programs applicable to our executive officers.

Double-Trigger	We plan to adopt double-trigger equity vesting upon a change of control for all future awards on the approval of our Omnibus Incentive Plan (See Proposal 4).
Revised Metrics, Post- Acquisitions

In connection with our acquisitions, targets for fiscal 2019 short-term incentive awards and for two existing grants of long-term incentive awards were revised to reflect our operating plan and growth expectations. These aggressive profitability targets were expected to be achieved while continuing to make strategic investments in brand development, innovation and research and development.

Equity Issuances

In January 2019, we issued:

•  5.3 million shares of common stock to Spectrum in connection with the acquisition of the global auto care business

•  4.7 million shares of common stock in a public offering

•  2.2 million shares of Series A Mandatory Convertible Preferred Stock that will convert automatically on the mandatory conversion date, which is expected to be January 15, 2022, into between 1.7892 and 2.1739 shares of common stock, per share of preferred stock, subject to certain anti-dilution and other adjustments

The stock issuances had an impact on our Cumulative Adjusted Earnings per Share metric which is one of the metrics for our performance-based equity awards. Additional information on our equity issuances can be found in our filings with the SEC.

RESPONSIVENESS TO 2019 SAY ON PAY VOTE

We conduct shareholder engagement throughout the year and provide shareholders with an opportunity to cast an annual, advisory Say on Pay vote. Our historical Say on Pay results influenced our decision to maintain a consistent approach to our executive compensation program for fiscal 2019. Last year, our shareholders overwhelmingly approved our executive compensation. The Human Capital Committee will continue to consider shareholder feedback and the outcome of Say on Pay vote results in making future compensation decisions.

Shareholder feedback influenced the Human Capital Committee’s decision to adopt double-trigger equity vesting upon a change of control for all future awards on the approval of our Omnibus Incentive Plan.

26 Energizer Holdings, Inc. 2019 Proxy Statement

PAY FOR PERFORMANCE AND COMPENSATION PHILOSOPHY

WHAT WE DO	WHAT WE DON’T DO

✓   Pay for performance, with approximately 60% of our executive officers’ total compensation performance-based

✓   Establish threshold, target and maximum awards under our annual and long-term incentive programs

✓   Use balanced performance metrics for annual and long-term incentive programs

✓   Use rigorous goal setting aligned to our externally disclosed annual and multi-year targets

✓   Have stock ownership requirements for our executive officers

✓   Limit perquisites to items that serve a reasonable business purpose

✓   Closely monitor risks associated with our compensation programs and individual compensation decisions

✓   Have a clawback policy for all incentive compensation earned by our executive officers

×   Pay tax gross-ups on any compensation

×  Allow speculative trading, hedging or pledging transactions by our colleagues

×  Enter into employment agreements with our executive officers

×  Provide executive officer severance payments and benefits exceeding 2x salary and annual incentive award

×   Guarantee salary increases

The Human Capital Committee allocates pay in a manner designed to place performance at the forefront of our overall executive compensation program. Our focus on pay for performance is best demonstrated through the structure of our executive compensation program where the majority of executive pay is at risk and subject to annual and long-term performance requirements.

Energizer Holdings, Inc. 2019 Proxy Statement 27

The following chart, prepared by our independent compensation consultant, shows the degree of alignment between the total realizable pay of our CEO and Energizer’s total shareholder return relative to our compensation peer group over the three-year period. Peer group companies are indicated by the blue diamonds in the chart. Companies that fall within the diagonal alignment zone are generally viewed as having pay and performance alignment. As illustrated below, our CEO’s realizable pay was aligned with Energizer’s performance.

Compensation Philosophy

The philosophy underlying our executive compensation program is to pay compensation that is simple, aligned and balanced. Equally important, we view compensation practices as a means for communicating our goals and standards of conduct and performance, and for motivating and rewarding colleagues in relation to their achievements. Overall, the same principles that govern the compensation of all our salaried colleagues apply to the compensation of our executive officers. Within this framework, we observe the following, guiding principles:

	What We Believe	What We’ve Done

Simple	Compensation methods should be transparent, provide a clear link between performance metrics and Company strategy and minimize perquisites

•  Used straightforward annual and long-term incentive plan metrics that are directly tied to business performance

•  Froze pension accruals

•  Limited the use of all perquisites (<.001% of total compensation for executive officers in fiscal 2019)

Aligned	The interests of our executive officers should be aligned with those of our shareholders	• Provided approximately 58% of our executive officers’ total compensation as performance-based pay • Adopted a clawback policy, anti-hedging and pledging policy and stock ownership requirements

Balanced	Components of compensation should complement each other and offset risk of overemphasis on any one metric or time period

•  Used a combination of pay elements that reward achievement of objectives across annual and long-term time periods

•  Balanced annual and long-term incentive plans to drive results in the short term without sacrificing long-term value creation

28 Energizer Holdings, Inc. 2019 Proxy Statement

Fiscal 2019 Pay Components

Our fiscal 2019 pay components remained the same as fiscal 2018.

Description	Driving Shareholder Value	How it Pays
Base Salary
Determined based on job scope, experience, market comparable positions and operating results	Provides fixed income to attract and retain top talent	Semi-monthly cash payment through fiscal 2019
Annual Incentive Program
Provides short-term variable pay for performance	Motivates executives to achieve the Company’s annual strategic and financial goals	Single cash payment in November 2019
Long-Term Incentive Program
We use two programs to ensure a strong link between incentive compensation opportunities and longer-term objectives:
Restricted stock awards that vest only on achievement of pre-determined performance targets with a three-year vesting period Represents 70% of equity award	Rewards achievement of long-term growth goals and creation of shareholder value	Vests upon the achievement of specific metrics over three-year performance period
Time-based stock awards that track stock price performance over a three-year vesting period Represents 30% of equity award	Promotes long-term retention and supports stock ownership and alignment with shareholders	Vests upon the three-year anniversary of grant date
Retirement and Other Benefit Plans
Retirement and other benefit plans sponsored by the Company on the same terms and conditions applicable to all eligible colleagues	Provide retirement and other benefits to attract and retain top talent	In accordance with the terms of the plans

Annual Compensation-Related Risk Evaluation

We monitor the risks associated with our compensation program on an ongoing basis. Our compensation risk assessment occurs in two parts: a review of the Company’s compensation programs and a review of compensation decisions and payments, with a focus on our executive officers. In October 2019, with input from the Human Capital Committee’s independent compensation consultant, the Human Capital Committee conducted a review of our compensation programs, including the executive compensation program, to assess the risks arising from our compensation policies and practices. The Human Capital Committee agreed with the review’s findings that these risks were within our ability to effectively monitor and manage and that these compensation programs do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company. In particular, the Human Capital Committee determined that the following design features reduce the risk within our compensation policies and practices:

•	Compensation program design provides a balanced mix of cash and equity, annual and longer-term incentives

•	Maximum payout levels for bonuses and performance awards are capped

•	Multiple performance metrics are used to determine payouts under the annual and long-term incentive programs

•	Executive officers are subject to stock ownership and retention guidelines

•	The Company has adopted anti-hedging and anti-pledging policies

•	The Company has adopted a clawback policy related to incentive compensation earned by our executive officers

Energizer Holdings, Inc. 2019 Proxy Statement 29

Share Ownership Requirements

Our stock ownership and retention requirements align executive officer and shareholder interests by linking the value realized from equity-based awards to sustainable Company performance. Beginning with awards granted in fiscal 2015, our Corporate Governance Principles require our NEOs to meet the following stock ownership requirements:

Stock Ownership Requirements
Chief Executive Officer	5x base salary
All Other Executive Officers	3x base salary

Newly appointed executive officers are required to retain at least fifty percent (50%) of vesting restricted stock until they become compliant and are given a period of five years to attain full compliance with the requirements. For purposes of this determination, stock ownership includes shares of our common stock which are owned directly or by family members residing with the executive officer or by family trusts, as well as vested options, vested and deferred restricted stock equivalents and unvested restricted stock equivalents (other than stock equivalents subject to achievement of performance targets). As of September  30, 2019, each of our executive officers was in compliance with the requirements.

Hedging and Pledging Prohibition

Under our securities trading policy, directors, officers and colleagues or their designees are prohibited from engaging in speculative trading, hedging or pledging transactions in Energizer securities, including prohibitions on:

•	investing or trading in market-traded options on Energizer securities—i.e., puts and calls;

•

purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to profit from, hedge or offset any change in the market value of equity securities (1) granted to the director, officer or colleague by Energizer as part of the compensation of the colleagues or member of the Board of Directors; or (2) held, directly or indirectly, by the director, officer or colleague;

•	purchasing Energizer securities on margin, pledging Energizer securities, or holding Energizer securities in margin accounts;

•	engaging in “short-sales” of Energizer securities—i.e., selling Energizer stock not owned at the time of the sale; and

•	speculating on relatively short-term price movements of Energizer securities—i.e., engage in a purchase and sale of Energizer stock within a short period of time.

The policy prohibits the transfer of funds into or out of Energizer stock equivalent funds in Energizer’s benefit plans while in possession or aware of material non-public information, or engaging in any other transaction involving Energizer securities, including pledging, that suggests the misuse of information that is unavailable to the general public.

HOW WE DETERMINE COMPENSATION

Pay Evaluation and Decision Process

Each year, the Human Capital Committee, comprised entirely of independent directors, reviews our executive officers’ performance using a balanced and disciplined approach to determine their base salaries and variable compensation awards. The approach for fiscal 2019 included a full-year assessment of financial results and progress delivering on our three strategic priorities: Lead with Innovation, Operate with Excellence and Drive Productivity.

The Human Capital Committee considers various factors that collectively indicate successful management of our business, including:

•	Company performance, including financial and non-financial measures

•	The manner in which results are achieved, adherence to risk policies, and the quality of earnings

•	Year-over-year performance

•	Company performance relative to our executive compensation peer group

30 Energizer Holdings, Inc. 2019 Proxy Statement

Role of Independent Compensation Consultant

To help determine executive pay, the Human Capital Committee retains an independent compensation consultant, Mercer LLC, for advice regarding the general competitive landscape and trends in executive compensation. While the Human Capital Committee meets with the consultant from time to time, the Chair of the Human Capital Committee also communicates directly with the consultant between Human Capital Committee meetings. The independent compensation consultant advises the Human Capital Committee on several matters, including (1) competitive analysis (including in relation to our peer group), (2) incentive plan design, (3) updates on trends in executive and director compensation, (4) peer group composition, and (5) other compensation-related matters as requested by the Human Capital Committee.

The Human Capital Committee annually reviews the independence of Mercer LLC in light of SEC rules and NYSE Listed Company Rules regarding compensation consultant independence and has affirmatively concluded that Mercer has no conflicts of interest relating to its engagement by the Human Capital Committee.

During fiscal 2019, the aggregate fees paid to Mercer LLC for services related to executive compensation were approximately $200,209. In fiscal 2019, Mercer LLC and its Marsh & McLennan affiliates were also retained by our management to provide services unrelated to executive compensation, including providing advice regarding our global pension programs in the areas of compliance, administration and funding and global compensation consulting, benchmarking below the executive officer level and insurance. The aggregate fees paid for those other services in fiscal 2019 were approximately $1,366,902. The Human Capital Committee and the Board of Directors did not review or approve the other services provided to management by Mercer LLC and its Marsh & McLennan affiliates, as those services were approved by our management in the normal course of business. We have been advised by Mercer LLC that the reporting relationship and compensation of the Mercer LLC consultants who perform executive compensation consulting services for the Human Capital Committee is separate from, and is not determined by reference to, Mercer LLC’s or Marsh & McLennan’s other lines of business or their other work for us. A representative of Mercer LLC attends committee meetings and serves as a resource to the Human Capital Committee on executive and director compensation matters. Additionally, to encourage independent review and discussion of executive compensation matters, the committee meets with Mercer LLC in executive session.

The Human Capital Committee also reviews the performance of Mercer, LLC.

Executive Compensation Peer Group

The Human Capital Committee selects the members of our peer group and periodically examines whether peers continue to meet the criteria for inclusion described below. As part of this process, the Human Capital Committee receives advice from its independent compensation consultant and selects a peer group that includes companies that have the following characteristics:

•	US-based, publicly traded consumer packaged goods company with “brand identity”

•	Similar revenue

•	Similar number of employees

•	Global company

For fiscal 2019, based on these criteria and the advice of its independent compensation consultant, the Human Capital Committee determined that the 2018 peer group remained appropriate with no revisions.

Household Products	Personal Care	Food and Beverage
The Clorox Company Spectrum Brands Holdings, Inc. Hasbro Inc. Central Garden & Pet Co. The Scotts Miracle-Gro Company Tupperware Brands Corporation	Church & Dwight Inc. Revlon, Inc. Helen of Troy Ltd.	Lancaster Colony Corporation Hain Celestial Group, Inc. Monster Beverage Corporation Post Holdings, Inc.

Energizer Holdings, Inc. 2019 Proxy Statement 31

Total Compensation

The Human Capital Committee targets total compensation near the 50th percentile of our peer group’s total compensation. The following table shows how we compared to our peer group companies based on revenue for the most recently reported fiscal year and number of employees as of September 2019.

	Company Revenue (in millions)	Employees
75th Percentile	4,363	9,450
50th Percentile	3,156	5,600
25th Percentile	2,186	3,950
Energizer	2,495	7,500

CEO Assessment, Compensation Process for Executive Officers and Annual Timeline

CEO Assessment

With respect to our Chief Executive Officer’s pay, the Human Capital Committee conducts an annual performance assessment of the Chief Executive Officer and determines appropriate adjustments to all elements of his pay based on the following factors:

Individual Performance	Company Performance	Market Practices
Analysis of the Chief Executive Officer’s performance against performance goals approved by the Human Capital Committee, the effectiveness of his leadership, and his experience	Returns to shareholders	As provided by the independent compensation consultant

Compensation Process for Executive Officers

For the other executive officers, the Chief Executive Officer makes recommendations to the Human Capital Committee for all elements of pay. These recommendations are based on an assessment of the individual’s roles, responsibilities, experience and individual performance. The Human Capital Committee also obtains market data from its independent compensation consultant and then reviews, discusses, modifies, and approves these recommendations, as appropriate.

Annual Timeline

The diagram below summarizes the Human Capital Committee’s annual process for setting executive pay.

Fall

•  Annual CEO performance assessment

•  Annual update on Annual and Long-Term Incentive Program metrics and performance

•  Review of executive compensation and regulatory environment trends

•  Approve executive pay

•  Review compensation risk assessment

•  Approve compensation plan

Winter

•  Quarterly review of CEO performance assessment

•  Quarterly update on Annual and Long-Term Incentive Program metrics and performance

•  Planning for annual compensation risk assessment and approach

•  Review of compensation guidelines of institutional shareholders and proxy advisors

•  Annual review of Change of Control benefits

Spring and Summer • Quarterly review of CEO performance assessment • Quarterly update on Annual and Long-Term Incentive Program metrics and performance • Executive Compensation peer group analysis

32 Energizer Holdings, Inc. 2019 Proxy Statement

ELEMENTS OF COMPENSATION

Primary Elements of our Executive Compensation Program

•  Base Salary

•  Annual Incentive Program

•  Long-Term Incentive Program

–  Performance Share Awards

–  Time-Based Restricted Share Awards

•  Retirement and Other Benefits

The Human Capital Committee believes these pay components align the interests of our executives with those of our shareholders by basing a significant portion of total pay on performance and achievement of our short- and long-term goals. The specific mix among the individual components reflects market comparisons (primarily with respect to the median of our peer group) and individual position and performance.

Base Salary

The general guideline for determining salary levels for our executive officers, including the Chief Executive Officer, is to target the 50th percentile of our executive compensation peer group, adjusted for other factors such as individual performance and responsibilities. While we are cognizant of the competitive range, our primary goal is to compensate our executive officers at a level that best achieves our compensation philosophy, even if this results in actual pay for some positions that may be higher or lower than the market median. The Human Capital Committee considers adjustments to base salaries for the executive officers on an annual basis. For fiscal 2019, the Human Capital Committee felt that an increase to the base salaries of our executive officers in line with the increases provided to our colleagues generally was reasonable in light of the Company’s operating results in fiscal 2019. To remain competitive with the market, the Human Capital Committee also considered the effect of such increased salaries for our executive officers in relation to the median of our peer group.

The table below sets forth the base salaries for our NEOs. The base salary adjustments for fiscal 2019 were effective December 1, 2018.

	Base Salary Levels for 2018 and 2019 and % Change

	2018	2019	Increase (%)

A.R. Hoskins	$1,000,000	$1,030,000	3%

M.S. LaVigne	$573,682	$590,892	3%

T.W. Gorman	$520,000	$561,600	8%

G.T. Kinder	$452,067	$465,629	3%

E.K. Boss	$443,477	$456,781	3%

The Human Capital Committee increased Mr. Gorman’s salary to keep it competitive with market median data.

Energizer Holdings, Inc. 2019 Proxy Statement 33

Annual Incentive Program

The overall design of our fiscal 2019 annual incentive program was the same as the fiscal 2018 program. The annual incentive program is based on performance against certain metrics determined by the Human Capital Committee. Our fiscal 2019 annual incentive award was designed to measure performance against the four metrics set forth in the table below:

	Driving Shareholder Value	Weighting	Threshold (50% of Bonus Target)	Target (100% of Bonus Target)	Stretch (200% of Bonus Target)	Actual Achievement

Adjusted Net Sales	Net Sales measures revenue and encourages development of consumer-relevant innovation and in-store execution to drive product sales	25%	$2,428	$2,556	$2,683	$2,512.1

Adjusted Selling, General & Administrative (SG&A) Expense as a Percentage of Net Sales	This metric measures the overhead costs that we incur as a percentage of sales and encourages expense management	25%	18.5%	17.5%	16.5%	17.4%

Adjusted Operating Profit	Operating profit measures underlying business profit and encourages selling products, generating strong gross margins and maintaining tight cost controls	25%	$385	$428	$471	$423.1

Adjusted Free Cash Flow	Free cash flow measures the cash generated by our Company; the metric encourages execution of sales goals and expense targets as well as prudent management of capital expenditures and working capital	25%	$200	$222	$245	$256.2

Adjustments to the actual achievement metrics vary from reported figures to address the impacts of currency and accounting reclassifications from the adoption of ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities.

•

Our Human Capital Committee exercised negative discretion to reduce our actual performance of Adjusted Operating Profit to remove the positive effect of certain accounting reclassifications. The impact of the exercise of negative discretion impacted the Operating Profit negatively by $8.4 million.

•

Our Human Capital Committee addressed the impacts of currency to the Net Sales and Operating Profit metrics. The adjustment increased the Operating Profit metric by $4.6 million and the Net Sales metric by $17.6 million.

Each metric for the annual incentive plan was subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures or recapitalizations, extraordinary transactions such as mergers or spin-offs, unusual or non-recurring non-cash accounting impacts, and variations in the exchange rate between foreign currencies and budget exchange rates.

Bonuses increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to performance are paid for results below the Threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the Stretch goal.

34 Energizer Holdings, Inc. 2019 Proxy Statement

The performance goals for each metric were set at the beginning of the fiscal year and subsequently revised after the Acquisitions. Each executive officer was assigned individual bonus targets based on individual performance and market practice information provided by the independent compensation consultant. For fiscal 2019, the following bonus targets, defined as a percentage of the individual’s base pay, were assigned as follows:

Bonus Target

A.R. Hoskins	115%

M.S. LaVigne	80%

T.W. Gorman	75%

G.T. Kinder	60%

E.K. Boss	60%

Long-Term Incentive Program

Our 2015 Plan authorizes the Human Capital Committee to grant various types of equity awards. The Human Capital Committee grants to key executives primarily restricted stock equivalent awards, with achievement of Company performance targets over three years as a condition to vesting of the majority of the award, and continued employment with the Company over the same period as a condition to vesting of the remainder of the award. See “Potential Payments Upon Termination or Change of Control”. In November 2018, the Human Capital Committee awarded three-year incentive awards with a performance-based component constituting approximately 70% of the restricted stock equivalents vesting at target achievement and a time-based component constituting approximately 30% of the award value at target of the award.

Timing and Procedures for Grants in Fiscal 2019

Other than in exceptional cases, such as promotions or new hires, long-term incentive awards are granted in the first quarter of the fiscal year (October through December), at the time when salary levels and bonus programs for the new fiscal year are also determined.

The size of equity awards granted in November 2018 for our executive officers was based on several factors, including officers’ individual performance, current dilution rates, market run-rate for equity grants among our peer group, and benchmark data from our peer group provided by our independent compensation consultant.

Time-Based Restricted Stock Units

The number of restricted stock equivalents awarded in November 2018 was based on the corresponding grant date value of the restricted stock equivalents. The restricted stock equivalent awards are stock-settled at the end of the three-year period, when they convert into unrestricted shares of our common stock if and to the extent that the vesting requirements are met. The number of restricted stock equivalents granted to each executive officer is shown in the “Grants of Plan-Based Awards Table”.

Energizer Holdings, Inc. 2019 Proxy Statement 35

Long-Term Performance Awards

In November 2018, the Human Capital Committee granted long-term equity incentive awards to our executive officers. These awards potentially vest in November 2021 based on the achievement of the two performance metrics set forth in the table below.

	Driving Shareholder Value	Weighting	Threshold (50% of Target)	Target (100% of Target)	Stretch (200% of Target)

Cumulative Adjusted Earnings per Share	Aligns executive officers with shareholders through a shared focus on the earnings that accrue to a shareholder in our stock	50%	$9.35	$10.39	$11.43

Cumulative Adjusted Free Cash Flow	Measures free cash flow relative to net sales, encouraging a sustained focus on maximizing cash flow over the long term	50%	10.3%	11.3%	12.3%

The Human Capital Committee adopted performance metrics that use non-GAAP financial measures, which exclude certain items that the Human Capital Committee believes are not reflective of the Company’s ongoing operating performance, such as costs related to acquisition and integration costs, and gain on sale of real estate. The Human Capital Committee believes these performance metrics more accurately reflect Energizer’s underlying financial and operating results.

Each metric for the long-term incentive program is subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures or recapitalizations, extraordinary transactions such as mergers or spin-offs, unusual or non-recurring non-cash accounting impacts, and variations in the exchange rate between foreign currencies and budget exchange rates.

The number of units granted to each NEO is shown in the “Grants of Plan-Based Awards Table”. No vesting of performance based long-term incentive awards occurs for results below the Threshold goal, and the maximum bonus payout is capped at 200% for Company performance at, or above, Stretch performance.

Long-Term Shareholder Value

Over the past three years, we believe we have provided significant value to our shareholders. These results we achieved for our shareholders are consistent with the results obtained under our incentive plans. Similarly, the performance measures associated with those long-term performance incentive awards that were granted in 2016 were measured over a three-year vesting period and were tied to cumulative adjusted earnings per share and cumulative adjusted free cash flow as a percentage of adjusted net sales. The Company had outstanding results over the three-year vesting period. Based on these results, the long-term performance incentive grants paid out at 200% of target during fiscal 2019.

Executive Savings Investment Plan

On July 1, 2015, we adopted an executive savings investment plan, our excess 401(k) plan, in which certain executive officers, including our NEOs, participate. Under the plan, amounts that would be contributed, either by an executive or by the Company on the executive’s behalf, to the Company’s qualified defined contribution plan (the “401(k) plan”) but for limitations imposed by the IRS, will be credited to the non-qualified defined contribution executive savings investment plan. Details of the executive savings investment plan, including the contributions, earnings, and year-end balances, are set forth in the “Non-Qualified Deferred Compensation Table”.

In fiscal 2017, we adopted an amendment to the Executive Savings Investment Plan, aligning this plan with the terms of our 401(k) plan by revising the four-year vesting schedule to immediate vesting of the Company match. This amendment, effective January 1, 2018, aligns the plan with market practice, facilitates ease in integrating plans in the event of a merger or acquisition, and reduces compliance requirements.

36 Energizer Holdings, Inc. 2019 Proxy Statement

Deferred Compensation Plan

Our colleagues do not have the opportunity to defer portions of their salary and bonus compensation under the terms of our deferred compensation plan, or to invest in the Energizer common stock unit fund within the deferred compensation plan. However, certain executives who were employed at our former parent company prior to the Spin-Off had their account balances under our former parent company’s deferred compensation plan transferred to our deferred compensation plan. Only Mr. Hoskins and Mr. LaVigne have benefits under the terms of our deferred compensation plan. Details of the deferred compensation program, including the contributions, earnings, and year-end balances, are set forth in the “Non-Qualified Deferred Compensation Table”.

Pension Benefits

Energizer established a new retirement plan that acquired the assets and assumed the liabilities of our former parent’s plans in connection with the Spin-Off. Prior to January 1, 2014, our former parent company’s retirement plan covered essentially all U.S. colleagues of Energizer after they became eligible. Pension benefits are provided under a tax qualified defined benefit plan (the “Energizer Holdings, Inc. Retirement Plan”) that is subject to maximum pay and benefit limits under the tax rules. Pension benefits are also provided under a pension restoration plan (the “Supplemental Executive Retirement Plan”) that provides a supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the tax limitations. Mr. Hoskins, Mr. LaVigne, Mr. Kinder and Ms. Boss have pension benefits. Details of pension benefits under the Supplemental Executive Retirement Plan are set forth in the “Pension Benefits Table,” including the accompanying narrative. As of December 31, 2013, which is the end of the first quarter of our former parent company’s fiscal 2014, the plans were frozen and future retirement service benefits are no longer accrued under this retirement program. The freeze includes both the qualified and non-qualified plans.

The Retirement Accumulation Account that was effective from January 1, 2010 to December 31, 2013, included the future retirement benefits of the participants in our former parent company’s qualified defined benefit pension plan, including the NEOs, which were determined in accordance with a retirement accumulation formula. The participants received monthly credits equal to 6% of their eligible benefit earnings for each month, which amounts were credited with monthly interest equal to the 30-year Treasury rate that is reset annually. Certain older, longer-tenured participants, including the NEOs with age and years of service totaling at least 60 but not more than 74 as of December 31, 2009 received an additional monthly credit equal to 2% of eligible benefit earnings. Participants receive credit for years of service with our former parent company. Other older, longer-tenured participants with age and years of service totaling 75 or more as of December 31, 2009 received an additional monthly credit equal to 4% of their eligible benefit earnings. These transition credits were available to eligible plan participants through 2013 (or, if earlier, their termination of employment with the Company).

The defined benefit plan has used the following other benefit calculation formulas, all of which have been frozen as of the end of calendar year 2009:

•

Pension Equity Plan (“PEP”) benefit formula. Under PEP, an executive is entitled to a benefit (payable in lump sum or as a monthly annuity) based on five-year average annual earnings, which were multiplied by “pension equity credits” earned with years of service. The benefit was subject to a three-year vesting period. PEP was applied to Mr. Hoskins.

•

PensionPlus Match Account (“PPMA”). The PPMA generally provided a 325% match under our retirement plan to those participants who made an after-tax contribution of 1% of their annual earnings to our 401(k) plan. To the extent an officer’s PPMA benefit was unavailable due to the IRC limits, the benefit was restored under our excess savings investment plan and not the pension restoration plan for executives. The benefit was generally subject to a three-year vesting requirement. The PPMA benefit was available through the end of the calendar year 2009 for Mr. Hoskins.

Perquisites

We offer a limited number of perquisites for our executive officers. The primary perquisite or executive benefit consists of the executive financial planning program, which provides reimbursement for 80% of the costs incurred for qualifying financial planning, legal, and tax preparation services up to a maximum of $8,000 in the first calendar year the executive is employed by the Company and $6,000 in subsequent calendar years. This benefit partially offsets costs incurred by our executive officers in connection with their regulatory compliance obligations as public company executives. We regularly review the benefits provided to our executives and make appropriate modifications based on peer group analysis and the Human Capital Committee’s evaluation of the retentive value of these benefits.

Energizer Holdings, Inc. 2019 Proxy Statement 37

Severance and Other Benefits Following a Change of Control

We have not entered into employment agreements with our executives. However, the Human Capital Committee approved an executive severance plan and change of control agreements for each of our executive officers, as discussed under “Potential Payments upon Termination or Change of Control” to align with the market practice of using pre-defined termination programs for NEOs.

The change of control agreements are designed to provide executives with increased security in the event of a change of control. The Human Capital Committee annually reviews the cost and the terms of the agreements with input provided by Mercer LLC. We believe that the retention value provided by the agreements, and the benefit to us when the executive is provided the opportunity to focus on the interests of shareholders and not the executive’s own personal financial interests, outweighs the potential cost, given that:

•	such protections are common among companies of our size, and allow us to offer a competitive compensation package;

•	such costs will be triggered only if the new controlling entity involuntarily terminates the impacted executives, or the executives resign for good reason, during the protected period;

•	the agreements include non-compete and non-solicitation covenants binding on the executives, which can provide significant considerations to completion of a potential transaction; and

•

the individuals who have agreements are carefully selected by the Board of Directors, and we believe these executives are critical to the process of evaluating or negotiating a potential change of control transaction or in the operation of our business during the negotiations or integration process, so that their retention would be critical to the success of any such transaction.

We do not permit tax gross-up payments relating to severance payments for change of control employment agreements entered into with our executive officers.

A description of the projected cost, if a change of control were to have occurred on the last day of fiscal 2019 and all of the NEOs were terminated on that date, is provided under “Potential Payments upon Termination or Change of Control”.

PAY PRACTICES AND POLICES

Tax Deductibility of Compensation

Prior to 2018, a public company was limited by the Internal Revenue Code to a $1 million deduction for compensation paid to its Chief Executive Officer or any of its three other most highly compensated executive officers (other than the Chief Financial Officer) who were employed at year-end. This limitation did not apply to compensation that met the tax code requirements for qualifying performance-based compensation. Changes in tax law effective January 1, 2018 limit a public company’s deductions to $1 million for compensation paid to its Chief Executive Officer, Chief Financial Officer, and each of its three other most highly compensated executive officers, as well as to any individual who was subject to the $1 million deduction limitation in 2017 or any later year.

Under the revised law, there is no exception for qualifying performance-based compensation unless it is pursuant to a written binding contract in effect as of November 2, 2017. Certain incentive awards made on or prior to November 2, 2017 may satisfy the requirements for deductible compensation. The Human Capital Committee’s policy is to maximize the tax deductibility of executive compensation without compromising the essential framework of the existing total compensation program. The Human Capital Committee continues to retain the discretion to make awards and pay amounts that do not qualify as deductible.

Clawback Policy

Under our annual incentive awards and long-term incentive awards, in the event of a restatement of financial results to correct a material error, the Human Capital Committee is authorized to reduce or recoup an executive officer’s award, as applicable, to the extent that the Human Capital Committee determines such executive officer’s misconduct was a significant contributing factor to the need for a restatement.

38 Energizer Holdings, Inc. 2019 Proxy Statement

HUMAN CAPITAL COMMITTEE REPORT

The Human Capital Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Human Capital Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended September 30, 2019.

Submitted by the Human Capital Committee members of the Board:

Cynthia J. Brinkley — Chair

Bill G. Armstrong

Kevin J. Hunt

Nneka Rimmer

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Base Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Comp. (2)	Change in Pension Value and Nonqualified Deferred Comp. Earnings (3)	All Other Compensation (4)	Total
Alan R. Hoskins	2019	$1,025,000	$0	$4,120,076	$0	$1,439,530	$72,162	$158,150	$6,814,918
Chief Executive Officer	2018	$994,167	$0	$4,000,056	$0	$1,510,837	$65,680	$164,495	$6,735,235
	2017	$961,833	$0	$3,860,069	$0	$1,647,424	$41,918	$159,629	$6,670,873
Mark S. LaVigne	2019	$588,024	$0	$1,320,077	$0	$574,492	$5,023	$77,494	$2,565,110
President &	2018	$570,897	$0	$1,320,033	$0	$603,545	$4,549	$79,942	$2,578,966
Chief Operating Officer	2017	$555,621	$0	$1,312,526	$0	$661,461	$3,485	$83,761	$2,616,854
Timothy W. Gorman	2019	$554,667	$0	$1,000,090	$0	$508,024	$0	$76,837	$2,139,618
Chief Financial Officer	2018	$520,000	$0	$850,054	$0	$755,385	$0	$50,336	$2,175,775
	2017	$341,342	$0	$275,008	$0	$318,940	$0	$38,306	$973,596
Gregory T. Kinder	2019	$463,369	$0	$875,011	$0	$339,529	$1,023	$61,204	$1,740,136
Chief Supply Chain Officer	2018	$449,873	$0	$875,027	$0	$356,699	$926	$50,449	$1,732,974
	2017	$437,158	$0	$900,036	$0	$390,928	$710	$57,948	$1,786,780
Emily K. Boss	2019	$454,564	$0	$600,030	$0	$333,078	$173	$49,849	$1,437,694
Former Vice President & General	2018	$440,978	$0	$600,060	$0	$349,646	$157	$49,357	$1,440,198
Counsel	2017	$427,107	$0	$515,076	$0	$381,647	$120	$55,107	$1,379,057

(1)

The amounts listed in the column for fiscal 2019 include a performance-based restricted stock equivalent grant awarded in November 2018 to the executive officers. The value of the performance-based award reflects the most probable outcome award value at the date of its grant in accordance with FASB ASC Topic 718. The award was valued based on the grant date fair value of $60.25. Refer to Note 11, Share-Based Payments of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended September 30, 2019 for further discussion. The Company records estimated expense for the performance-based awards based on target achievement for the three-year period unless evidence exists that a different outcome is likely to occur. Following is the maximum award value, if paid, for the performance-based awards granted in November 2018, based on the grant date fair value, A. Hoskins—$5,768,094; M. LaVigne—$1,848,109; T. Gorman—$1,400,090; G. Kinder—$1,225,003; and E. Boss—$840,006. The grant date fair value of the performance-based awards included in the table is as follows:

Mr. Hoskins, $2,884,047	Mr. Gorman, $700,045	Ms. Boss, $420,003
Mr. LaVigne, $924,054	Mr. Kinder, $612,502

The amounts listed in the column for fiscal 2019 also include time-based restricted stock equivalent awards granted by the Human Capital Committee in November 2018 that vest over three years assuming that the officer remains employed with the Company. The award was granted using grant date fair value of the awards as follows:

Mr. Hoskins, $1,236,029	Mr. Gorman, $300,045	Ms. Boss, $180,027
Mr. LaVigne, $396,023	Mr. Kinder, $262,509

(2)	The amounts reported in this column reflect annual incentive awards earned by the NEOs during the fiscal year under the applicable annual incentive plan.

Energizer Holdings, Inc. 2019 Proxy Statement 39

(3)

The amounts reported in this column consist of aggregate changes in the actuarial present value of accumulated benefits under the applicable retirement plan and the supplemental executive retirement plan, our pension restoration plan, which are the applicable defined benefit pension plans described in the narrative to the “Pension Benefits Table”. To the extent that payments under the qualified retirement plan exceed limitations imposed by the IRS, the excess will be paid under the terms of the non-qualified supplemental executive retirement plan.

(4)	The amounts reported in this column with respect to fiscal 2019 consist of the following:

(i)	Company matching contributions in our 401(k) plan:

Mr. Hoskins, $16,923	Mr. Gorman, $16,550	Ms. Boss, $16,800
Mr. LaVigne, $16,800	Mr. Kinder, $16,862

(ii)	Company matching contributions or accruals in our executive savings investment plan:

Mr. Hoskins, $135,227	Mr. Gorman, $60,287	Ms. Boss, $31,453
Mr. LaVigne, $54,694	Mr. Kinder, $32,342

These amounts include benefits which were accrued by the NEOs in our executive savings investment plan in lieu of the pension plus match account in our retirement plan (as described in the narrative to the “Pension Benefits Table”) due to certain limits imposed by the IRC on accruals in our retirement plan.

(iii)	The incremental cost to the Company of the following perquisites provided to the executive officers:

Executive Financial Planning Program. We reimburse the executives for 80% of the cost of personal financial advisory services, up to certain annual maximums. During fiscal 2019, the following reimbursement payments were made:

Mr. Hoskins, $6,000	Mr. Kinder, $12,000
Mr. LaVigne, $6,000	Ms. Boss, $1,596

The Executive Financial Planning Program is administered on a calendar basis. Mr. Kinder received $6,000 reimbursement in December 2018 for financial planning services performed in calendar year 2018 and $6,000 reimbursement in June 2019 for financial planning services performed in calendar year 2019, both of which fell during fiscal 2019.

The above list of perquisites does not include any contributions made by our charitable foundation which may have been made at the request of any of the NEOs. The directors of that foundation, all of whom are colleagues of the Company, review requests for contributions to charitable organizations from colleagues, officers and the community at large, and, in their sole discretion, authorize contributions in accordance with the purposes of the foundation. Executive officers are also eligible to participate in the charitable foundation matching gift program, which is generally available to U.S. colleagues. Under this program, the foundation matches 100% of charitable donations of a minimum of $25 made to eligible charities, up to a maximum of $5,000 per year for each individual.

Dividend Equivalent Payments Not Included. Holders of restricted stock equivalents have the right to receive cash dividend equivalent payments on restricted stock equivalents but only if the underlying restricted stock equivalents vest. The amounts of such dividends are reflected in the closing price of Energizer Holdings, Inc. common stock on the NYSE (or the common stock of our former parent company prior to the Spin-Off) and are included in the grant date fair value for the restricted stock equivalent grants.

GRANTS OF PLAN-BASED AWARDS

Awards to the NEOs, and to other key executives, were made in fiscal 2019 under two separate plans or programs:

•

potential cash awards under our annual cash bonus program, dependent upon achievement of performance measures established at the beginning of the fiscal year, as described in more detail in “Annual Incentive Program”; and

•

three-year restricted stock equivalent awards under the terms of our 2015 Plan, which include a performance component and a time-vesting component, as described in more detail in “Long-Term Incentive Program”.

40 Energizer Holdings, Inc. 2019 Proxy Statement

GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)

Name	Type of Award	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)

A.R. Hoskins
	Bonus: Annl.Perf.(1)	11/12/18	$589,375	$1,178,750	$2,357,500	—	—	—	—	—	—	—
	Perf. Award(2)	11/12/18	—	—	—	23,934	47,868	95,736	—	—	—	$2,884,047
	Perf.Awd.:Time Based(3)	11/12/18	—	—	—	—	—	—	20,515	—	—	$1,236,029
M.S. LaVigne
	Bonus: Annl.Perf.(1)	11/12/18	$235,209	$470,419	$940,838	—	—	—	—	—	—	—
	Perf. Award(2)	11/12/18	—	—	—	7,669	15,337	30,674	—	—	—	$924,054
	Perf. Awd:Time Based(3)	11/12/18	—	—	—	—	—	—	6,573	—	—	$396,023
T.W. Gorman
	Bonus: Annl.Perf.(1)	11/12/18	$208,000	$416,000	$832,000	—	—	—	—	—	—	—
	Perf. Award(2)	11/12/18	—	—	—	5,810	11,619	23,238	—	—	—	$700,045
	Perf. Awd:Time Based(3)	11/12/18	—	—	—	—	—	—	4,980	—	—	$300,045
G.T. Kinder
	Bonus: Annl.Perf.(1)	11/12/18	$139,011	$278,021	$556,042	—	—	—	—	—	—	—
	Perf. Award(2)	11/12/18	—	—	—	5,083	10,166	20,332	—	—	—	$612,502
	Perf. Awd:Time Based(3)	11/12/18	—	—	—	—	—	—	4,357	—	—	$262,509
E.K. Boss
	Bonus: Annl.Perf.(1)	11/12/18	$136,369	$272,738	$545,476	—	—	—	—	—	—	—
	Perf. Award(2)	11/12/18	—	—	—	3,486	6,971	13,942	—	—	—	$420,003
	Perf. Awd:Time Based(3)	11/12/18	—	—	—	—	—	—	2,988	—	—	$180,027

(1)

These amounts represent the estimated possible payouts of annual cash awards for fiscal 2019 under our annual cash incentive program for each of our NEOs. The actual amounts earned under the annual cash bonus program for fiscal 2019 are disclosed in the “Summary Compensation Table” above as part of the column entitled “Non-Equity Incentive Plan Compensation”.

(2)

Vesting of these restricted stock equivalents (the performance-linked component), awarded under the three-year performance awards, is subject to achievement of pre-established performance criteria for cumulative adjusted earnings per share and cumulative adjusted free cash flow as a percentage of net sales over the three-year period commencing October 1, 2018, the beginning of our fiscal 2019. See “Long-Term Incentive Program”.

(3)

These restricted stock equivalents (the time-vesting component) will vest three years from the date of grant, if the executive officer remains employed with us at that time. The grant date fair value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation Table”.

(4)

These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For the three-year performance awards, the value includes the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, applying the same valuation model and assumptions applied for financial reporting purposes, excluding forfeiture assumptions. These amounts may not correspond to the actual value realized by the NEOs. These amounts include awards granted at target. For the three-year time-vesting awards, these amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. The value includes 100% of such awards, with no reduction for potential forfeiture.

For further discussion regarding the fiscal year 2019 grants under our annual incentive program see “Annual Incentive Program” and for further discussion regarding the timing and procedures for the fiscal year 2019 grants of performance-based and time-based long-term incentive awards, See “Long-Term Incentive Program.”

Energizer Holdings, Inc. 2019 Proxy Statement 41

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following types of equity awards have been granted to the executive officers and remain unvested as of September 30, 2019.

•

Restricted stock equivalents, the vesting of which is subject to the achievement of performance-linked and time-vesting conditions over a three-year period, as described in “Long-Term Incentive Program”. Vesting of restricted stock equivalents will accelerate, however, upon death, disability and upon a change of control of the Company. A portion will also vest upon voluntary retirement if the awards have been held for at least 12 months and the officer is age 55 with at least 10 years of service, including service with our former parent prior to Spin-Off. Unvested restricted stock equivalent awards are included under “Stock Awards—Number of Shares or Units of Stock That Have Not Vested”, in the table below. The performance-based awards have similar terms and vest upon achievement of cumulative adjusted earnings per share and cumulative adjusted free cash flow as a percentage of sales goals. See “Long-Term Incentive Program”.

•

Special one-time restricted stock equivalents granted by Energizer that will vest ratably on each of the five anniversaries from the date of grant. Vesting of all of the restricted stock equivalents will accelerate, however, upon death, disability or upon a change of control of the Company. A portion will also vest upon voluntary retirement if the awards have been held for at least 12 months and the officer is age 55 with at least 10 years of service and upon involuntary termination (other than for cause).

The following table and footnotes set forth information regarding outstanding restricted stock equivalent awards, as of September 30, 2019 for the executive officers. The market value of shares that have not vested was determined by multiplying $43.58, the closing market price of the Company’s stock on the last trading day of fiscal 2019, by the number of shares.

	Stock Awards

Name	Grant Date (1)(2)(3)(4)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A.R. Hoskins	07/08/2015	40,234	$1,753,398	—	—
	11/14/2016	26,415	$1,151,166	123,268	$5,372,019
	11/13/2017	27,150	$1,183,197	63,349	$2,760,749
	11/12/2018	20,515	$894,044	47,868	$2,086,087
Total		114,314	$4,981,804	234,485	$10,218,856
M.S. LaVigne	07/08/2015	16,513	$719,637	—	—
	11/14/2016	8,982	$391,436	41,914	$1,826,612
	11/13/2017	8,960	$390,477	20,905	$911,040
	11/12/2018	6,573	$286,451	15,337	$668,386
Total		41,028	$1,788,001	78,156	$3,406,038
T.W. Gorman	07/08/2015	2,794	$121,763	—	—
	11/14/2016	1,882	$82,018	8,782	$382,720
	11/13/2017	5,770	$251,457	13,462	$586,674
	11/12/2018	4,980	$217,028	11,619	$506,356
Total		15,426	$672,265	33,863	$1,475,750
G.T. Kinder	07/08/2015	5,588	$243,525	—	$—
	11/14/2016	6,159	$268,409	28,742	$1,252,576
	11/13/2017	5,939	$258,822	13,858	$603,932
	11/12/2018	4,357	$189,878	10,166	$443,034
Total		22,043	$960,634	52,766	$2,299,542
E.K. Boss	07/08/2015	5,588	$243,525	—	$—
	11/14/2016	3,525	$153,620	16,448	$716,804
	11/13/2017	4,073	$177,501	9,503	$414,141
	11/12/2018	2,988	$130,217	6,971	$303,796
Total		16,174	$704,863	32,922	$1,434,741

42 Energizer Holdings, Inc. 2019 Proxy Statement

STOCK VESTED TABLE

	Stock Awards

Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting ($)

A. R. Hoskins	69,159	$3,065,193

M.S. LaVigne	27,058	$1,191,747

T. W. Gorman	5,606	$253,002

G. T. Kinder	12,819	$586,306

E. K. Boss	9,606	$425,752

(1)

In fiscal 2019, 20% of the time-based restricted stock equivalents granted to each of the officers at the time of our Spin-Off from our former parent company vested in accordance with the terms of the awards. On November 16, 2018, 100% of the time-based restricted stock equivalent awards granted in fiscal 2016 vested in accordance with the terms of the award agreements.

PENSION BENEFITS TABLE

Name	Plan Name (1)	Number of Years Credited Service (#) (2)	Present Value of Accumulated Benefit ($) (3)	Payments During Last Fiscal Year ($)

A.R. Hoskins	Energizer Retirement Plan	31	$1,118,258	$0

	Supplemental Executive Retirement Plan	30	$1,326,311	$0

M.S. LaVigne	Energizer Retirement Plan	4	$85,984	$0

	Supplemental Executive Retirement Plan	4	$84,192	$0

G.T. Kinder	Energizer Retirement Plan	0.5	$28,351	$0

	Supplemental Executive Retirement Plan	0.5	$6,311	$0

E.K. Boss	Energizer Retirement Plan	0.25	$5,864	$0

(1)

The Energizer Retirement Plan is frozen. It includes several benefit formulas applicable at different periods, as explained in the detailed narrative. One formula was the Retirement Accumulation Account, a cash balance benefit effective from January 1, 2010 through December 31, 2013 when the entire plan was frozen. This applies to all four executives. Two prior formulas, the Pension Equity Plan and the PensionPlus Match Account, were frozen as of December 31, 2009. Mr. Hoskins’ benefit value also includes these two additional formulas. The Supplemental Executive Retirement Plan was also frozen as of December 31, 2013. The plan provided benefits based on the same formulas as the Energizer Retirement Plan (with the exception of the PensionPlus Match Account) but reflected compensation above the maximum compensation limit.

(2)

The number of years of credited service shown for each executive reflects years of actual service prior to the pension plan being frozen, which are less than each executive’s actual years of service with the Company. For Mr. Hoskins 15 of the years shown were with Edgewell, our former parent company, and the remainder were with Ralston Purina Company, Edgewell’s former parent. Mr. Hoskins’ service in the Supplemental Executive Retirement Plan is less than his years under the Energizer Retirement Plan due to a one-time action by the Human Capital Committee in February of 2009. In order to reduce cash outlays and bolster the Company’s compliance with its debt covenants, accrual of benefits for officers in the Supplemental Executive Retirement Plan were suspended for the calendar year, and in lieu of those and other benefits, Mr. Hoskins was granted a 2009 performance award.

(3)

The value of benefits shown equal the account balances under the plans and benefit formulas in which the named executive officer participates. The account balances grow with a monthly interest credit based on the 30-year Treasury rate reset annually. The value is available on termination without reduction. Assumptions used in the valuations are set forth in “Note 11, Pension Plans” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for year ended September 30, 2019.

Energizer Holdings, Inc. 2019 Proxy Statement 43

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)

A.R. Hoskins	Def’d Comp. Plan	$ 0	$ 0	$259,403	$0	$5,030,491

	Exec. S.I.P.	$152,150	$135,227	$ 16,331	$0	$2,136,821

	Total	$152,150	$135,227	$275,734	$0	$7,167,312

M.S. LaVigne	Def’d Comp. Plan	$ 0	$ 0	$ 30,501	$0	$ 591,495

	Exec. S.I.P.	$ 71,494	$ 54,694	$(21,979)	$0	$1,552,783

	Total	$ 71,494	$ 54,694	$ 8,522	$0	$2,144,278

T.W. Gorman	Def’d Comp. Plan	$ 0	$ 0	$ 0	$0	$ 0

	Exec. S.I.P.	$ 64,203	$ 60,287	$ 3,735	$0	$ 387,530

	Total	$ 64,203	$ 60,287	$ 3,735	$0	$ 387,530

G.T. Kinder	Def’d Comp. Plan	$ 0	$ 0	$ 0	$0	$ 0

	Exec. S.I.P.	$ 49,204	$ 32,342	$ 21,268	$0	$ 452,500

	Total	$ 49,204	$ 32,342	$ 21,268	$0	$ 452,500

E.K. Boss	Def’d Comp. Plan	$ 0	$ 0	$ 0	$0	$ 0

	Exec. S.I.P.	$ 48,253	$ 31,453	$ 7,621	$0	$ 441,669

	Total	$ 48,253	$ 31,453	$ 7,621	$0	$ 441,669

(1)	The officer contributions to our executive savings investment plan during fiscal 2019 consist of deferrals of salary earned with respect to fiscal 2019.
(2)

Contributions and accruals to our executive savings investment plan consist of Company contributions which would have otherwise been contributed to the 401(k) plan but for limitations imposed by the IRS. These amounts, in their entirety, are included in the All Other Compensation column of the “Summary Compensation Table”.

(3)	Aggregate earnings/(losses) shown in this column consist of:

–

amounts credited to each executive under the investment options of each of the plans, reflecting actual earnings, including appreciation and depreciation, on investment funds offered under our qualified 401(k) plan with returns during fiscal 2019 ranging from -8.01% to 10.45%; and

–	in the case of the prime rate option of our deferred compensation plan, interest at the prime rate, quoted by the Wall Street Journal ranging from 5.0% – 5.5%.

(4)

Of the aggregate balances shown in this column with respect to the executive savings investment plan, the following amounts were previously reported as compensation in the “Summary Compensation Table” of our proxy statement for our 2019 Annual Shareholders’ Meeting:

–	Mr. Hoskins: $429,277
–	Mr. LaVigne: $198,670
–	Mr. Gorman: $21,302
–	Mr. Kinder: $97,756
–	Ms. Boss: $107,781

We have adopted several plans or arrangements that provide for the deferral of compensation on a basis that is not tax-qualified.

Deferred Compensation Plan — Under the terms of our deferred compensation plan, an unfunded, non-qualified plan that assumed the liabilities under our former parent’s plan in connection with the Spin-Off, prior to January 1, 2013, executives could elect to have up to 100% of their annual cash incentive award deferred until their retirement or other termination of employment, or for a shorter, three-year period (at the executive’s election, in advance). All funds are invested in the Prime Rate fund, which credits account balances on a daily basis, at the prime rate quoted by The Wall Street Journal as of the first business day of the given quarter. For fiscal 2019, the rate credited under this fund ranged from 5.0% to 5.5%. Balances in the plan are vested and may be paid out in a lump sum in cash six months following termination, or in five-or 10-year increments commencing the year following termination of employment, as previously elected by the participant.

44 Energizer Holdings, Inc. 2019 Proxy Statement

Executive Savings Investment Plan — Under the terms of our executive savings investment plan, our excess 401(k) plan, amounts that would be contributed, either by an executive or by us on the executive’s behalf, to the 401(k) plan but for limitations imposed by the IRC, are credited to the non-qualified executive savings investment plan. Under that plan, executives may elect to defer their contributions into any of the measurement fund options which track the performance of the Vanguard investment funds offered under our qualified savings investment plan. Deferrals and vested Company contributions may be transferred to different investment options at the executive’s discretion. Deferrals in the executive savings investment plan, adjusted for the net investment return, are paid out in a lump sum payment, or in five or 10 annual installments, following retirement or other termination of employment, as previously elected by the participant.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have not entered into general employment agreements with any of our NEOs. We have adopted an executive severance plan providing for certain benefits in connection with a qualifying termination, as described below. We have also entered into change of control employment agreements with our NEOs and certain of our other key employees which provide for severance compensation, acceleration of vesting and a lump sum payout in lieu of a continuation of benefits upon qualified termination of employment following a change of control. Additionally, equity awards under our 2015 Plan provide for acceleration of vesting of certain awards in the event of certain terminations of employment.

The information below reflects the value of acceleration or incremental compensation which each executive officer would receive upon the termination of his or her employment or upon a change of control. Because the value of awards and incremental compensation depend on several factors, actual amounts can be determined only at the time of the event.

The information is based on the following assumptions:

•

the event of termination (death, permanent disability, involuntary termination without cause, or voluntary termination), or a change of control of the Company, occurred on September 30, 2019, the last day of our fiscal year;

•	the closing price of our common stock on the last trading day of the fiscal year was $43.58; and

•	each of the executive officers was terminated on that date.

The information does not reflect benefits that are provided under our plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried colleagues—such as amounts accrued under our 401(k) plan, accumulated and vested benefits under our retirement plans (including our pension restoration plan and executive savings investment plan), health, welfare and disability benefits, and accrued vacation pay. For amounts accrued under retirement plans, see “Pension Benefits Table”.

The information also does not include amounts under our deferred compensation plan or executive savings investment plan that would be paid, as described in the “Non-Qualified Deferred Compensation Table”, except to the extent that an executive officer is entitled to an accelerated benefit as a result of the termination.

Executive Severance Plan

On July 1, 2015, we adopted an executive severance plan which provides benefits to our senior executives, including each of the NEOs, in the event of a “qualifying termination” as defined in the plan, which means an involuntary termination without “cause” or a voluntary termination as a result of “good reason.” Post-termination benefits for the senior executives consist of:

•

A lump sum payment of one or two times his or her annual base salary at the time of the qualifying termination, which will be two times for Messrs. Hoskins, Gorman and LaVigne and one time for Mr. Kinder and Ms. Boss;

•

For Messrs. Hoskins, Gorman and LaVigne, a pro-rata bonus payment based on the number of days during the bonus year the participant was employed and the amount of annual bonus which the participant would have received if he had remained employed, based on actual Company performance; and

•	outplacement services for up to 12 months for each of the NEOs.

The payment of benefits under the plan is conditioned upon the executive officer executing a general release in favor of the Company, as well as confidentiality, non-solicitation, non-disparagement and non-competition obligations as set forth in the release. In addition, no benefits will be paid to the extent duplicative of benefits under a change of control or similar agreement with the Company.

Energizer Holdings, Inc. 2019 Proxy Statement 45

If an executive officer is terminated for one of the following events,

•	an involuntary termination of an employee’s employment without “cause”; or

•	a voluntary termination of employment by an employee as a result of “good reason”,

then the following payments will be made in accordance with the Executive Severance Plan:

Name	Lump Sum Severance Payment	Outplacement Services	Pro-Rata Bonus Payment
A.R. Hoskins	2x Base Salary		Determined by multiplying the amount the executive officer would have received for the year of termination based upon actual Company performance by a fraction, the numerator is the days in the bonus year during which the executive officer was employed and the denominator is the days in the bonus year.
M.S. LaVigne	2x Base Salary
T.W. Gorman	2x Base Salary	Up to 12
months
G.T. Kinder	1x Base Salary		No Pro-Rata Bonus Payment
E.K. Boss	1x Base Salary

No benefit will be paid to an employee under the plan to the extent that benefits would otherwise be paid to the employee under the terms of a Change of Control Employment Agreement (or other similar agreement).

Assuming the qualifying termination was as of September 30, 2019 each of our executive officers would have received the following payments:

Name	Lump Sum Severance Payment	Outplacement Services	Pro- Rata Bonus Payment	Total
A.R. Hoskins	$2,060,000	$40,000	$1,510,837	$3,610,837
M.S. LaVigne	$1,181,784	$40,000	$603,545	$1,825,329
T.W. Gorman	$1,123,200	$40,000	$515,385	$1,678,585
G.T. Kinder	$465,629	$40,000	—	$505,629
E.K. Boss	$340,642	$40,000	—	$380,642

Upon termination of employment for any reason, vested account balances in our deferred compensation plan are paid out in cash to the participant in either a lump sum, or over a five or 10 year period, commencing six months from the date of termination as previously elected by the participant.

46 Energizer Holdings, Inc. 2019 Proxy Statement

Death, Disability or Termination of Employment (Other than Upon a Change of Control)

Upon an executive officer’s death, permanent disability, involuntary termination other than for cause (defined as termination for gross misconduct), and, in some cases, retirement, other than upon or following a change of control, the following plans or programs provide for acceleration of certain awards. Awards are accelerated for retirement after attainment of age 55 with 10 years of service (including service with our former parent companies) if granted 12 or more months prior to retirement date. No awards are accelerated upon other voluntary termination or involuntary termination for cause. Performance awards vesting upon retirement are paid when results for the Performance Period are met.

Award	Involuntary Termination (Other than for Cause)	Death	Permanent Disability	Retirement After Age 55 with 10 years of service
Five-year restricted stock awards granted 7/8/15	Pro Rata Vesting	Accelerated	Accelerated	Pro Rata Vesting
Three-year restricted stock awards granted 11/14/16, 11/13/17 and 11/12/2018	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Three-year performance awards granted 11/14/16, 11/13/17 and 11/12/2018	Forfeited	Accelerated	Pro Rata Vesting	Pro Rata Vesting

The value of awards which would be accelerated for our NEOs upon death, disability, involuntary termination or retirement other than upon or following a change of control as of September 30, 2019 is shown in the following chart. Stock market changes since September 30, 2019 are not reflected in these valuations.

Restricted Stock Equivalent Awards Accelerated upon Termination Events*
Officer	Death	Permanent Disability	Involuntary Termination other Than for Cause	Retirement Following Attainment of Age 55 with 10 Years of Service
A.R. Hoskins	$10,405,215	$7,919,677	$485,725	$4,349,967
M.S. LaVigne	$3,573,054	$2,767,129	$199,353	$0
T.W. Gorman	$1,850,282	$1,277,100	$33,731	$0
G.T. Kinder	$2,119,388	$1,585,157	$67,461	$0
E.K. Boss	$1,505,315	$1,138,976	$67,461	$0

*

The value of accelerated restricted stock equivalents in the chart above is calculated based on the number of stock equivalents that will vest in accordance with the termination provisions of the agreements valued at $43.58, the closing market price of the Company’s stock on September 30, 2019. This calculation differs from the calculation of accelerated vesting for purposes of Code Section 280G and 4999 as reported in the “Estimated Payments and Benefits” table below.

Change of Control of the Company

Our change of control employment agreements with each of the NEOs have terms of two or three years from July 1, 2015, subject to certain automatic renewal provisions. For Messrs. Hoskins and LaVigne, the term is three years. For Messrs. Gorman and Kinder and for Ms. Boss, the term is two years. The agreement provides that the executive officer will receive severance compensation in the event of certain termination events including termination by the company without cause or by the executive for good reason within specified periods following a change of control of the Company or upon death or disability after a change of control of the Company, as such terms are defined in the agreement.

Under the agreements, a change of control is generally defined as an acquisition of more than 50% of the total voting power of the Company, a person beneficially owning more than 20% of the total voting power of the Company, or an unapproved change in the majority of the Board.

Energizer Holdings, Inc. 2019 Proxy Statement 47

Under the agreements, upon a change of control, each executive officer will receive a pro rata annual bonus for the portion of the year occurring prior to a change of control. The prorated bonus will be calculated as executive’s target bonus for the fiscal year in which the change of control occurs, or, if greater, the actual bonus awarded to executive under any short-term incentive plan(s) of the company for the fiscal year immediately preceding the fiscal year in which the change of control occurs, divided by 365 and multiplied by the number of calendar days in the year immediately up to the day on which the change of control occurs. If the executive officer is terminated following the change of control under the termination events defined in the agreement within specified periods of the change of control, or in the event of death or disability after a change of control, the severance compensation payable under the agreement consists of:

•

a payment equal to a multiple of the executive officer’s annual base salary and target bonus (defined as the most recent five-year actual bonus percentages multiplied by the greater of base salary at either termination or change of control), which will be three times in the case of Messrs. Hoskins and LaVigne and two times in the case of Messrs. Gorman, Kinder and Ms. Boss;

•	a pro rata portion of the executive officer’s target annual bonus for the year of termination; and

•	a lump-sum payment intended to assist with health and welfare benefits for a period of time post-termination.

Additionally, if approved by the Company’s Chief Executive Officer, perquisites and fringe benefits enjoyed by an executive immediately prior to termination may continue for the period approved.

Following termination of employment, each executive officer is bound by a one-year covenant not to compete, a one-year non-solicitation covenant, and a covenant of confidentiality. No severance payments under the agreements would be made in the event that an executive officer’s termination is voluntary (other than for good reason), is due to normal retirement, or is for cause. Under the agreements, in the event that it is determined that a “golden parachute” excise tax is due under the Internal Revenue Code, we will reduce the aggregate amount of the payments payable to an amount such that no such excise tax will be paid if the resulting amount would be greater than the after-tax amount if the payments were not so reduced.

The agreements also provide that upon a change of control, outstanding equity awards held by each executive officer will accelerate and vest in accordance with the terms of the awards, even if the awards have a higher threshold for a “change of control”. Our equity awards generally define a “change of control” as an acquisition of 50% or more of the outstanding shares of our common stock. The terms of our outstanding equity awards vary as to the portion of the unvested award that will accelerate and vest upon a change of control, as indicated below:

Award	Vesting
Five-year time-based awards granted 7/8/15	100% vest upon change of control
Three-year time-based awards granted 11/14/16, 11/13/17 and 11/12/18	100% vest upon change of control
Three-year performance awards granted 11/14/16, 11/13/17 and 11/12/18	The greater of (i) the number of stock equivalents granted at target or (ii) the amount of target performance stock equivalents which would have vested had the performance period ended on the date the change of control occurs

Payments of cash would be made in a lump sum no sooner than six months following termination of employment.

48 Energizer Holdings, Inc. 2019 Proxy Statement

Estimated Payments and Benefits

If a change of control had occurred on September 30, 2019 and an executive officer’s employment was not terminated, our executive officers would have received the following pro rata annual bonus amounts: Mr. Hoskins $1,510,837, Mr. LaVigne $603,545, Mr. Gorman $515,385, Mr. Kinder $356,699, and Ms. Boss $349,646.

Based on the assumptions set out above, the following chart sets forth estimated payments to our NEOs upon termination by the Company without cause or by the executive for good reason following a change of control or upon death or disability after a change of control. The value of accelerated restricted stock equivalents and performance awards reflects a stock price of $43.58 (the closing price of our common stock on the last trading day of fiscal 2019). Stock market declines and vesting and forfeitures of unvested restricted stock equivalents since September 30, 2019 are not reflected in these valuations. Upon a change of control, retirement benefits under the executive savings investment plan vest to the extent not already vested.

Name	Cash Severance	Retirement Benefits	Accelerated Vesting of Restricted Stock Equivalent Awards	Benefits (1)	Excise Tax Reduction		Total
A.R. Hoskins	$9,237,959	$0	$10,405,215	$30,947	$0		$19,674,121
M.S. LaVigne	$4,338,365	$0	$3,573,054	$28,530	$0		$7,939,949
T.W. Gorman	$2,591,615	$0	$1,850,282	$29,459	$-938,020	(2)	$3,533,336
G.T. Kinder	$2,077,168	$0	$2,119,388	$30,230	$0		$4,226,786
E.K. Boss	$2,001,111	$0	$1,505,315	$19,494	$0		$3,525,920

(1)	Amounts in this column include health insurance, dental insurance and life insurance.
(2)

Under Internal Revenue Code Section 280G, executive officers will incur an excise tax on portions of these payments if the parachute value of payments due upon certain events, including a termination of employment, exceeds a specified threshold in connection with a change of control. The Company determines whether a named executive officer is better off receiving the full payment due and paying the excise tax or receiving a reduced payment that falls just below the excise tax threshold, which is referred to as a “best of net” provision. For this hypothetical payment as of September 30, 2019, it has been estimated that Mr. Gorman would be better off receiving the reduced payout. The other named executive officers are better off receiving the full payment and paying the excise tax.

CEO Pay Ratio

We believe that compensation must be competitive in the marketplace for the role, internally consistent, and equitable in order to motivate our colleagues to deliver consistent and sustainable operating results for our shareholders.

We identified our median colleague using data as of September 30, 2019, by examining individuals employed by us as of that date, the (i) projected base or wage compensation, projected recurrent cash allowances, and actual cash bonus payments for permanent colleagues, and (ii) actual base or wage compensation, actual recurrent cash allowances, and actual cash bonus payments for temporary colleagues.

As permitted by the SEC rules, we are excluding from our CEO pay ratio approximately 3,500 colleagues who were previously employed by the global auto care and global battery and lights businesses of Spectrum Brands Holdings, Inc. which we acquired during fiscal 2019. Additionally, of the remaining 4,000 colleagues, under the de minimis exception to the Dodd- Frank Act reporting rules, we excluded 128 colleagues based in Malaysia and 61 colleagues based in the Philippines, which represented approximately 4.78% of the Company’s total colleague population (exclusive of the colleagues who were previously employed by Spectrum Brands Holdings, Inc.) as of September 30, 2019. Therefore, an aggregate population of approximately 3,800 colleagues, whether employed on a full-time or part-time basis, was considered in determining our median employee.

We estimate that the compensation of our Chief Executive Officer in fiscal 2019 was approximately 192 times the median of the annual total compensation of all of our other colleagues.

Energizer Holdings, Inc. 2019 Proxy Statement 49

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies, including our compensation peer group, may not be comparable to the pay ratio reported above.

	CEO to Median Colleague Pay Ratio
	CEO	Median Employee
Annual Total Compensation	$6,814,918	$35,464

50 Energizer Holdings, Inc. 2019 Proxy Statement

Omnibus Incentive Plan

You are being asked to approve the Energizer Holdings, Inc. Omnibus Incentive Plan (“Plan”) at the Annual Shareholders’ Meeting to be held on January 27, 2020. The Plan replaces and supersedes the 2015 Energizer Holdings, Inc. Equity Incentive Plan (“2015 Plan”). A copy of the Plan is attached as Appendix B hereto. Upon approval of the Plan, no new awards will be granted under the 2015 Plan, though the terms of the 2015 Plan will continue to govern all awards granted under that plan. Shares of our stock that are subject to outstanding awards under the 2015 Plan that expire, are forfeited or otherwise terminate unexercised may be subject to new awards under the Plan. Likewise, shares of stock that were available for grant under the 2015 Plan’s share reserve as of November 29, 2019 will be added to this Plan’s share reserve and may be subject to new awards under the Plan.

The Board unanimously recommends the shareholders approve the Plan Proposal. The Plan is designed to provide a means by which the Company may attract and retain key individuals and to provide a means by which such individuals can acquire ownership in our Company and earn incentive compensation.

PROPOSAL 4	Approval of the Omnibus Incentive Plan ✓ The Board recommends a vote FOR this proposal.

Share Reservation

The following table summarizes the number of shares that would be authorized after November 29, 2019 if this Proposal is approved.

Outstanding RSUs & PSUs (at maximum payout) as of September 30, 2019(1)	RSUs and PSUs (at maximum payout) granted in November 2019)(2)	RSUs and PSUs vested in November 2019	RSUs & PSUs Forfeited	RSUs and PSUs (at maximum payout) outstanding as of November 29, 2019(3)	Shares Available for new grants as of November 29, 2019(4)	Additional Shares requested under this proposal	Total Shares Authorized for issuance after November 29, 2019 (if Proposal approved)
1,863,214	828,230	573,653	1,140	2,116,651	300,808	6,500,000	6,800,808

(1)	Assumes PSUs outstanding as of November 29, 2019 vest at maximum payout level.
(2)	This is the additional number of shares that would be issued if PSUs outstanding as of November 29, 2019 converted at 200% of the target amount upon vesting.
(3)	There are no outstanding options under the 2015 Plan.
(4)	PSUs and RSUs granted go against the reserve at a 2:1 ratio.

The closing price of our stock as reported by the New York Stock Exchange on November 29, 2019 was $49.89 per share and a total of 69,241,715 shares of our common stock were outstanding.

Energizer Holdings, Inc. 2019 Proxy Statement 51

Key Features of the Omnibus Incentive Plan

•

The Plan allows us to grant a variety of types of awards, including: options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (time-based or performance-based), other stock awards and cash-based awards.

•	The Plan provides for administration by our Human Capital Committee, though our Board exercises discretion with respect to awards granted to directors.

•

Except for director awards, the Plan has a minimum vesting period of not less than one year, though the Human Capital Committee may grant awards of up to 5% of the shares authorized under the Plan with a shorter vesting or exercise period.

•	The Plan does not contain a “liberal” change of control definition.

•	Awards vest upon a change of control and involuntary termination (double-trigger) or if a buyer of our business does not assume outstanding awards.

•	Awards are subject to our general clawback policy and our anti-hedging and anti-pledging policy (the Plan makes reference to these policies).

•	The Plan places caps on annual amounts granted with respect to options, SARs, performance-based and time-based awards, cash bonus awards and non-employee director grants.

•	The Plan restricts the recycling of shares under options and SARs.

•

Dividends or dividend equivalents are not payable with respect to options and SARs, and dividends or dividend equivalents may not be paid on unearned shares of restricted stock or restricted stock equivalent awards.

•	Awards other than options and SARs are counted against the share reserve in a 2-to-1 ratio.

•	The Plan prohibits the repricing of any options, SARs or other stock-based award absent shareholder approval.

•	The Plan has flexible share usage provisions.

GRANT PRACTICES

The Company has a history of granting restricted stock units (also known as restricted stock equivalents) to our executives and our non-management directors. Restricted stock units (“RSUs”), as full-value awards, are less dilutive to shareholders than stock options or SARs as the Company may grant fewer of such awards to achieve the intended economic effect. Awards granted to our executives generally condition vesting of the majority of the award on the achievement of Company performance targets over three years, and continued employment with the Company over the same period as a condition to vesting of the remainder of the award. Non-management directors receive annual grants which generally vest after one year. We do not anticipate making any material changes in our grant practices.

Our gross average share usage rate, sometimes referred to as burn rate, over the three years ended September 30, 2019 (calculated as equity-based awards granted under our equity compensation plan for the relevant year, divided by average basic common shares outstanding for that year) is approximately 1.1%. Based on the gross average share usage rate of 1.1%, the 6,500,000 shares available for future grants under the Plan should enable us to continue to grant equity as a portion of employee compensation for the next four to five years. The following data, as disclosed in our Annual Reports on Form 10-K for fiscal years 2017-2019, was used for the burn rate calculation for the last three years:

Fiscal Year	Options Granted	Full-Value Shares Granted		Weighted-Average Number of Common Shares Outstanding, Basic	Share-Based Burn Rate
2019	—	500,000		66,400,000	0.75%
2018	—	900,000	*	59,800,000	1.51%
2017	—	700,000		61,700,000	1.13%

*	2018 includes approximately 200,000 shares granted in connection with an unfunded deferred compensation plan that was modified to be paid out in shares rather than cash.

52 Energizer Holdings, Inc. 2019 Proxy Statement

The potential dilution resulting from issuing all of the 6,500,000 shares authorized under the Plan, combined with (i) shares subject to outstanding awards under the 2015 Plan and (ii) shares that were available for future grants under the 2015 Plan which will be rolled into the Plan’s share reserve would be 11.5% on a fully-diluted basis as of November 29, 2019. No additional awards will be made under the 2015 Plan upon approval of the Plan by shareholders.

FORECASTED SHARE USAGE

Awards under the Plan are determined by the Human Capital Committee, with respect to executive awards, and by our Board with respect to director grants, in its discretion. It is therefore not possible to predict the awards that will be made to particular officers, employees or directors in the future under the Plan. Pursuant to our current director compensation program, our non-management directors are awarded RSUs representing $145,000 per year.

SUMMARY OF THE OMNIBUS INCENTIVE PLAN

We adopted the Plan on November 11, 2019, subject to and effective upon the approval of our shareholders. The following is a summary of the material aspects of the Plan. This summary is subject to the more complete description of the terms and conditions of the Plan contained in the full text of the plan document, which is attached hereto as Appendix B.

Purpose

The purpose of the Plan is to provide a means through which we and our affiliates may attract capable persons to enter and remain in our employ and to provide a means whereby our employees, directors, advisors and consultants can acquire and maintain ownership of our common stock, thereby strengthening their commitment to our welfare, the welfare of our affiliates and promoting a common interest between shareholders and these individuals. The Plan is an omnibus document authorizing the establishment of sub-plans which enables us to offer awards to our employees in non-U.S. jurisdictions, subject to compliance with local laws applicable to the offering of awards to such employees.

Administration

The Plan is generally administered by our Human Capital Committee. It is required that the directors appointed to serve on the committee be “independent directors,” as determined under the NYSE rules, as well as “Non-Employee Directors,” within the meaning of Rule 16b-3 under the Exchange Act. Subject to the terms of the Plan, the Human Capital Committee has the authority to grant awards, to determine the number of shares of our common stock for which each award may be granted and to determine any terms and conditions pertaining to the exercise, vesting or forfeiture of each award. The Human Capital Committee has the power, in its sole discretion, to accelerate the exercisability or vesting of any award and to remove any restriction on any restricted stock or RSU granted under the Plan. The committee also has full power to construe and interpret the Plan and any award agreement executed pursuant to the Plan and to establish, amend, suspend or waive any rules for the proper administration of the Plan. The determination of the Human Capital Committee on all matters relating to the Plan or any award agreement will be conclusive.

To the extent awards are granted to our directors, our Board will determine the amount, type and terms of each award granted, and in those cases, references in this summary to the Human Capital Committee will mean instead our Board as the context requires.

Eligibility

Our officers, employees, directors, advisors and consultants and those of our subsidiaries or affiliates (a total of approximately 8 officers, 10 board members and 369 colleagues totaling 387 eligible individuals) are eligible to be designated as participants under the Plan. The Human Capital Committee and our Board have the authority to determine the participants to whom awards will be granted.

Energizer Holdings, Inc. 2019 Proxy Statement 53

Number of Shares Authorized

Under the Plan, awards for a total of (x) the number of shares of our common stock available for grant under the 2015 Plan as of November 29, 2019 plus (y) 6,500,000 new shares of our common stock, may be granted in the aggregate. As of November 29, 2019, 300,808 shares were still available for grant under the 2015 Plan. As of November 29, 2019, we had outstanding 2,116,651 full value awards (i.e., RSUs) of common stock under our 2015 Plan; no options or SARs are outstanding under that plan. Any shares of our stock subject to an award under our 2015 Plan that expires, is forfeited, otherwise terminates, or is settled in cash, will again be available for future grant under this Plan. Awards other than options and SARs will be counted against the reserve in a 2-to-1 ratio.

Any dividends or dividend equivalents paid in cash in connection with outstanding awards, shares subject to an award that is forfeited, cancelled, terminated, expires or lapses for any reason, shares and awards granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as a result of a merger, consolidation, spin-off or acquisition of the employing company with or by us will not be applied to the share limitation described above. Awards payable in cash will not be counted against the share reserve unless actual payment is made in shares of our stock. If an award is to be settled in cash, the number of shares on which the award is based will not be counted against the share reserve unless payment is made in shares rather than cash.

In addition, other than with respect to options and SARs, shares delivered or withheld in satisfaction of the purchase price or applicable tax withholding obligations with respect to an award (including awards granted under our 2015 Plan) will also be available for future grants.

With respect to options and SARs, shares delivered or withheld in satisfaction of the purchase price or applicable tax withholding obligations with respect to an award (including awards granted under our 2015 Plan), shares subject to SARs (including SARs granted under our 2015 Plan) that are not issued in connection with its stock settlement or exercise, and shares reacquired by us on the open market or otherwise using cash proceeds from the exercise of options (including options awarded under our 2015 Plan) will not be available for future grants.

Plan Term

The Plan will have a term of 10 years from the date it is approved by our shareholders and no further awards may be granted after that date.

Terms and Conditions of Awards

Under the Plan, the Human Capital Committee is authorized to grant awards of nonqualified stock options (“NSOs”), incentive stock options (“ISOs”), SARs, restricted stock, RSUs (including PSUs), stock bonus awards, cash bonus awards or performance based awards. Our Board may grant NSOs, SARs, restricted stock, RSUs, and stock bonus awards to our directors.

Options. Options to purchase shares of common stock are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Internal Revenue Code (“Code”) for incentive stock options, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. An option provides a participant with the right to purchase, within a specified period of time, a stated number of shares of our common stock at the price specified in the award agreement. Options granted under the Plan will be subject to the terms, including the exercise price and the conditions and timing of exercise, not inconsistent with the Plan, determined by the Human Capital Committee and specified in the applicable award agreement. The maximum term of an option granted under the Plan will be ten years from the date of grant (or five years in the case of an ISO granted to a 10.0% shareholder).

The exercise price per share paid by a participant will be determined by the Human Capital Committee at the time of grant but will not be less than 100.0% of the fair market value of one share on the date the option is granted (or no less than 110.0% of such fair market value in the case of an ISO granted to an employee who is a 10.0% shareholder), with the exception of options granted as substitute awards. Payment in respect of the exercise of an option may be made in cash, except that the Human Capital Committee may, in its discretion, allow such payment to be made by surrender of unrestricted shares of our common stock (at their fair market value on the date of exercise), or by such other method as the committee may determine and that is permitted by law. The Human Capital Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism. In no event are dividends or dividend equivalents payable with respect to any option award.

54 Energizer Holdings, Inc. 2019 Proxy Statement

SARs. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of our common stock or both, the appreciation, if any, in the value of one share of our common stock over a certain period of time. An option granted under the Plan may include SARs, either on the date of grant or, except in the case of an ISO, by subsequent amendment. The Human Capital Committee may also award SARs to a participant independent of the grant of an option. SARs granted in connection with an option will become exercisable, be transferable and will expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding option. If SARs are granted independent of an option, the SARs will become exercisable, be transferable and will expire in accordance with the vesting schedule, transferability rules and the expiration provisions established by the committee and reflected in the award agreement. In no event are dividends or dividend equivalents payable with respect to any SAR award.

Restricted Stock. An award of restricted stock is a grant of shares subject to conditions and restrictions set by the Human Capital Committee. The grant or the vesting of an award of restricted stock may be conditioned upon service to us or our affiliates or upon the attainment of performance goals or other factors, as determined in the discretion of the committee. The Human Capital Committee may also, in its discretion, provide for the lapse of restrictions imposed upon an award of restricted stock. Holders of an award of restricted stock will have, with respect to the restricted stock granted, all of the rights of a shareholder, including the right to vote and to receive dividends; however, any dividends paid with respect to unvested shares will be withheld by the Company and only paid (without interest) to the participant if the underlying shares become vested.

Restricted Stock Units. An award of RSUs is a grant valued in terms of our common stock. The Human Capital Committee establishes the terms, conditions and restrictions applicable to each award in an award agreement, including the time or times at which awards will be granted or vested and the number of “units” to be covered by each award; a “unit” represents one share of our common stock. To the extent provided in an award agreement, each unit awarded to a participant will be credited with an amount equal to the cash or stock dividends paid by the Company in respect of one share of our common stock (“dividend equivalents”). Dividend equivalents will be withheld by us for the participant’s account. Upon expiration of the vesting period with respect to any units covered by an award, we will deliver to the participant (i) one share of our common stock or, at the election of the Human Capital Committee, an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned with respect to which the vesting period has expired, and (ii) cash or shares of common stock equal to the dividend equivalents credited with respect to each unit. Interest will not be credited on any dividend equivalents withheld.

Stock Bonus Awards. The Human Capital Committee may, in its discretion, grant an award of unrestricted shares of our common stock, including, without limitation, fully-vested deferred stock units, either alone or in tandem with other awards, under such terms and conditions as the committee in its sole discretion may decide. A stock bonus award will be granted as, or in payment of, a bonus, or to provide special incentives or recognize special achievements or contributions.

Cash Bonus Awards. The Human Capital Committee may grant cash bonus awards. Any such award may be subject to a performance period, performance goals or such other terms and conditions as the committee, in its sole discretion, may decide.

Performance-Based Awards. The Human Capital Committee may grant any award under the Plan in the form of a PSU (including a cash bonus award) by conditioning the vesting of the award on the satisfaction of one or more performance goals, including but not limited to: earnings per share, net earnings per share or growth in such measures, revenue, net revenue, income, net income or growth in revenue or income (all either before or after taxes), return measures (including, but not limited to, return on assets, capital, investment, equity, revenue or sales), cash flow return on investments which equals net cash flows divided by owners’ equity, controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division), operating earnings or net operating earnings, costs or cost control measures, share price (including, but not limited to, growth measures), total shareholder return (stock price appreciation plus dividends), economic value added, EBITDA, operating margin or growth in operating margin, market share or growth in market share, cash flow, cash flow from operations, free cash flow, or growth in such measures, sales revenue or volume or growth in such measures, gross margin or growth in gross margin, productivity, brand contribution, product quality, corporate value measures, goals related to acquisitions, divestitures or customer satisfaction, diversity, index comparisons, debt-to-equity or debt-to-stockholders’ equity ratio, working capital, risk mitigation, sustainability and environmental impact, employee retention, expense or expense control measures (including, but not limited to average unit cost, selling, general, and administrative expenses), and any other objective or subjective criterion or criteria that the committee may select from time to time.

Energizer Holdings, Inc. 2019 Proxy Statement 55

Performance may be measured on an individual, corporate group, business unit, subsidiary, division, department, region, function, market, or consolidated basis and may be measured absolutely, relatively to our peers, or with a performance goal established by combining two or more performance goals. In establishing the performance goals, the committee may provide that the performance goals will be adjusted to account for the effects of acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, issuances of any targeted stock, recapitalizations, warrants or rights issuances or combinations, exchanges or reclassifications with respect to any outstanding class or series of common stock, or a corporate transaction, any consolidation of the Company and another corporation into another corporation, any separation of the Company or its business units (including a spinoff or other distribution of stock or property by the Company), any reorganization of the Company or any partial or complete liquidation by the Company, or sale of all or substantially all of the assets of the Company, or exclusion of non-consolidated subsidiaries, or measures intended to account for variations in the exchange rate between foreign currencies and budgeted exchange rates, or other extraordinary items, or any other event or circumstance the committee deems appropriate. The Human Capital Committee, in its discretion, may adjust any earned award.

Stock-Related Deferred Compensation

The Human Capital Committee may, in its discretion, permit the deferral of payment of an employee’s award in the form of either common stock or common stock equivalents (with each such equivalent corresponding to a share of our common stock), under such terms and conditions as it may prescribe in the award agreement or a separate election form, or pursuant to the terms of any deferred compensation plan under which such common stock equivalents may be granted. In addition, the committee may, in any fiscal year, provide for an additional matching deferral to be credited to an employee’s account under any such deferred compensation plan. The committee may also permit hypothetical account balances of other cash or mutual fund equivalents maintained pursuant to any such deferred compensation plan to be converted, at the discretion of the participant, into the form of common stock equivalents, or to permit common stock equivalents to be converted into account balances of such other cash or mutual fund equivalents, upon the terms set forth in such plans as well as such other terms and conditions as the committee may, in its discretion, determine. The Human Capital Committee may, in its discretion, determine whether any deferral in the form of common stock equivalents, including deferrals under the terms of any deferred compensation plan of ours, will be paid on distribution in the form of cash or in shares of our stock. Any such deferrals are intended to comply with Section 409A of the Code.

Annual Limits

•	The maximum number of shares of common stock that may be subject to options and/or SARs during any fiscal year may not exceed 1,000,000 shares.

•	The maximum number of shares of common stock that may be subject to performance-based awards granted to an individual during any fiscal year is limited to 1,000,000 shares (or the cash equivalent).

•	The maximum number of shares of common stock that may be subject to time-based awards granted to an individual during any fiscal year is limited to 1,000,000 shares (or the cash equivalent).

•	The maximum amount payable in any fiscal year to any participant pursuant to a cash bonus under our Plan is $10,000,000.

•

The maximum number of shares of common stock subject to awards granted during a single calendar year to any director, taken together with any cash fees paid during the calendar year, in respect of such director’s service as a member of our Board, shall not have an aggregate fair market value in excess of $1,000,000 (determined as of the date of grant).

Awards granted in a fiscal year but cancelled during that same year will continue to be applied against the annual limit for that year, despite cancellation.

Impact of Recapitalization

In the event of changes in the outstanding stock or capital structure of the Company (such as a stock split, recapitalization or other transactions or events as described in the Plan), awards granted under the Plan as well as the maximum number of shares of our common stock which may be delivered under the Plan or to any one individual, will be subject to adjustment or substitution, as determined by the Human Capital Committee in its sole discretion, as to the number, price or kind of a share of common stock or other consideration subject to such award, or as otherwise determined by the committee to be equitable.

56 Energizer Holdings, Inc. 2019 Proxy Statement

No Repricing

Other than in connection with equitable adjustments for certain corporate events or in connection with a change of control, the Plan prohibits the repricing of options, SARs or other stock-based awards granted under the Plan and the cash buyout of underwater options, SARs or other stock-based awards without shareholder approval.

Minimum Vesting

Except for director awards, awards settled in shares of our common stock must have a minimum vesting or exercise schedule of not less than one year, though the Human Capital Committee may grant awards of up to 5 percent of the shares authorized under the Plan with a shorter vesting or exercise period. This limitation does not preclude the Human Capital Committee from granting awards that vest or become exercisable earlier due to circumstances such as death, retirement, or involuntary termination of employment, or the achievement of performance objectives over a period of at least one year.

Change of Control

Awards held by a participant who is involuntarily terminated within 12 months following a change of control or who is terminated in contemplation of a change of control shall become fully vested and immediately exercisable, any restricted period will end at the time of such termination, and all incomplete performance periods will end on the date of such change of control. The Human Capital Committee will determine the extent to which performance goals with respect to an award have been met based upon such audited or unaudited financial information then available, as it deems relevant, cause to be paid to the applicable participant partial or full awards with respect to performance goals for each award based upon the committee’s determination of the degree of attainment of performance goals, and cause the award, if previously deferred, to be settled in full as soon as possible.

The Human Capital Committee may, in its discretion, cancel any outstanding vested award and pay the holder in cash and/or stock the value of the award based on the price per share of common stock received by other shareholders in connection with the change of control. The Plan further requires automatic vesting if a buyer of our business does not assume outstanding awards.

280G Modified Cutback. In the event any payment or the value of any benefit received or to be received by a participant in connection with or contingent upon a change of control is determined, under Plan provisions, to be subject to an excise tax imposed by Section 4999, then we will reduce the aggregate amount of the payments payable to the participant so that no excise tax will be payable by the individual and the payments will not cease to be deductible by us by reason of Section 280G of the Code. However, we will not reduce the aggregate amount of the payments payable to the participant if the after-tax amount of the unreduced payments is greater than the after-tax amount that would have been paid had we reduced the payments in accordance with the foregoing sentence.

Clawback, Non-Compete, and Hedging/Pledging Restrictions

Awards will be subject to:

•	Deduction and clawback pursuant to applicable laws, regulations, stock exchange listing requirements, and our Company policy.

•	Forfeiture if a participant engages in competition with the Company.

•	The Company’s hedging and pledging policy.

Transferability

Generally, each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative, and such award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution.

Energizer Holdings, Inc. 2019 Proxy Statement 57

The Human Capital Committee may, in its discretion, however, provide that awards granted under the Plan that are not ISOs may be transferred by a participant without consideration to certain “permitted transferees”, pursuant to the terms of the Plan and rules adopted by the committee.

Amendment

Our Board may amend, suspend, or terminate the Plan or any portion thereof at any time. No such action may be taken, however, without shareholder approval if such approval is necessary to comply with any regulatory requirement and no such action that would impair any rights under any previous award will be effective without the consent of the person to whom such award was made. In addition, the Human Capital Committee is authorized to amend the terms of any award granted under the Plan if the amendment would not impair the rights of any participant without his or her consent.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Options. The Code requires that, for treatment of an option as a qualified option (ISO), shares of our common stock acquired through the exercise of a qualified option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. Holders of qualified options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the qualified option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of a qualified option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an otherwise qualified option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the qualified option in respect of those excess shares will be treated as a nonqualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. In the event of a sale of shares received upon the exercise of a nonqualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs. No income will be realized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

58 Energizer Holdings, Inc. 2019 Proxy Statement

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for the value of any shares which may be subsequently forfeited. Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant of RSUs. Rather, upon the delivery of shares or cash pursuant to the award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Stock Bonus Awards. A participant will have taxable compensation equal to the difference between the fair market value of the shares on the date the award is made over the amount the participant paid for such shares, if any. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Cash Bonus Awards. A participant will have taxable compensation at the time a cash bonus is earned and paid. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

New Plan Benefits

It is not possible at this time to determine the benefits that will be received by executive officers, by other employees or by outside directors under the Plan if the Plan is approved by the shareholders. Such benefits will depend on future actions of the Human Capital Committee or the Board, the fair market value of our common stock at various future dates, the extent to which performance goals set by the committee are met, and/or the individual performance of the particular executive officer or employee.

Energizer Holdings, Inc. 2019 Proxy Statement 59

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of September 30, 2019:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1), and as Noted Below) (3)
Equity compensation plans approved by security holders	1,233,054	N/A	3,215,308
Equity compensation plans not approved by security holders	None	N/A	None
Total	1,233,054	N/A	3,215,308

(1)

The number of securities to be issued upon exercise of outstanding options, warrants and rights shown above, as of September 30, 2019, includes 1,233,054 restricted stock equivalents which have been granted under the terms of the 2015 Plan (including our former parent company stock awards reissued and converted into Energizer stock awards in connection with the Spin-Off). This number reflects target payout on performance awards. If the awards were to pay out at stretch, the number of securities to be issued upon issuance would be 1,863,214. As of November 25, 2019, of the outstanding stock equivalents granted, approximately 574,000 have vested and converted into outstanding shares of our common stock. An additional 521,000 restricted stock equivalents have been granted, including 206,000 performance shares granted at target payout.

(2)	The weighted average exercise price does not take into account securities which will be issued upon conversion of outstanding restricted stock equivalents.
(3)

This number only reflects securities available under the 2015 Plan. Under the terms of that plan, any awards other than options, phantom stock options or stock appreciation rights are to be counted against the reserve available for issuance in a 2 to 1 ratio. This number reflects the target equivalents that could potentially be paid out. If payout numbers were at stretch, the number of shares available for issuance would be 1,954,988.

60 Energizer Holdings, Inc. 2019 Proxy Statement

Additional Information

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock

The following table shows, as of November 29, 2019, the holdings of the Company’s common stock by any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding (1)

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	5,611,039	(2)	9.36%

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	5,384,274	(3)	9.0%

Spectrum Brands Holdings, Inc. 3001 Deming Way, Middleton, WI 53562	5,278,921	(4)	8.1%

J.P. Morgan Chase & Co. 270 Park Avenue, New York, NY 10017	4,754,685	(5)	7.9%

Ceredex Value Advisors, LLC 301 E. Pine St., Suite 500, Orlando, FL 32801	4,016,377	(6)	6.71%

Aqua Capital, Ltd Wickhams Cay 1 Vanterpool Plaza, 2nd Floor Road Town, Tortola D8, British Virgin Islands	3,460,000	(7)	5.02%

(1)	On November 29, 2019, there were 69,241,715 shares of the Company’s common stock outstanding.
(2)

As reported in a statement on Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group and related entities reported, as of December 31, 2018, sole voting power over 30,751 of such shares, shared voting power over 8,364, sole dispositive power over 5,577,540 of such shares and shared dispositive power over 33,499 of such shares.

(3)

As reported in a statement on Schedule 13G/A filed with the SEC on February 4, 2019, BlackRock, Inc. and related entities reported, as of December 31, 2018, sole voting power over 5,143,406 of such shares and sole dispositive power over 5,384,274 of such shares.

(4)

As reported in a statement on Schedule 13G filed with the SEC on February 7, 2019, Spectrum Brands Holdings, Inc. and related entities reported, as of January 28, 2019, shared voting power over 5,278,921 of such shares and shared dispositive power over 5,278,921 of such shares.

(5)

As reported in a statement on Schedule 13G/A filed with the SEC on January 24, 2019, J.P. Morgan Chase & Co. and related entities reported, as of December 31, 2018, sole voting power over 4,644,248 of such shares, shared voting power over 24 of such shares, sole dispositive power over 4,754,661 of such shares and shared power to dispose or to direct the disposition over 24 of such shares.

(6)

As reported in a statement on Schedule 13G filed with the SEC on February 5, 2019, Ceredex Value Advisors, LLC. and related entities reported, as of December 31, 2018, sole voting power over 3,406,577 of such shares and sole dispositive power over 3,406,577 of such shares.

(7)

As reported in a statement on Schedule 13G filed with the SEC on October 11, 2019, Aqua Capital, Ltd. and related entities reported, as of October 8, 2019, shared voting power over 3,460,000 of such shares and shared dispositive power over 3,460,000 of such shares.

Ownership of Directors and Executive Officers

The table below contains information regarding beneficial common stock ownership of directors, nominees and executive officers as of November 29, 2019. It does not reflect any changes in ownership that may have occurred after that date.

Energizer Holdings, Inc. 2019 Proxy Statement 61

In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or executive officer. Unless otherwise indicated, directors and executive officers named in the table below have sole voting and investment power with respect to the shares set forth in the table and none of the stock included in the table is pledged. The table also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested stock equivalents into shares of common stock.

Directors and Executive Officers	Shares Beneficially Owned		Stock Equivalents held in the Deferred Compensation Plan	% of Shares Outstanding (A) (*denotes less than 1%)
Carlos Abrams-Rivera	0		0	*
Bill G. Armstrong	28,145	(C)	48,892	*
Cynthia J. Brinkley	15,909	(C)	4,015	*
Rebecca C. Frankiewicz	0		0	*
Alan R. Hoskins	385,179	(C)	0	*
Kevin J. Hunt	15,909	(C)	0	*
James C. Johnson	18,801	(C)	179	*
John E. Klein	33,241	(C)	22,311	*
W. Patrick McGinnis	39,862	(C)	17,866	*
Patrick J. Moore	15,909	(C)	0	*
J. Patrick Mulcahy	569,399	(B)(C)	107,134	*
Nneka L. Rimmer	3,206	(C)	0	*
Robert V. Vitale	23,944	(C)	5,020	*
Emily K. Boss	42,431	(C)	0	*
Timothy W. Gorman	63,727	(C)	0	*
Gregory T. Kinder	61,703	(C)	0	*
Mark S. LaVigne	106,084	(C)	0	*
All Executive Officers and Directors as a Group (20 persons)	1,465,781	(C)	205,417	2.4%

(A)

The number of shares outstanding for purposes of this calculation was the number outstanding as of November 29, 2019, equivalents that vest within 60 days, or upon retirement, and the number of stock equivalents held in the deferred compensation plan.

(B)	Mr. Mulcahy disclaims beneficial ownership of 12,500 shares of common stock owned by his wife and 111 shares owned by his stepdaughter.
(C)

Includes vested stock equivalents which will convert to shares of common stock upon the individual’s retirement, resignation from the Board or termination of employment with the Company. The number of vested stock equivalents credited to each individual executive officer or director is as follows: Ms. Brinkley, 5,589; Mr. Johnson, 16,341; Mr. Klein, 22,941; Mr. Moore, 13,449; Mr. Mulcahy, 20,508 and Mr. Vitale, 3,259. This amount also includes unvested stock equivalents that vest upon a director’s retirement from the Board or upon attainment of certain vesting provisions, in accordance with the time-based restricted stock equivalent awards, upon retirement or termination for the executive officers. The number of unvested stock equivalents credited to each director and executive officer is as follows: Mr. Armstrong, 2,460; Ms. Brinkley, 2,460; Mr. Hoskins, 41,703; Mr. Hunt, 2,460; Mr. Johnson, 2,460; Mr. Klein, 2,460; Mr. McGinnis, 2,460 Mr. Moore, 2,460; Mr. Mulcahy, 2,460; Ms. Rimmer, 2,460 and Mr. Vitale 2,460; Mr. LaVigne, 6,880; Mr. Gorman, 1,164; Mr. Kinder, 2,328; Ms. Boss, 2,328 and all other executive officers, 2,328.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors, executive officers, and anyone holding 10% or more of a registered class of our equity securities (reporting persons) to file reports with the SEC showing their holdings of, and transactions in, Energizer securities. Based solely on a review of copies of such reports, and written representations from each reporting person that no other reports are required, we believe that for 2019 all reporting persons filed the required reports on a timely basis under Section 16(a).

62 Energizer Holdings, Inc. 2019 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted a written policy regarding the review and approval or ratification of transactions involving the Company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning five percent or more of our outstanding common stock, each of whom is referred to as a related party. The policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $100,000 in any calendar year. Under the policy, the Audit Committee is responsible for reviewing and approving, or ratifying, the material terms of any related party transactions. The Audit Committee is charged with determining whether the terms of the transaction are any less favorable than those generally available from unaffiliated third parties and determining the extent of the related party’s interest in the transaction.

In adopting the policy, the Board reviewed certain types of related party transactions described below and determined that they should be deemed to be pre-approved, even if the aggregate amount involved might exceed $100,000:

•

Officer or director compensation which would be required to be disclosed under Item 402 of the SEC’s compensation disclosure requirements, and expense reimbursements to these individuals in accordance with our policy;

•

Transactions with another company at which a related party serves as a colleague, director, or holder of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues;

•

Charitable contributions to a charitable trust or organization for which a related party serves as a colleague, officer or director, if the annual contributions by us do not exceed the greater of $100,000 or 2% of the organization’s total annual receipts; and

•

Transactions in which all of our shareholders receive proportional benefits, the rates or charges involved are determined by competitive bids, the transaction involves obtaining services from a regulated entity at rates fixed by law, or the transaction involves bank services as a depositary of funds, transfer agent or registrar, or similar services.

Our legal department is primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions.

During fiscal 2019, there were no transactions with executive officers, directors or their immediate family members which were in an amount in excess of $100,000, and in which any such person had a direct or indirect material interest.

Transactions Related to the Acquisitions

Following the completion of the Acquisitions, the Company and Spectrum entered into transition service agreements (“TSAs”) and reverse TSAs. Under the agreements, the Company and Spectrum will provide each other certain specified back office support services on a transitional basis, including among other things, payroll and other human resource services, information systems as well as accounting support.

During the twelve months ended September 30, 2019, the Company paid $0.2 million to Spectrum related to rent for office space at their Middleton, Wisconsin headquarters. In addition, for the twelve months ended September 30, 2019, the Company incurred expense payable to Spectrum of $16.3 million under the TSAs and Spectrum incurred obligations payable to the Company of $1.4 million under the reverse TSAs.

The Company also entered into a supply agreement with Spectrum, ancillary to the acquisition of the Acquired Auto Care Business that became effective upon the consummation of the acquisition. The supply agreement resulted in expense to the Company of $9.8 million for the twelve months ended September 30, 2019 related to these purchases.

On January 28, 2019, in connection with the closing of acquisition of the Acquired Auto Care Business, the Company entered into a Shareholder Agreement (the “Shareholder Agreement”) with Spectrum. The Shareholder Agreement includes, among other things, a 24-month standstill provision from the closing date, registration rights and certain restrictions on Spectrum’s ability to transfer any of the Company’s common stock or other equity securities, or engage in certain hedging transactions, subject to certain exceptions and limitations contained in the Shareholders Agreement, and certain repurchase rights of the Company. In addition, subject to certain limitations and qualifications contained in the Shareholder Agreement, for a period of 18 months following the closing date, Spectrum will be required to vote in favor of the Board’s director nominees and in accordance with the Board’s recommendations identified on the Company’s proxy or information statement on all other matters at any meeting of the Company’s shareholders, including the Annual Meeting.

“Additional information can be found in “Note 21, Related Party Transactions” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for year ended September 30, 2019.

Energizer Holdings, Inc. 2019 Proxy Statement 63

VOTING PROCEDURES

Availability of Proxy Materials

We are furnishing proxy materials to our shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of our Annual Shareholders’ Meeting. On December 17, 2019, we mailed a Notice of Internet Availability of Proxy Materials to certain of our shareholders. The Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.

Who Can Vote

Record holders of Energizer Holdings, Inc. common stock on November 29, 2019 may vote at the meeting. On November 29, 2019, there were 69,241,715 shares of common stock outstanding, each of which entitled the holder to one vote for each matter to be voted on at our Annual Shareholders’ Meeting. The shares of common stock held in our treasury will not be voted. Holders of our 7.50% Series A Mandatory Convertible Preferred Stock are not entitled to vote at the meeting.

How to attend the Meeting in Person

You are entitled to attend the Annual Shareholders’ Meeting only if you were a shareholder as of the close of business on November 29, 2019, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Shareholders’ Meeting, you must present proof of ownership of Energizer stock on the record date. This can be any of the following:

•	A brokerage statement or letter from a bank or broker indicating ownership on November 29, 2019

•	The Notice of Internet Availability of Proxy Materials

•	A printout of the proxy distribution email (if you received your materials electronically)

•	A proxy card

•	A voting instruction form

•	A legal proxy provided by your broker, bank, or nominee

Shareholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

How to Vote

There are four voting methods for record holders:

Mail

If you choose to vote by mail, complete a proxy card, date and sign it, and return it in the postage-paid envelope provided (if you received a paper copy of the proxy materials) or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Telephone

You can vote your shares by telephone by calling 1-800-690-6903 and using the identification code indicated on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you. Voting is available 24 hours a day.

Internet

You can also vote via the Internet at www.proxyvote.com. Your identification code for Internet voting is on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you, and voting is available 24 hours a day.

Written Ballot	You can vote by submitting a written ballot at the Annual Shareholders’ Meeting.

64 Energizer Holdings, Inc. 2019 Proxy Statement

Vote Required; Effect of Abstentions and Broker Non-Votes

The holders of record of shares representing a majority of the voting power of our issued and outstanding shares of common stock entitled to vote at the Annual Shareholders’ Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business.

The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Shareholders’ Meeting to determine whether a quorum is present. If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how to vote your shares through the voting instruction form included with this Proxy Statement. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares”. Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Brokers and custodians can no longer vote uninstructed shares on your behalf in director elections. For your vote to be counted, you must submit your voting instruction form to your broker or custodian.

Item	Votes Required for Approval	Abstentions	Uninstructed Shares
1. Election of Directors	Majority of Voting Power(1)	Vote Against	Not Voted/No Effect
2. Ratification of Appointment of Independent Auditor	Majority of Voting Power(1)	Vote Against	Discretionary Vote
3. Advisory, Non-Binding Vote to Approve Executive Compensation	Majority of Voting Power(1)	Vote Against	Not Voted/No Effect
4. Approval of Omnibus Incentive Plan	Majority of Voting Power(1)(2)	Vote Against	Not Voted/No Effect

(1)	“Majority of Voting Power” in table relates to shares present in person or represented by proxy, and entitled to vote on the proposal.
(2)	In addition, NYSE rules require approval by a majority of the votes cast.

You may revoke your proxy and change your vote at any time before the voting polls close at our Annual Shareholders’ Meeting by submitting a properly executed proxy of a later date, a written notice of revocation (of your previously executed proxy) sent to our Corporate Secretary, or a vote cast in person at our Annual Shareholders’ Meeting (however, attending the meeting without voting will not revoke a proxy).

Solicitation of Proxies

The Board of Directors is soliciting the proxy accompanying this Proxy Statement. We will pay the cost of soliciting proxies. Proxies may be solicited by executive officers, directors, and colleagues of the Company, none of whom will receive any additional compensation for their services. Georgeson, LLC may solicit proxies for a fee of $7,500 plus expenses. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to the beneficial owners of our common stock.

HOUSEHOLDING

To reduce costs and reduce the environmental impact of our Annual Shareholders’ Meeting, a single Proxy Statement and Annual Report, along with individual proxy cards or individual Notices of Internet Availability, will be delivered in one envelope to certain shareholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address unless contrary instructions have been received from an affected shareholder. Shareholders participating in householding will continue to receive separate proxy cards. If you are a registered shareholder and would like to enroll in this service or receive individual copies of this year’s and/or future proxy materials, please contact our transfer agent, Broadridge Financial Solutions, Inc., at 866-741-8213, by email at shareholder@broadridge.com or in writing to 51 Mercedes Way, Edgewood, NY 11717. If you are a beneficial shareholder, you may contact the broker or bank where you hold the account.

Energizer Holdings, Inc. 2019 Proxy Statement 65

OTHER BUSINESS

The Board does not intend to bring any other business before the Annual Shareholders’ Meeting, and so far as is known to our Board, no matters are to be brought before the meeting other than as specified in the notice of meeting. Our bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an annual meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s meeting, as described under “Shareholder Proposals for 2021 Annual Shareholders’ Meeting”.

SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL SHAREHOLDERS’ MEETING

Any proposals to be presented at the 2021 Annual Shareholders’ Meeting must be received by the Company, directed to the attention of the Corporate Secretary, no later than August 19, 2020 in order to be included in the Company’s Proxy Statement and form of proxy for that meeting under Rule 14a-8 of the Exchange Act. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the Proxy Statement and proxy card in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the SEC and our bylaws.

In order for a shareholder to nominate a candidate for director, present a proposal or bring other business before the shareholders under our bylaws, timely notice must be received by us in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the first anniversary of the prior year’s meeting. For the 2021 Annual Shareholders’ Meeting, the notice would have to be received between September 29, 2020 and October 29, 2020. However, in the event that the date of the 2021 Annual Shareholders’ Meeting is more than 30 days before or more than 60 days after the first anniversary of the 2021 Annual Shareholders’ Meeting, notice must be received no earlier than the 120th day prior to the date of the 2021 Annual Shareholders’ Meeting and not later than the close of business on the later of the 90th day prior to the date of the 2021 Annual Shareholders’ Meeting, or the seventh day following the day on which notice of the date of the meeting was mailed or on which public notice of the meeting was given. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election, information required by our bylaws, including:

•	the nominee’s name, age, business and residential address;

•	the nominee’s principal occupation for the previous five years;

•	the nominee’s consent to being named as a nominee and to serving on the Board;

•

the nominee’s “disclosable interests” as of the date of the notice (which information shall be supplemented by such person, if any, not later than ten days after the record date of the Annual Shareholders’ Meeting to disclose such ownership as of the record date), which includes:

–

shares of common stock; options, warrants, convertible securities, stock appreciation rights, or similar rights with respect to our common stock; any proxy, contract, arrangement, understanding, or relationship conveying a right to vote common stock;

–	any short interest with respect to common stock;

–	any derivative instruments held by a partnership in which the nominee has a partnership interest; and

–	rights to any performance-related fee based on any increase or decrease in the value of common stock or any related derivative instrument; and

•	a description of all monetary or other material agreements, arrangements or understandings between the nominating shareholder and the nominee during the prior three years.

In addition, the nominating shareholder must provide their name and address and disclosable interests (as such term is described above). The shareholder must be present at the Annual Shareholders’ Meeting at which the nomination is to be considered, and must provide a completed questionnaire regarding the nominee’s background and qualification and compliance with our corporate governance, conflict of interest, and other pertinent policies and guidelines. To assist in the evaluation of shareholder-recommended candidates, the Nominating and Governance Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Exchange Act. The shareholder nominating the candidate must also include his or her name and address, and the number of shares of common stock beneficially owned.

66 Energizer Holdings, Inc. 2019 Proxy Statement

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Company and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Company’s current expectations, plans or forecasts of its future results, revenues, expenses, capital measures, strategy, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Company’s control. Actual outcomes and results may differ materially from those expressed in, or Factors that could cause actual results or events to differ materially from those anticipated include, without limitation, the matters implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 19, 2019: (1) market and economic conditions; (2) market trends in the categories in which we compete; (3) our ability to integrate businesses, to realize the projected results of acquisitions of the Acquired Businesses (defined below) (the “Acquisitions”), including our ability to promptly and effectively integrate the global battery, portable lighting and power business (the “Acquired Battery Business”) and the global auto care business (the “Acquired Auto Care Business” or “GAC”, and together with the Acquired Battery Business, the “Acquired Businesses”) acquired from Spectrum Brands Holdings, Inc. (“Spectrum”); and to obtain expected cost savings, synergies and other anticipated benefits of the Acquisitions within the expected timeframe, or at all; (4) the impact of the acquisitions of the Acquired Businesses on our business operations; (5) our ability to close the divestiture of the Europe-based Varta® consumer battery, chargers, portable power and portable lighting business which serves the Europe, the Middle East and Africa markets (the “Varta Divestment Business”); (6) the success of new products and the ability to continually develop and market new products; (7) our ability to attract, retain and improve distribution with key customers; (8) our ability to continue planned advertising and other promotional spending; (9) our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations; (10) the impact of strategic initiatives, including restructurings, on our relationships with colleagues, customers and vendors; (11) our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure; (12) financial strength of distributors and suppliers; (13) our ability to improve operations and realize cost savings; (14) the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges; (15) the risk of economic uncertainty associated with the pending exit of the United Kingdom from the European Union or any other similar referendums that may be held; (16) the impact of adverse or unexpected weather conditions; (17) uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark; (18) the impact of raw materials and other commodity costs; (19) the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, including customs and tariff determinations, as well as the impact of potential changes to tax laws, policies and regulations; (20) costs and reputational damage associated with cyber-attacks or information security breaches or other events; (21) the impact of advertising and product liability claims and other litigation; and (22) compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

The information contained herein is preliminary and based on Company data available at the time of the earnings presentation. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Energizer Holdings, Inc. 2019 Proxy Statement 67

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful Comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that management believes are not reflective of the Company’s on-going operating performance, such as acquisition and integration costs, settlement loss on pension plan terminations, gain on sale of real estate, restructuring activities, costs related to the spin, and income tax adjustments. These measures help investors to see year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted. We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure.

•	Adjusted EBITDA excludes the impact of the costs related to acquisition and integration, settlement loss on pension plan termination, gain on sale of real estate, and share based payments.

•

Adjusted Free Cash Flow excludes the cash payments for acquisition and integration expenses and integration capital expenditures. These expense cash payments are net of the statutory tax benefit associated with the payment.

•	Adjusted Gross Margin excludes any charges related to restructuring, spin activities, acquisition and integration or purchase accounting associated with inventory step up charges.

•

Organic revenue is the non-GAAP financial measurement of the change in revenue that excludes or otherwise adjusts for the impact of acquisitions, operations in Argentina and Venezuela, execution of our international go-to-market strategies and the impact of currency from the changes in foreign currency exchange rates.

•

We are unable to provide a reconciliation to the FY2022 projected Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Gross Margin due to the timing of acquisition and integration charges which are out of the Company’s control and/or cannot be reasonably predicted Without unreasonable effort.

	FY 16	FY 17	FY 18	FY 19
Free Cash Flow (in millions)
Net Cash from Operating Activities	$193.9	$197.2	$228.7	$142.1
Capital Expenditures	(28.7)	(25.2)	(24.2)	(55.1)
Proceeds from Sales of Assets	1.5	27.2	6.1	0.2

Free Cash Flow — Subtotal	$166.7	$199.2	$210.6	$87.2
Acquisition and Integration Related Payments	5.6	4.3	27.2	159.2
Integration Related Capital Expenditures	—	—	—	9.8

Adjusted Free Cash Flow	$172.3	$203.5	$237.8	$256.2

Energizer Holdings, Inc. 2019 Proxy Statement A-1

	FY 16	FY 17	FY 18	FY 19
Reported GAAP Diluted EPS	$2.04	$3.22	$1.52	$0.78
Acquisition and integration costs	0.22	0.06	1.00	2.06
Acquisition withholding tax	—	—	0.10	—
Settlement on pension plan terminations	—	—	0.17	0.05
Gain on sale of real estate	—	(0.26)	(0.06)	—
Restructuring	0.05	—	—	—
Spin	0.11	—	—	—
Spin restructuring	0.07	(0.04)	—	—
Income tax adjustments	(0.18)	—	—	—
One-time impact of the new U.S. Tax Legislation	—	—	0.64	(0.01)
Impact for Diluted Share Calculation (1)	—	—	—	0.12
Adjusted Non-GAAP Diluted EPS	$2.31	$2.98	$3.37	$3.00

Adjusted Weighted average shares — Diluted (1)	62.5	62.6	61.4	72.0

(1)

For FY19, the adjusted weighted average shares assumes conversion of the preferred shares, as these results are more dilutive. The shares have been adjusted for the 4.7 million share conversion and the preferred dividend has been adjusted out.

	FY 16	FY 17	FY 18	FY 19
Net Sales (in millions)	$1,634.2	$1,755.7	$1,797.7	$2,494.5
Reported SG&A (in millions)	361.4	361.3	421.7	515.7
Acquisition and integration costs	10.0	4.0	62.9	82.3
Spin	10.0	—	—	—
Adjusted SG&A	341.4	357.3	358.8	433.4
Adjusted SG&A as a % of Net Sales	20.9%	20.4%	20.0%	17.4%

	FY 16	FY 17	FY 18	FY 19
Earnings before income taxes (in millions)	$165.7	$273.3	$175.2	$73.1
Other items, net	(9.1)	(5.0)	(6.6)	(14.3)
Interest expense	54.3	53.1	98.4	226.0
Gain on sale of real estate	—	(16.9)	(4.6)	—
Restructuring	2.5	—	—	—
Spin Restructuring	5.8	(3.8)	—	—
Acquisition and integration costs (in SG&A, COGS and R&D)	18.1	5.1	63.1	142.1
Spin-Off (in SG&A and COGS)	10.4	—
Restructuring (in COGS)	2.4	—	—	—

Adjusted Operating Profit	250.1	305.8	325.5	426.9

A-2 Energizer Holdings, Inc. 2019 Proxy Statement

	FY 16	FY 17	FY 18	FY 19
Net Earnings (in millions)	$127.7	$201.5	$93.5	$64.7
Income tax provision	38.0	71.8	81.7	8.4

Earnings before taxes	$165.7	$273.3	$175.2	$73.1
Interest expense	54.3	53.1	98.4	226.0
Depreciation and Amortization	34.3	50.2	45.1	92.8

EBITDA	$254.3	$376.6	$318.7	$391.9
Restructuring	4.9	—	—	—
Spin-Off Costs	10.4	—	—	—
Spin-Off Restructuring	5.8	(3.8)	—	—
Gain on Sale of Real Estate	—	(16.9)	(4.6)	—
Acquisition and Integration Costs	10.0	8.4	42.7	122.8
Settlement loss on Pension Plan Terminations	—	—	14.1	3.7
Share-Based Payments	20.4	24.3	28.2	27.1

Adjusted EBITDA	$314.0	$388.6	$399.1	$545.5

	FY 2016	% Chg	FY 2017	% Chg	FY 2018	% Chg	FY 2019	% Chg
Net Sales — Prior Year (in millions)	$1,631.6		$1,634.2		$1,755.7		$1,797.7
Organic	49.8	3.1%	49.9	3.1%	22.5	1.3%	73.4	4.1%
Impact of Battery Acquisition	—	0.0%	—	0.0%	—	0.0%	338.9	18.9%
Impact of Auto Care Acquisition	—	0.0%	—	0.0%	—	0.0%	315.8	17.6%
Impact of Nu Finish Acquisition	—	0.0%	—	0.0%	2.3	0.1%	5.9	0.3%
Impact of 2016 Auto Care Acquisition	32.3	2.0%	83.1	5.1%	—	0.0%	—	0.0%
Change in Argentina Operations	(3.5)	-0.2%	2.6	0.2%	(1.9)	-0.1%	(4.5)	-0.3%
Change in Venezuela Operations	(8.5)	-0.5%	—	0.0%	—	0.0%	—	0.0%
International go to market	(14.7)	-0.9%	—	0.0%	—	0.0%	—	0.0%
Impact of Currency	(52.8)	-3.3%	(14.1)	-1.0%	19.1	1.1%	(32.7)	-1.8%

Net Sales — Current Year	$1,634.2	0.2%	$1,755.7	7.4%	$1,797.7	2.4%	$2,494.5	38.8%

Energizer Holdings, Inc. 2019 Proxy Statement A-3

OMNIBUS INCENTIVE PLAN

Energizer Holdings, Inc.

Omnibus Incentive Plan

I. General Provisions

A. Purpose of the Plan

The purpose of the Energizer Holdings, Inc. Omnibus Incentive Plan (the “Plan”) is to enhance the profitability and value of the Company for the benefit of its shareholders by providing for incentive compensation award opportunities to attract, retain and motivate officers, other key employees and non-employee directors who make important contributions to the success of the Company.

This Plan document is an omnibus document which includes, in addition to the Plan, separate sub-plans (“Sub Plans”) that permit offerings of grants to employees of certain foreign subsidiaries. Offerings under the Sub Plans may be made in particular locations outside the United States of America and shall comply with local laws applicable to offerings in such foreign jurisdictions. The Plan shall be a separate and independent plan from the Sub Plans, but the total number of shares of Stock authorized to be issued under the Plan applies in the aggregate to both the Plan and the Sub Plans.

The Plan replaces and supersedes the Energizer Holdings, Inc. Equity Incentive Plan (the “Prior Plan”) and is effective upon the date approved by the Company’s stockholders. Upon approval of the Plan by the Company’s stockholders, no new awards shall be made under the Prior Plan, although outstanding awards previously made under the Prior Plan shall continue to be governed by the terms of the Prior Plan. Shares of Common Stock that are (i) subject to outstanding awards under the Prior Plan that expire, are forfeited or otherwise terminate unexercised or (ii) available for award under the Prior Plan as of November 29, 2019, may be subjected to new Awards under the Plan, as provided in Section I.D.

B. Definitions of Terms as Used in the Plan

“Affiliate” shall mean any entity in an unbroken chain of entities beginning with the Company if, at the time of the granting of an Award, each of the entities other than the last entity in the unbroken chain owns stock (or beneficial ownership for non-corporate entities) possessing 50 percent or more of the total combined voting power of all classes of stock (or beneficial ownership for non-corporate entities) in one of the other entities in such chain.

“Award” shall mean an Option, a Stock Appreciation Right, a Cash Bonus Award, or any Other Stock Award granted under the terms of the Plan, which shall include such agreements, including but not limited to, non-competition provisions, as determined in the sole discretion of the Committee.

“Award Agreement” shall mean the written or electronic document(s) evidencing an Award granted under the Plan.

“Board” shall mean the Board of Directors of the Company.

“Cash Bonus Award” shall mean an Award of a cash bonus pursuant to Section V.

“Change of Control” shall mean either of the following, provided that the following constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” within the meaning of Code Section 409A:

(i) The acquisition by one person, or more than one person acting as a group, of ownership of stock (including Common Stock) of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control; or

(ii) A majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

(iii) The sale, transfer or other disposition of all or substantially all of the business or assets of the Company.

Energizer Holdings, Inc. 2019 Proxy Statement B-1

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.

“Committee” shall mean the Human Capital Committee of the Board, or any successor committee the Board may designate to administer the Plan, provided such Committee consists of two or more individuals. Each member of the Committee shall be (i) an “independent director” under the rules of the stock exchange on which the Company’s shares of Common Stock are listed, and (ii) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, or otherwise qualified to administer the Plan as contemplated by that Rule or any successor Rule under the Exchange Act.

“Common Stock” shall mean Energizer Holdings, Inc. $.01 par value Common Stock or common stock of the Company outstanding upon the reclassification of the Common Stock or any other class or series of common stock, including, without limitation, by means of any stock split, stock dividend, creation of targeted stock, spin-off or other distributions of stock in respect of stock, or any reverse stock split, or by reason of any recapitalization, merger or consolidation of the Company.

“Company” shall mean Energizer Holdings, Inc. a Missouri corporation, or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.

“Competition” shall mean, directly or indirectly, owning, managing, operating, controlling, being employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or rendering services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or its Affiliates is engaged or in which they have proposed to be engaged in and in which the recipient of an Award has been involved to any extent (on other than a de minimus basis) at any time during the previous one (1) year period, in any locale of any country in which the Company or its Affiliates conducts business. Competition shall not include owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.

“Corporate Officer” shall mean any President, Chief Executive Officer, Corporate Vice President, Controller, Secretary or Treasurer of the Company, and any other officers designated as corporate officers by the Board.

“Director” shall mean any member of the Board.

“Effective Date” shall mean the effective date of the Plan, as set forth in Section X.

“Employee” shall mean any person who is employed by the Company or an Affiliate, including Corporate Officers.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of the Common Stock shall mean the closing price as reported on the Composite Tape of the New York Stock Exchange, Inc. on the date that such Fair Market Value is to be determined, or if no shares were traded on the determination date, the immediately following next day on which the Common Stock is traded, or the fair market value as determined by any other method that may be required in order to comply with or to conform to the requirements of applicable laws or regulations.

“Incentive Stock Options” shall mean Options that qualify as such under Section 422 of the Code.

“Non-Qualified Stock Options” shall mean Options that do not qualify as Incentive Stock Options.

“Option” shall mean the right, granted under the Plan, to purchase a specified number of shares of Common Stock, at a fixed price for a specified period of time.

“Other Stock Award” shall mean any Award granted under Section IV of the Plan.

“Participant” shall mean any eligible individual who has been selected by the Committee to participate in the Plan and to receive an Award under the Plan.

B-2 Energizer Holdings, Inc. 2019 Proxy Statement

“Plan” shall mean this restated Energizer Holdings, Inc. Omnibus Incentive Plan.

“Prior Plan” shall have the meaning given to it in Section I.A of this Plan.

“Restricted Stock Award” shall mean an Award of shares of Common Stock on which are imposed restrictions on transferability or other shareholder rights, including, but not limited to, restrictions which subject such Award to a “substantial risk of forfeiture” as defined in Section 83 of the Code.

“Restricted Stock Unit” shall mean a right granted under the terms of the Plan to receive shares of Common Stock or cash equal to either (i) a set number of shares of Common Stock or (ii) a number of shares of Common Stock determined under a formula or other criteria, as of specified vesting and/or payment dates.

“Stock Appreciation Right” shall mean a right granted under the terms of the Plan to receive an amount equal to the excess of the Fair Market Value of one share of Common Stock as of the date of exercise of the Stock Appreciation Right over the price per share of Common Stock specified in the Award Agreement of which it is a part.

“Stock Bonus” shall mean an Award of shares of Common Stock granted under Section IV.D of the Plan.

“Termination for Cause” shall mean, a Participant’s termination of employment with the Company or an Affiliate because of the Participant’s willful engaging in gross misconduct that materially injures the Company (as determined in good faith by the Committee), or the Participant’s conviction of a felony or a plea of nolo contendere to such a crime, provided, however, that a Termination for Cause shall not include termination attributable to (i) poor work performance, bad judgment or negligence on the part of the Participant, (ii) an act or omission believed by the Participant in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the Participant to be lawful, or (iii) the good faith conduct of the Participant in connection with a Change of Control of the Company (including opposition to or support of such Change of Control).

“Termination for Good Reason” shall mean, unless in the case of a particular Award the applicable Award Agreement states otherwise, the Participant having “good reason” to terminate a Participant’s employment or service, as defined in any existing employment, consulting or any other agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or, in the absence of such an employment, consulting or other agreement, upon the occurrence, without a Participant’s prior express written consent, of any of the following circumstances (i) a material diminution in the Participant’s base compensation, (ii) a material diminution in the Participant’s authority, duties, or responsibilities, (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation), (iv) a material diminution in the budget over which the Participant retains authority, (v) a material change in the geographic location at which the Participant must perform the services, and (vi) any other action or inaction that constitutes a material breach by the Company or an Affiliate of the agreement under which the Participant provides services, provided the Participant provides written notice to the Company of the existence of the condition described in this section within 30 days of the initial existence of the condition, and provided further that the Company or an Affiliate does not remedy such condition within 30 days of receipt of such notice.

C. Scope of Plan and Eligibility

Any Employee selected by the Committee, any member of the Board, and consultants and advisors to the Company or an Affiliate selected by the Committee shall be eligible for any Award contemplated under the Plan.

D. Authorization and Reservation

1. Subject to Section IX.F, the aggregate number of shares of Common Stock available for grants of Awards under the Plan from and after the Effective Date shall not exceed the sum of (i) 6,500,000 shares of Common Stock plus, (ii) one (1) share of Common Stock for every one (1) share of Common Stock available for award under the Prior Plan as of the date November 29, 2019. The reserves may consist of authorized but unissued shares of Common Stock or of reacquired shares, or both. Awards other than Options and Stock Appreciation Rights will be counted against the reserve in a 2-to-1 ratio.

Energizer Holdings, Inc. 2019 Proxy Statement B-3

Any shares of Common Stock subject to an award under the Prior Plan and that expires, is forfeited, otherwise terminates, or is settled in cash, after the Effective Date, shall be added to the shares of Common Stock reserved for issuance under this Plan.

2. Other than with respect to Awards of Options or Stock Appreciation Rights, shares of Common Stock withheld by, or otherwise remitted to, the Company to satisfy an Employee’s tax withholding obligations with respect to Awards shall be deducted from the number of shares of Common Stock delivered to a Plan Participant pursuant to such Award for purposes of determining the number of shares of Common Stock acquired pursuant to the Plan. Notwithstanding any to the contrary contained herein, the following shares of Common Stock shall not be added to the shares of Common Stock authorized for grant under this Section I.D.2: (A) shares of Common Stock tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or, after November 29, 2019, an option under the Prior Plan, (B) shares of Common Stock tendered by the Participant or withheld by the Company to satisfy applicable tax withholding obligations with respect to Options or Stock Appreciation Rights, or after November 29, 2019, options or stock appreciation rights under the Prior Plan, (C) shares of Common Stock subject to a Stock Appreciation Rights, or after November 29, 2019, a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement or exercise thereof, and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after November 29, 2019, options under the Prior Plan.

3. The following will not be applied to the share limitations of subsection 1 above: (i) dividends or dividend equivalents paid in cash in connection with outstanding Awards, (ii) any shares of Common Stock subject to an Award under the Plan which Award is forfeited, cancelled, terminated, expires or lapses for any reason, (iii) shares of Common Stock and any Awards that are granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as a result of a merger, consolidation, spin-off or acquisition of the employing company with or by the Company, and (iv) Awards under the Plan which are payable in cash will not be counted against the reserve unless actual payment is made in shares of Common Stock instead of cash. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the share limitations of subsection 1.

4. No fractional shares of Common Stock may be issued under this Plan. Fractional shares of Common Stock will be rounded down to the nearest whole share of Common Stock.

5. No more than 6,500,000 shares of Common Stock may be granted as Incentive Stock Options under the Plan.

E. Grant of Awards and Administration of the Plan

1. The Committee (or, in the Board’s sole discretion or in the absence of the Committee, the Board) shall determine those Employees eligible to receive Awards and the amount, type and terms of each Award, subject to the provisions of the Plan. The Board shall determine the amount, type and terms of each Award to a Director in his or her capacity as a Director, subject to the provisions of the Plan. In making any determinations under the Plan, the Committee or the Board, as the case may be, shall be entitled to rely on reports, opinions or statements of officers or employees of the Company, as well as those of counsel, public accountants and other professional or expert persons. Any such report, opinions or statements may take into account Award grant practices, including the rate of grant of Awards and any performance criteria related to such awards, at publicly traded or privately held corporations that are similar to or are industry peers with the Company. All determinations, interpretations and other decisions under or with respect to the Plan or any Award by the Committee or the Board, as the case may be, shall be final, conclusive and binding upon all parties, including without limitation, the Company, any Participant, and any other person with rights to any Award under the Plan, and no member of the Board or the Committee shall be subject to individual liability with respect to the Plan.

2. The Committee (or, in the Board’s sole discretion or in the absence of the Committee, the Board) shall administer the Plan and, in connection therewith, it shall have full power and discretionary authority to: (i) construe and interpret the Plan, (ii) establish rules and regulations with respect to the Plan’s operations and Awards, (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Award, (v) determine whether and to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, cancelled, forfeited or suspended, (vi) determine whether, to what extent and under what circumstances the

B-4 Energizer Holdings, Inc. 2019 Proxy Statement

delivery of cash, shares of Common Stock, other securities, other Options, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (vii) accelerate the exercisability of any Option or Stock Appreciation Right and to remove any restriction on any Award, (viii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (ix) establish, amend, suspend, or waive such rules and regulations, (x) appoint such agents as it shall deem appropriate for the proper administration of the Plan, (xi) perform all other acts it believes reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Plan, to the extent permitted by applicable laws, and (xii) adopt sub-plans or establish special rules for grants to individuals outside the U.S. To the extent, however, that such construction and interpretation or establishment of rules and regulations relates to or affects any Awards granted to a Director in his or her capacity as a Director, the Board must ratify such construction, interpretation or establishment.

3. The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish, suspend or supersede the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however, caused, in the Committee. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable. Any authority granted to the Committee may also be exercised by the Board or another committee of the Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.

4. During the term of the Plan, (i) the aggregate number of shares of Common Stock that may be the subject of performance-based Awards that may be granted to a Participant during any one fiscal year may not exceed 1,000,000 or, in the event such Award is paid in cash, the equivalent cash value thereof on the date of vesting, and (ii) the aggregate number of shares of Common Stock that may be the subject of time-based Awards that may be granted to a Participant during any one fiscal year may not exceed 1,000,000 or, in the event such Award is paid in cash, the equivalent cash value thereof on the date of vesting. The maximum amount that can be paid to any Participant in any one fiscal year pursuant to a Cash Bonus Award shall be $10,000,000. The maximum number of shares with regard to which Options and Stock Appreciation Rights may be granted to any individual during any one fiscal year is 1,000,000. These amounts are subject to adjustment as provided in Section IX.F. below. Awards granted in a fiscal year but cancelled during that same year will continue to be applied against the annual limit for that year, despite cancellation. Awards granted under the Plan shall be evidenced in the manner prescribed by the Committee from time to time pursuant to an Award Agreement. The Committee may require that a recipient execute and deliver, through written or electronic means, his or her acceptance of the Award.

5. Other than Awards to Directors, Awards settled in shares of Common Stock shall have a minimum vesting or exercise schedule of not less than a one (1) year period, provided, that the Committee can grant Awards of up to 5% of the shares authorized under the Plan with a shorter vesting or exercise period. The foregoing limitations do not preclude Awards that vest or become exercisable earlier due to (i) circumstances such as death, retirement, or involuntary termination of employment, (ii) the achievement of performance objectives over a period of at least one (1) year, or (iii) a determination by the Company for regulatory or other considerations to provide an equity award in excess of that which would have been awarded to the individual under the cash equity policy in effect for the performance year.

II. Stock Options

A. Description

The Committee may grant Incentive Stock Options and/or Non-Qualified Stock Options to Employees eligible to receive Awards under the Plan. The Board may grant Non-Qualified Stock Options to Directors under the Plan.

Energizer Holdings, Inc. 2019 Proxy Statement B-5

B. Terms and Conditions

1. Each Option shall have such terms and conditions as the Committee, or in the case of Awards granted to Directors, the Board, may determine, subject to the provisions of the Plan.

2. The option price of shares of Common Stock subject to any Option shall not be less than the Fair Market Value of the Common Stock on the date that the Option is granted.

3. The Committee, or in the case of Awards granted to Directors, the Board, shall determine the vesting schedules and the terms, conditions and limitations governing exercisability of Options granted under the Plan. Unless accelerated in accordance with its terms, an Option may not be exercised until a period of at least one (1) year has elapsed from the date of grant, and the term of any Option granted hereunder shall not exceed ten years.

4. The purchase price of any shares of Common Stock pursuant to exercise of any Option must be paid in full upon such exercise. The payment shall be made in cash, in United States dollars, by tendering shares of Common Stock owned by the Participant (or the person exercising the Option), through Net Exercise or Swap Exercise, each as described below, or any other means approved by the Committee prior to the date such Option is exercised.

Subject to any additional tax withholding provided for in Section IX.I., any individual electing a “Net Exercise” of an Option shall receive upon such net exercise a number of shares of Common Stock equal to the aggregate number shares of Common Stock being purchased upon exercise less the number of shares of Common Stock having a Fair Market Value equal to the aggregate purchase price of the shares of Common Stock as to which the Non-Qualified Stock Option is being exercised.

Subject to any additional tax withholding provided for in Section IX.I., any individual electing a “Swap Exercise” shall pay the purchase price of the Option by tendering shares of Common Stock owned by such individual prior to exercising the Option with a Fair Market Value equal to the exercise of the Option.

5. The terms and conditions of any Incentive Stock Options granted hereunder shall be subject to and shall be designed to comply with, the provisions of Section 422 of the Code, and any other administrative procedures adopted by the Committee from time to time. Incentive Stock Options may not be granted to any person who is not an Employee at the time of grant. To the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year under all incentive stock option plans of the Company exceeds $100,000, the Options in excess of such limit shall be treated as Non-Qualified Stock Options. If, at the time an Incentive Stock Option is granted, the Employee recipient owns (after application of the rules contained in Section 424(d) of the Code, or its successor provision) shares of Common Stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, (a) the option price for such Incentive Stock Option shall be at least 110% of the Fair Market Value of the shares of Common Stock subject to such Incentive Stock Option on the date of grant and (b) such Option shall not be exercisable after the date five years from the date such Incentive Stock Option is granted. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one (1) year after the date the Participant acquired the Stock by exercising the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.

6. In no event shall dividends or dividend equivalents (whether paid in cash or shares of Common Stock) be paid with respect to any Award of Options.

B-6 Energizer Holdings, Inc. 2019 Proxy Statement

III. Stock Appreciation Rights

The Committee, or in the case of Awards granted to Directors, the Board, may, in its discretion, grant Stock Appreciation Rights to Participants. Subject to the provisions of the Plan, the Committee or Board in its sole discretion shall determine the terms and conditions of the Stock Appreciation Rights. Such terms and conditions shall be set forth in a written Award Agreement. Each Stock Appreciation Right shall entitle the holder thereof to elect, prior to its cancellation or termination, to exercise such unit or option and receive either cash or shares of Common Stock, or both, as the Committee or Board may determine, in an aggregate amount equal in value to the excess of the Fair Market Value of the Common Stock on the date of such election over the Fair Market Value on the date of grant of the Stock Appreciation Right; except that if an Option is amended to include Stock Appreciation Rights, the designated Fair Market Value in the applicable Award Agreement may be the Fair Market Value on the date that the Option was granted. The term of any Stock Appreciation Right granted hereunder shall not exceed ten years. The Committee or Board may provide that a Stock Appreciation Right may only be exercised on one or more specified dates. Stock Appreciation Rights may be granted on a “free-standing” basis or in conjunction with all or a portion of the shares of Common Stock covered by an Option. In addition to any other terms and conditions set forth in the Award Agreement, Stock Appreciation Rights shall be subject to the following terms: (i) Stock Appreciation Rights, unless accelerated in accordance with their terms, may not be exercised within the first year after the date of grant, (ii) the Committee or Board, as the case may be, may, in its sole discretion, disapprove an election to surrender any Stock Appreciation Right for cash in full or partial settlement thereof, provided that such disapproval shall not affect the recipient’s right to surrender the Stock Appreciation Right at a later date for shares of Common Stock or cash, and (iii) no Stock Appreciation Right may be exercised unless the holder thereof is at the time of exercise a Participant that has been in continuous service with the Company or any Affiliate since the date the Stock Appreciation Right was granted, except that the Committee or Board may permit the exercise of any Stock Appreciation Right for any period following the recipient’s termination of service or retirement or resignation from the Board, not in excess of the original term of the Award, on such terms and conditions as it shall deem appropriate and specify in the related Award Agreement.

In no event shall dividends or dividend equivalents (whether paid in cash or shares of Common Stock) be paid with respect to any Award of Stock Appreciation Rights.

IV. Other Stock Awards

In addition to Options, the Committee or, in the case of Awards granted to Directors, the Board, may grant Other Stock Awards to Participants payable in Common Stock or cash, upon such terms and conditions as the Committee or Board may determine, subject to the provisions of the Plan. Other Stock Awards may include, but are not limited to, the following types of Awards:

A. Restricted Stock Awards and Restricted Stock Units

1. The Committee or, in the case of Awards granted to a Director in his or her capacity as Director, the Board, may grant Restricted Stock Awards to Participants, each of which consists of a grant of shares of Common Stock subject to specified vesting conditions, or Restricted Stock Units, each of which is the right to receive shares of Common Stock or the cash equivalent (or combination of Common Stock and cash) following satisfaction of specified vesting conditions. The terms and conditions applicable to such an Award shall be set forth in an Award Agreement.

2. The shares of Common Stock granted will be restricted and may not be sold, pledged, transferred or otherwise disposed of until the lapse or release of restrictions in accordance with the terms of the Award Agreement and the Plan. Prior to the lapse or release of restrictions, all shares of Common Stock which are the subject of a Restricted Stock Award are subject to forfeiture in accordance with Section VII of the Plan. During the restricted period, Restricted Stock may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Stock Awards, the Committee may (i) cause a legend or legends to be placed on any certificates evidencing such Restricted Stock, and/or (ii) cause “stop transfer” instructions to be issued, as it deems necessary or appropriate. Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable, and

Energizer Holdings, Inc. 2019 Proxy Statement B-7

(B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth herein, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock.

3. Restricted Stock Units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares, as determined by the Committee and set forth in an Award Agreement. Any person who holds Restricted Stock Units shall have no ownership interest in the shares of Common Stock to which the Restricted Stock Units relate unless and until payment with respect to such Restricted Stock Units is actually made in shares of Common Stock. The payment date shall with respect to Restricted Stock Units be set forth in the applicable Award Agreement. Restricted Stock Units may not be sold, assigned or transferred during the restricted period.

4. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied and the Award is settled (as applicable). No interest shall be included in the calculation of such additional cash payment. In no event will dividends or dividend equivalents be paid with respect to any Award which does not vest and/or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on vested Restricted Stock Awards or Restricted Stock Units.

B. Stock Related Deferred Compensation

The Committee may, in its discretion, permit the deferral of payment of an Employee’s cash bonus, other cash compensation or an Award to a Participant under this Plan in the form of either Common Stock or Common Stock equivalents (with each such equivalent corresponding to a share of Common Stock), under such terms and conditions as the Committee may prescribe in the Award Agreement relating thereto or a separate election form made available to such Participant, including the terms of any deferred compensation plan under which such Common Stock equivalents may be granted. In addition, the Committee may, in any fiscal year, provide for an additional matching deferral to be credited to an Employee’s account under such deferred compensation plans. The Committee may also permit hypothetical account balances of other cash or mutual fund equivalents maintained pursuant to such deferred compensation plans to be converted, at the discretion of the participant, into the form of Common Stock equivalents, or to permit Common Stock equivalents to be converted into account balances of such other cash or mutual fund equivalents, upon the terms set forth in such plans as well as such other terms and conditions as the Committee may, in its discretion, determine. The Committee may, in its discretion, determine whether any deferral in the form of Common Stock equivalents, including deferrals under the terms of any deferred compensation plans of the Company, shall be paid on distribution in the form of cash or in shares of Common Stock. To the extent Code Section 409A is applicable, all actions pursuant to this Section IV must satisfy the requirements of Code Section 409A and the regulations and guidance thereunder, including but not limited to the following:

1. A Participant’s election to defer must be filed at such time as designated by the Committee, but in no event later than the December 31 preceding the first day of the calendar year in which the services are performed which relate to the compensation or Award being deferred. An election may not be revoked or modified after such December 31. However, notwithstanding the previous two sentences, if the compensation or Award is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right to the compensation or Award, the Committee may permit a Participant to file an election on or before the 30th day after the Participant obtains the legally binding right to the compensation or Award, provided that the election is filed at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.

2. A Participant’s election to defer must include the time and form of payment, within the parameters made available by the Committee, and such timing of payment must comply with the permitted payment events under Code Section 409A.

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C. Performance-Based Other Stock Awards

The payment under any Other Stock Award that the Committee or Board determines shall be a performance-based Award (hereinafter “Target Award”) shall be contingent upon the attainment of one or more pre-established performance goals established by the Committee in writing while the attainment of any performance-based goal under the granted Target Award remains substantially uncertain. Such performance goals may be based upon one or more performance-based criteria, including but not limited to: (i) earnings per share, net earnings per share or growth in such measures, (ii) revenue, net revenue, income, net income or growth in revenue or income (all either before or after taxes), (iii) return measures (including, but not limited to, return on assets, capital, investment, equity, revenue or sales), (iv) cash flow return on investments which equals net cash flows divided by owners’ equity, (v) controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division), (vi) operating earnings or net operating earnings, (vii) costs or cost control measures, (viii) share price (including, but not limited to, growth measures), (ix) total shareholder return (stock price appreciation plus dividends), (x) economic value added, (xi) EBITDA, (xii) operating margin or growth in operating margin, (xiii) market share or growth in market share, (xiv) cash flow, cash flow from operations, free cash flow, or growth in such measures, (xv) sales revenue or volume or growth in such measures, (xvi) gross margin or growth in gross margin, (xvii) productivity, (xviii) brand contribution, (xix) product quality, (xx) corporate value measures, (xxi) goals related to acquisitions, divestitures or customer satisfaction, (xxii) diversity, (xxiii) index comparisons, (xxiv) debt-to-equity or debt-to-stockholders’ equity ratio, (xxv) working capital, (xxvi) risk mitigation, (xxvii) sustainability and environmental impact, (xxviii) employee retention, (xxix) expense or expense control measures (including, but not limited to average unit cost, selling, general, and administrative expenses), and (xxx) any other objective or subjective criterion or criteria that the Committee or Board may select from time to time. Without limiting the Committee’s or Board’s authority to select any performance criteria as it deems appropriate, performance may be measured on an individual, corporate group, business unit, subsidiary, division, department, region, function, market, or consolidated basis and may be measured absolutely, relatively to the Company’s peers, or with a performance goal established by combining two or more of the preceding performance criteria (for example, free cash flow as a percentage of sales). In establishing the performance goals, the Committee or Board may provide that the performance goals will be adjusted to account for the effects of acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, issuances of any targeted stock, recapitalizations, warrants or rights issuances or combinations, exchanges or reclassifications with respect to any outstanding class or series of Common Stock, or a corporate transaction, such as any merger of the Company with another corporation, any consolidation of the Company and another corporation into another corporation, any separation of the Company or its business units (including a spinoff or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation by the Company, or sale of all or substantially all of the assets of the Company, or exclusion of non-consolidated subsidiaries, or measures intended to account for variations in the exchange rate between foreign currencies and budgeted exchange rates, or other extraordinary items, or any other event or circumstance the Committee or Board deems appropriate. Unless otherwise specifically provided by the Committee or Board when authorizing an Award, all performance-based criteria, including any adjustments described in the preceding sentence, shall be determined by applying U.S. generally accepted accounting principles, as reflected in the Company’s audited financial statements.

The Committee or Board, in its discretion, may adjust an earned Target Award. Before payments are made under a Target Award, the Committee or Board shall certify in writing that the performance goals justifying the payment under the Target Award have been met. In no event will dividends or dividend equivalents be paid with respect to any Award which does not vest and/or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on the vested portion of Target Awards for which the applicable performance goals are achieved.

D. Stock Bonus Awards

Subject to the minimum vesting requirements set forth in Section I.E.5, the Committee or Board may issue unrestricted Stock, or other Awards denominated in Stock, including and without limitation, fully-vested deferred stock units, under the Plan to Participants, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee or Board shall from time to time in its sole discretion determine. A Stock Bonus Award under the Plan shall be granted as, or in payment of, a bonus, or to provide incentives or recognize special achievements or contributions.

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V. Cash Bonus Awards

The Committee shall have the authority to make an Award of a cash bonus to any Participant. Any such Award may be subject to a performance period, performance goals or such other terms and conditions as the Committee may designate in the applicable Award Agreement.

VI. Director Compensation Limitation

Notwithstanding any provision in this Plan to the contrary, the maximum number of shares of Common Stock subject to Awards granted during a single calendar year to any non-employee Director, taken together with any cash fees paid during the calendar year to the non-employee Director in respect of such Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not have an aggregate Fair Market Value determined on the date on which the applicable Award is granted in excess of $1,000,000.

VII. Forfeiture of Awards

A. Forfeiture Events

Unless the Committee, or in the case of a Director, the Board, shall have determined otherwise in an Award Agreement, the recipient of any Award pursuant to the Plan shall forfeit the Award, to the extent not then payable or exercisable, upon the occurrence of any of the following events, subject to compliance with any applicable local laws:

1. The recipient is Terminated for Cause.

2. The recipient voluntarily terminates his or her employment, except as otherwise provided in the Award Agreement or the Participant’s Termination for Good Reason, as described in Section IX.G.

3. The recipient engages in Competition with the Company or any Affiliate.

4. The recipient engages in any activity or conduct contrary to the best interests of the Company or any Affiliate, including, but not limited to, conduct that breaches the recipient’s duty of loyalty to the Company or an Affiliate or that is materially injurious to the Company or an Affiliate, monetarily or otherwise. Such activity or conduct may include, without limitation: (i) disclosing or misusing any confidential information pertaining to the Company or an Affiliate, (ii) any attempt, directly or indirectly, to induce any Employee of the Company or any Affiliate to be employed or perform services elsewhere, or (iii) any direct or indirect attempt to solicit, or assist another employer in soliciting, the trade of any customer or supplier or prospective customer of the Company or any Affiliate. Notwithstanding the foregoing, nothing herein prohibits a recipient from (A) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, (B) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations, or (C) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange.

B. Additional/Waiver of Conditions

The Committee or the Board, as the case may be, may include in any Award Agreement any additional or different conditions of forfeiture it may deem appropriate, and may waive any condition of forfeiture stated above or in the Award Agreement.

C. Effect of Forfeiture

In the event of forfeiture, the recipient shall lose all rights in and to portions of the Award which are not vested or which are not exercisable. Except in the case of Restricted Stock Awards as to which restrictions have not lapsed and subject to Section IX.Q, this provision, however, shall not be invoked to require any recipient to transfer to the Company any Common Stock or cash already received under an Award.

D. Committee/Board Discretion

Such determinations as may be necessary for application of this Section, including any grant of authority to others to make determinations under this Section, shall be at the sole discretion of the Committee, or in the case of Awards granted to Directors, of the Board, and such determinations shall be conclusive and binding.

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VIII. Beneficiary Designation; Death of Awardee

A. Beneficiary Designation

If permitted by the Committee, an Award recipient may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the recipient, an Option or Stock Appreciation Right, or to receive, in such event, any other Awards. The Committee reserves the right to review and approve beneficiary designations and/or require that a particular form be used to be effective with respect to an Award. A recipient may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise. However, if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Option or Stock Appreciation Right, or to receive any other Award, the Committee may determine to recognize only an exercise by, or right to receive of, the legal representative of the recipient, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

B. Recipient’s Death

Upon the death of an Award recipient, the following rules shall apply:

1. An Option, to the extent exercisable on the date of the recipient’s death, may be exercised at any time within three years after the recipient’s death, but not after the expiration of the term of the Option. The Option may be exercised by the recipient’s designated beneficiary (to the extent there is a beneficiary designation on file which the Committee has allowed) or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution, or by the transferee of the Option in accordance with the provisions of Section IX.A.

2. In the case of any Stock Appreciation Right or any other Award, any shares of Common Stock or cash payable shall be determined as of the date of the recipient’s death, in accordance with the terms of the Award Agreement, and the Company shall issue such shares of Common Stock or pay such cash to the recipient’s designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

IX. Other Governing Provisions

A. Transferability

Except as otherwise provided herein, no Award shall be transferable other than by beneficiary designation, will or the laws of descent and distribution, and any right granted under an Award may be exercised during the lifetime of the holder thereof only by the Award recipient or by his/her guardian or legal representative; provided, however, that an Award recipient may be permitted, in the sole discretion of the Committee, to transfer to a member of such recipient’s immediate family, family trust or family partnership as defined by the Committee or its delegee, an Option, other than an Incentive Stock Option, subject to such terms and conditions as the Committee, in their sole discretion, shall determine.

B. Rights as a Shareholder

A recipient of an Award shall have no rights as a shareholder, with respect to any Awards or shares of Common Stock which may be issued in connection with an Award, until the issuance of a Common Stock certificate for such shares, and no adjustment other than as stated herein shall be made for dividends or other rights for which the record date is prior to the issuance of such Common Stock certificate. In addition, with respect to Restricted Stock Awards, recipients shall have only such rights as a shareholder as may be set forth in the terms of the Award Agreement. Notwithstanding the previous language in this Section IX.B, in no event will dividends or dividend equivalents be paid with respect to any Award which does not vest and/or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on the vested portion of Awards on or after the date such Awards, or portion thereof, vest.

C. General Conditions of Awards

No Employee, Director or other person shall have any rights with respect to the Plan, the shares of Common Stock reserved or in any Award, contingent or otherwise, until an Award Agreement shall have been delivered to the recipient and all of the terms, conditions and provisions of the Plan applicable to such recipient shall have been met.

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D. Reservation of Rights of Company

Neither the establishment of the Plan nor the granting of an Award shall confer upon any Employee any right to continue in the employ of the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time, provided in compliance with applicable local laws and individual employment contracts (if any). No Award shall be deemed to be salary or compensation for the purpose of computing benefits under any employee benefit, pension or retirement plans of the Company or any Affiliate, unless the Committee shall determine otherwise, applicable local law provides otherwise or the terms of such plan specifically include such compensation.

E. Acceleration

The Committee, or, with respect to any Awards granted to Directors, the Board, may, in its sole discretion, accelerate the vesting or date of exercise of any Awards except to the extent such acceleration will result in adverse tax consequences under Code Section 409A.

F. Effect of Certain Changes

In the event of any extraordinary dividend, stock split-up, stock dividend, spin-off, issuance of targeted stock, recapitalization, warrant or rights issuance, or combination, exchange or reclassification with respect to the Common Stock or any other class or series of common stock of the Company, or consolidation, merger or sale of all, or substantially all, of the assets of the Company, the Committee shall cause equitable adjustments to be made to the shares reserved under Section I.D. of the Plan and the limits on Awards set forth in Section I.E.4. of the Plan, and the Committee or Board shall cause such adjustments to be made to the terms of outstanding Awards to reflect such event and preserve the value of such Awards. Any such adjustments to a Non-Qualified Stock Option or a Stock Appreciation Right shall comply with the requirements of the regulations under Code Section 409A. If any such adjustment would result in a fractional share of Common Stock being issued or awarded under this Plan, such fractional share shall be disregarded.

G. Effect of Change of Control

1. If (i) within 12 months following a Change of Control or (ii) in contemplation of a Change of Control, a Participant’s employment or service with the Company or any Affiliate is terminated by the Company or an Affiliate without Cause or by the Participant for Good Reason, all Awards held by such Participant, irrespective of the vesting schedule, shall become fully vested and immediately exercisable and, if applicable, the restricted period shall end at the time of such termination.

2. In the event of a Change of Control, all incomplete performance periods in respect of such Award in effect on the date the Change of Control occurs shall end on the date of such change, and the Committee shall (A) determine the extent to which performance goals with respect to each such Award have been met based upon such audited or unaudited financial information then available as it deems relevant, (B) cause to be paid to the applicable Participant partial or full Awards with respect to performance goals for each such Award based upon the Committee’s determination of the degree of attainment of performance goals, and (C) cause the Award, if previously deferred, to be settled in full as soon as possible.

3. In the event of a Change of Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding vested Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such vested Awards based upon the price per share of Common Stock received or to be received by other stockholders of the Company in the event.

4. In the event of a Change of Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change of Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Common Stock shall be deemed assumed if, following the Change of Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Common Stock subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change of Control was entitled (and if holders were offered a choice of consideration, the type of

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consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Common Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Common Stock pursuant to the Change of Control. Any Award or portion thereof which is not assumed, continued or substituted as provided herein by the Acquiror in connection with the Change of Control, irrespective of the vesting schedule, shall become fully vested and immediately exercisable and, if applicable, the restricted period shall end as of the time of consummation of the Change of Control.

5. In the event any payment(s) or the value of any benefit(s) received or to be received by a Participant in connection with or contingent upon a Change of Control (whether received or to be received pursuant to the terms of the Plan or any Award Agreement or of any other plan, arrangement or agreement of the Company, its successors, any person whose actions result in a Change of Control, or any person affiliated with any of them (or which, as a result of the completion of the transaction(s) causing a Change of Control, will become affiliated with any of them) (collectively, the “Payments”)), are determined, under the provisions of this subsection to be subject to an excise tax imposed by Code Section 4999 (any such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), as determined in this subsection, then the Company shall reduce the aggregate amount of the Payments payable to the Participant such that no Excise Tax shall be payable by the Participant and the Payments shall not cease to be deductible by the Company by reason of Code Section 280G (or any successor provision thereto). Notwithstanding the foregoing, the Company shall not reduce the aggregate amount of the Payments payable to the Participant pursuant to the foregoing sentence if the After-Tax Amount (as defined below) of the unreduced Payments is greater than the After-Tax Amount that would have been paid had the Payments been reduced pursuant to the foregoing sentence. For purposes of this Agreement “After-Tax Amount” means the portion of a specified amount that would remain after payment of all Excise Taxes (if any), income taxes, payroll and withholding taxes, and other applicable taxes paid or payable by Participant in respect of such specified amount.

If there is a determination that the Payments payable to Participant must be reduced pursuant to the immediately preceding paragraph, the Company shall promptly give Participant notice to that effect and a copy of the detailed calculation thereof and of the amount to be reduced. The Participant may then elect which and how much the Payments shall be eliminated or reduced as long as (i) the first such Payments to be reduced are not considered “deferred compensation” within the meaning of Code Section 409A (if any), (ii) if Payments described in clause (i) are exhausted and additional reductions are necessary, any cash Payments are reduced next, and (iii) after such election the aggregate present value of the Payments equals the largest amount that would both (A) not cause any Excise Tax to be payable by the Participant, and (B) not cause any Payments to become nondeductible by the Company by reason of Code Section 280G (or any successor provision thereto). The Participant shall advice the Company in writing of the Participant’s election within ten (10) days of the Participant’s receipt of such notice from the Company. Notwithstanding the foregoing, if no election is made by the Participant within the ten-day period, the Company may elect which and how much of the Payments shall be eliminated or reduced as long (1) the first such payments to be reduced are not considered “deferred compensation” within the meaning of Code Section 409A (if any), (2) if Payments described in clause (1) are exhausted and additional reductions are necessary, any cash Payments are reduced next, and (3) after such election the aggregate present value of the Payments equals the largest amount that would both (A) not cause any Excise Tax to be payable by the Participant, and (B) not cause any Payments to become nondeductible by the Company by reason of Code Section 280G (or any successor provision thereto). For purposes of this paragraph, present value shall be determined in accordance with Code Section 280G(d)(4).

All determinations required to be made under this subsection, including whether the aggregate amount of Payments shall be reduced, and the assumptions to be utilized in arriving at such determinations, shall be made by the certified public accountants regularly employed by the Company immediately prior to the Change of Control transaction (“Accounting Firm”). Any determination by the Accounting Firm shall be binding upon the Company and Participant and shall be made within sixty (60) days immediately following the event constituting the Change of Control transaction. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Payments as are then due to the Participant under this Plan and applicable Award Agreement.

At the time of the initial determination by the Accounting Firm, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each

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case, consistent with the calculation hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be treated for all purposes as a loan ab initio to the Participant which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Code Section 7872(f)(2); provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent (i) such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Section 1 and Code Section 4999 or generate a refund of such taxes or (ii) the Participant is subject to the prohibition on personal loans under Section 402 of the Sarbanes-Oxley Act of 2002. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Code Section 7872(f)(2).

6. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

H. Repricing

Without the prior approval of the Company’s shareholders, the Company will not affect a “repricing” (as defined below) of any Options, Stock Appreciation Right, or Other Stock Awards granted under the terms of the Plan. For purposes of the immediately preceding sentence, a “repricing” shall be deemed to mean any of the following actions or any other action having the same effect: (i) the lowering of the purchase price of an Option, Stock Appreciation Right, or Other Stock Award after it is granted, (ii) the cancelling of an Option, Stock Appreciation Right, or Other Stock Award in exchange for another Option, Stock Appreciation Right, or Other Stock Award at a time when the purchase price of the cancelled Option, Stock Appreciation Right, or Other Stock Award exceeds the Fair Market Value of the underlying Common Stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction), (iii) the purchase of an Option, Stock Appreciation Right, or Other Stock Award for cash or other consideration at a time when the purchase price of the purchased Option, Stock Appreciation Right, or Other Stock Award exceeds the Fair Market Value of the underlying Common Stock (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate action), or (iv) an action that is treated as a repricing under generally accepted accounting principles.

I. Withholding of Taxes

The Company and its Affiliates shall satisfy any federal, state, foreign or local income tax, social insurance contributions, payment on account or other withholding obligations (“Tax Withholdings”) resulting from recipients’ participation in the Plan by any of the following means as determined by the Committee, in its discretion: (i) by reducing the number of shares of Common Stock otherwise payable under such Awards to the extent the Awards are settled in shares, (ii) by withholding from recipient’s salary, compensation or other payments made to him or her, (iii) by requiring recipient to make a cash payment to the Company or one of its Affiliates in advance of receiving shares or cash pursuant to the Award, (iv) withholding from the cash settlement to the extent the Award is settled in cash, (v) selling shares of Common Stock on the market either through a cashless exercise transaction or other sale on the market, or (vi) any other means set forth in the Award Agreement.

In the event that the number of shares of Common Stock otherwise payable are reduced in satisfaction of tax obligations, such number of shares shall be calculated by reference to the Fair Market Value of the Common Stock on the date that such taxes are determined.

With respect to Corporate Officers, Directors or other recipients subject to Section 16(b) of the Exchange Act, the Committee, or, with respect to Awards granted to Directors, the Board, may impose such other conditions on the recipient’s election as it deems necessary or appropriate in order to exempt such withholding from the penalties set forth in said Section.

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J. No Warranty of Tax Effect

No opinion is expressed nor warranties made as to the tax effects under federal, foreign, state or local laws or regulations of any Award granted under the Plan. Regardless of whether Awards are intended to qualify for favorable tax treatment, the Company does not warrant or represent that such treatment will be available.

K. Amendment and Termination of Plan

Except as otherwise provided in this Section IX.K, the Board may, from time to time, amend, suspend or terminate the Plan in whole or in part, and if terminated, may reinstate any or all of the provisions of the Plan, except that (i) no amendment, suspension or termination may apply to the terms of any outstanding Award (contingent or otherwise) granted prior to the effective date of such amendment, suspension or termination, in a manner which would reasonably be considered to be adverse to the recipient, without the recipient’s consent, (ii) except as provided in Section IX.F., no amendment may be made to increase the number of shares of Common Stock reserved under Section I.D. of the Plan, (iii) except as provided in Section IX.F., no amendment may be made to increase the limitations set forth in Section I.E.4. of the Plan, and (iv) no amendment that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Common Stock may then be listed or quoted shall be made without obtaining such stockholder approval.

To the extent a portion of the Plan is subject to Code Section 409A, the Board may terminate the Plan, and distribute all vested accrued benefits, without consent from affected Award recipients, subject to the restrictions set forth in Treasury Regulation §1.409A-3(j)(4). A termination of any portion of the Plan that is subject to Code Section 409A must comply with the provisions of Code Section 409A and the regulations and guidance promulgated thereunder, including, but not limited to, restrictions on the timing of final distributions and the adoption of future deferred compensation arrangements.

L. Construction of Plan

The place of administration of the Plan shall be in the State of Missouri and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof.

M. Choice of Law/Venue

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Missouri without giving effect to its choice of law provisions. Any legal action against the Plan, the Company, an Affiliate, or the Committee may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.

N. Unfunded Nature of Plan

The Plan, insofar as it provides for cash payments, shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations which may be created by the terms of any Award Agreement entered into pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

O. Successors

All obligations of the Company under the Plan, with respect to any Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

P. Code Section 409A

It is intended that any amounts payable under this Plan shall either be exempt from or comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject a Participant to payment of any interest or additional tax imposed under Code Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax, penalty or interest imposed by Code Section 409A, this Plan shall be

Energizer Holdings, Inc. 2019 Proxy Statement B-15

modified to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Participant. In no event shall the Company, any member of the Board, or any employee, agent or other service provider have any liability to any Participant for any tax, fine or penalty associated with any failure to comply with the requirements of Code Section 409A.

To the extent a payment or benefit is nonqualified deferred compensation subject to Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan or any Award Agreement providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan and any Award Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If a Participant is deemed on the date of a separation from service (within the meaning of Code Section 409A) to be a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Code Section 409A), then with regard to any payment or the provision of any benefit that is “nonqualified deferred compensation” within the meaning of Code Section 409A and which is paid as a result of the Participant’s “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to this Plan or any Award Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan or any Award Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

Q. Clawback and Non-Competition

Notwithstanding any other provisions of this Plan, any Award will be subject to such deductions and clawback as may be required to be made pursuant to any law, government regulation or stock exchange listing requirement, or any policy adopted by the Company. In addition and notwithstanding any other provisions of this Plan, any Award shall be subject to such non-competition provisions under the terms of the Award Agreement or any other agreement or policy adopted by the Company, including, without limitation, any such terms providing for immediate termination and forfeiture of an Award if and when the recipient becomes an employee, agent or principal of an entity engaging in Competition with the Company.

R. Hedging and Pledging

Notwithstanding any other provisions of this Plan, an Award will be subject to any Company policy that the Company may adopt and/or amend from time to time regarding the hedging or pledging (or any similar transaction) of Company securities.

S. Sub-Plans

The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

T. Non-Uniform Treatment

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments and to enter into non-uniform and selective Award Agreements.

B-16 Energizer Holdings, Inc. 2019 Proxy Statement

U. Employees Employed in Foreign Jurisdictions

In order to enable participants who are foreign nationals or employed outside the United States, or both, to receive Awards under the Plan, the Committee may adopt such amendments, administrative policies, sub-plans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan and achieve favorable tax treatment or facilitate compliance under the laws of the applicable foreign jurisdiction without otherwise violating the terms of the Plan. Therefore, to the extent the Committee determines that the restrictions imposed by this Plan preclude the achievement of material purposes of the Awards in jurisdictions outside of the United States, the Committee has the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

V. Substitute Awards

Awards may be granted under this Plan from time to time in substitution for Awards held by employees of other corporations who are about to become Employees, or whose employer is about to become an Affiliate, as the result of a merger or consolidation of the Company or an Affiliate with another corporation, the acquisition by the Company or an Affiliate of all or substantially all the assets of another corporation or the acquisition by the Company or an Affiliate of at least 50% of the issued and outstanding stock of another corporation. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board or Committee, as applicable, at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the Awards in substitution for which they are granted, but with respect to Awards which are Incentive Stock Options, no such variation shall be permitted which affects the status of any such substitute option as an Incentive Stock Option. Notwithstanding the foregoing, in no event shall such substitution occur to the extent such substitution would cause a violation of Code Section 409A.

W. Whistleblower Provisions

Nothing contained herein prohibits the Participant from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations, or (iii) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange.

X. Effective Date and Term

Subject to the approval of the Company shareholders, this Plan shall be effective November 11, 2019. Upon termination, any balances in the reserve established under Section I.D. shall be cancelled, and no Awards shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary, to complete all of the Company’s obligations under outstanding Awards or to conclude the administration of the Plan.

The Plan shall remain in effect until the earliest of (i) the date no additional shares of Common Stock are available for issuance under the Plan, (ii) the date the Plan has been terminated in accordance with Article IX.K, or (iii) the close of business on November 10, 2029, at which time it shall terminate. Upon termination, any balances in the reserve established under Section I.D. shall be cancelled, and no Awards shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary, to complete all of the Company’s obligations under outstanding Awards or to conclude the administration of the Plan.

***

As adopted by the Board of Directors of

Energizer Holdings, Inc. as of November 11, 2019

Energizer Holdings, Inc. 2019 Proxy Statement B-17

Energizer Holdings, Inc.

533 Maryville University Drive
St. Louis, MO 63141
(314) 985-2000
www.energizerholdings.com

Energizer Holdings, Inc.

© 2019 Energizer. Energizer, the Energizer Bunny design, Eveready and other marks included in this annual report are trademarks of Energizer Brands, LLC and related subsidiaries.

ENERGIZER HOLDINGS, INC.

533 MARYVILLE UNIVERSITY DRIVE

SAINT LOUIS, MO 63141

ATTN: HANNAH KIM

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information Vote by 11:59 p.m. Eastern Time on January 26, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 26, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E87278-P31125                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENERGIZER HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors:

	Nominees:		For	Against	Abstain

	1a.	Carlos Abrams-Rivera	☐	☐	☐

	1b.	Bill G. Armstrong	☐	☐	☐

	1c.	Cynthia J. Brinkley	☐	☐	☐

	1d.	Rebecca Frankiewicz	☐	☐	☐

	1e.	Alan R. Hoskins	☐	☐	☐

	1f.	Kevin J. Hunt	☐	☐	☐

	1g.	James C. Johnson	☐	☐	☐

	1h.	John E. Klein	☐	☐	☐

	1i.	Patrick J. Moore	☐	☐	☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

		For	Against	Abstain
	1j. Nneka L. Rimmer	☐	☐	☐

	1k. Robert V. Vitale	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2020.	☐	☐	☐

3.	Advisory, non-binding vote on executive compensation.	☐	☐	☐

4.	Approval of Omnibus Incentive Plan.	☐	☐	☐

NOTE: To act upon such other matters as may properly come before the meeting.

Signature (Joint Owners)	Date

2020 ANNUAL SHAREHOLDERS’ MEETING ADMISSION TICKET

ENERGIZER HOLDINGS, INC.

2020 ANNUAL SHAREHOLDERS’ MEETING

January 27, 2020

8:00 a.m. Central Time

Energizer’s Global Headquarters

533 Maryville University Drive

St. Louis, Missouri 63141

Please present this ticket and photo identification for admittance to the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders’ Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E87279-P31125

ENERGIZER HOLDINGS, INC.

Annual Shareholders’ Meeting

January 27, 2020, 8:00 AM Central Time

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) A. Hoskins and H. Kim, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ENERGIZER HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Shareholders’ Meeting to be held at 8:00 AM, Central Time on January 27, 2020, at Energizer’s Global Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side